                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          GREENSTONE INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):


/ /        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) or
           Schedule 14A.
/ /        $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(1)(3).
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
           (1)        Title of each class of securities to which transaction applies:
                      Common Stock, Series E Preferred Stock
                      ----------------------------------------------------------------------------------
           (2)        Aggregate number of securities to which transaction applies:
                      6,807,280 common stock equivalents
                      ----------------------------------------------------------------------------------
           (3)        Per unit price or other underlying value of Transaction computed pursuant to
                      Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                      $5.25 per common stock equivalent share of registrant outstanding, based on
                      6,807,280 common stock equivalents.
           (4)        Proposed maximum aggregate value of transaction:
                      $35,738,220
                      ----------------------------------------------------------------------------------
           (5)        Total fee paid:
                      $7,147.64
                      ----------------------------------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.
           (1)        Amount Previously Paid:
                      ----------------------------------------------------------------------------------
           (2)        Form, Schedule or Registration Statement No.:
                      ----------------------------------------------------------------------------------
           (3)        Filing Party:
                      ----------------------------------------------------------------------------------
           (4)        Date Filed:
                      ----------------------------------------------------------------------------------

GreenStone Industries, Inc.
6500 Rock Spring Drive, Suite 400
Bethesda, Maryland 20817



                                                               November 15, 1996


To the Stockholders of GREENSTONE INDUSTRIES, INC.:


    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of GreenStone Industries, Inc. (the "Company") to be held at 10:00 a.m. on December 20, 1996, at The Bethesda Marriott Suites, located at 6711 Democracy Blvd., Bethesda, Maryland 20817.


    As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization and Merger dated as of October 28, 1996 (the "Merger Agreement"), among Louisiana-Pacific Corporation ("L-P"), GSLP Merger Corp., a wholly-owned subsidiary of L-P (the "Surviving Corp."), and the Company, pursuant to which the Company will be merged with and into the Surviving Corp. (the "Merger") and each outstanding share of common stock of the Company ("Common Stock") will be converted into the right to receive $5.25 in cash.


    L-P and the Company have agreed that certain members of the Company's management and other founding stockholders will receive restricted L-P common stock rather than cash in the Merger, as described in detail in the accompanying Proxy Statement. L-P and the Company have also agreed that certain members of the Company's management will enter into non-compete and three year employment agreements with L-P effective at the closing of the Merger.


    Your Board of Directors and a special committee of two outside directors appointed to represent the interests of the holders of the Common Stock (the "Independent Committee") have determined that the Merger is in the best interests of the Company and fair to those holders of its Common Stock who will receive cash for their shares (which class of stockholders is defined as and referred to throughout this letter and accompanying Proxy Statement as the "Common Stockholders") and have approved the Merger Agreement and the Merger by unanimous vote. Anchor Financial Group LLC, the Independent Committee's financial advisor, has advised the Independent Committee and the Board of Directors that, in its opinion, based on certain assumptions, the Merger is fair, from a financial point of view, to the Common Stockholders. THE BOARD AND THE INDEPENDENT COMMITTEE RECOMMEND THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


    Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by (i) the affirmative vote of the holders of at least a majority of all outstanding shares of Common Stock and
(ii) the holders of at least a majority of the outstanding shares of Common Stock held by the Common Stockholders, as defined above. Only holders of Common Stock of record at the close of business on November 15, 1996, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Subject to satisfaction or waiver of these conditions, the Company expects the Merger to be completed in the first week of January 1997.



    As of November 1, 1996, the directors and executive officers of the Company beneficially owned, in the aggregate 2,283,461 shares of Common Stock, representing approximately 30.4% of such shares outstanding. All directors (other than members of the Independent Committee) and executive officers of the Company have agreed to exchange such Common Stock for Series E Preferred Stock ("Series E Stock") immediately prior to the Merger in order to facilitate their receipt of L-P Common Stock in lieu of cash upon closing of the Merger.


    If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement, and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law, will be entitled to statutory appraisal rights.

    You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement.

    IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WOULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Please do not send in your stock certificates at this time. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose promptly thereafter.

                                          Sincerely,
                                          ERIC M. OGANESOFF
                                          Chairman of the Board and
                                          Chief Executive Officer

                          GREENSTONE INDUSTRIES, INC.
                       6500 ROCK SPRING DRIVE, SUITE 400
                               BETHESDA, MD 20817


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of GreenStone Industries, Inc. (the "Special Meeting") will be held on December 20, 1996 at 10:00 a.m. at The Bethesda Marriott Suites, located at 6711 Democracy Blvd., Bethesda, Maryland 20817, for the following purposes:



        (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization and Merger, dated as of October 28, 1996 (the "Merger Agreement"), among Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), GSLP Merger Corp., a Delaware corporation and a wholly-owned subsidiary of L-P (the "Surviving Corp."), and GreenStone Industries, Inc., a Delaware corporation (the "Company"). A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix
    A. As more fully described in the Proxy Statement, the Merger Agreement provides that: (A) the Company would be merged with and into the Surviving Corp. (the "Merger"); (B) each outstanding share of common stock, par value $.001 per share (the "Common Stock"), of the Company (except shares held by stockholders who exercise their appraisal rights under Delaware law) would be converted into the right to receive $5.25 in cash; and (C) each of approximately 3,115,000 outstanding shares of Series E Preferred Stock ("Series E Stock") will be converted into restricted L-P common stock on the basis of 0.1875 L-P shares for each share of Series E Stock, subject to certain adjustments.


        (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on November 15, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

    The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

    In the event that there are not sufficient votes to approve and adopt the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

    If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement, and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

                                          By Order of the Board of Directors
                                          ERIC M. OGANESOFF
                                          Chairman of the Board


Bethesda, MD
November 15, 1996

    THE BOARD AND THE INDEPENDENT COMMITTEE RECOMMEND THAT COMMON STOCKHOLDERS (AS HEREINAFTER DEFINED) VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    THE AFFIRMATIVE VOTE OF HOLDERS OF (I) A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, AND (II) A MAJORITY OF THE OUTSTANDING SHARES HELD BY PERSONS WHO WILL NOT EXCHANGE THEIR SHARES OF COMMON STOCK FOR SERIES E STOCK (WHICH CLASS OF STOCKHOLDERS IS DEFINED AS AND REFERRED TO THROUGHOUT THE PROXY STATEMENT AS THE "COMMON STOCKHOLDERS"), IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. ALL PROSPECTIVE HOLDERS OF SERIES E STOCK HAVE AGREED TO VOTE THEIR SHARES FOR THE MERGER. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                          GREENSTONE INDUSTRIES, INC.
                       6500 ROCK SPRING DRIVE, SUITE 400
                               BETHESDA, MD 20817
                            ------------------------

                                PROXY STATEMENT
                            ------------------------


                        SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 20, 1996

                            ------------------------


    This Proxy Statement is being furnished to the holders of Common Stock, par value $.001 per share (the "Common Stock") of GreenStone Industries, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Stockholders to be held on December 20, 1996, at 10:00 a.m. at The Bethesda Marriott Suites, located at 6711 Democracy Blvd., Bethesda, MD 20817, and at any adjournments or postponements thereof (the "Special Meeting"). The Board has fixed the close of business on November 15, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.


    At the Special Meeting, the holders of Common Stock will (i) consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization and Merger dated as of October 28, 1996 (the "Merger Agreement"), among Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), GSLP Merger Corp., a Delaware corporation and a wholly-owned subsidiary of L-P (the "Surviving Corp."), and the Company; and (ii) transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


    A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein (i) the Company would be merged with and into Surviving Corp. (the "Merger"), (ii) each outstanding share of Common Stock (except shares held by stockholders who exercise their appraisal rights under Delaware law) would be converted into the right to receive $5.25 in cash; and
(iii) each of approximately 3,115,000 outstanding shares of Series E Preferred Stock ("Series E Stock") will be converted into restricted L-P common stock on the basis of 0.1875 L-P shares for each share of Series E Stock, subject to certain adjustments to be provided by L-P. All of the Company's executive officers and directors (other than the two members of the Independent Committee) along with several of the Company's founding stockholders, will exchange their shares of the Company's Common Stock for an equal number of shares of the Company's Series E Stock immediately prior to closing of the Merger.


    An independent committee of two outside directors (the "Independent Committee") and the Board of Directors of the Company have approved the Merger Agreement and the Merger, having determined that the acquisition of the Company pursuant to the Merger Agreement is in the best interests of the Company and fair to its Common Stockholders.

    THE BOARD AND THE INDEPENDENT COMMITTEE RECOMMEND THAT COMMON STOCKHOLDERS (AS HEREINAFTER DEFINED) VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


    THE AFFIRMATIVE VOTE OF HOLDERS OF (I) A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, AND (II) A MAJORITY OF THE OUTSTANDING SHARES HELD BY PERSONS WHO WILL NOT EXCHANGE THEIR SHARES OF COMMON STOCK FOR SERIES E STOCK (WHICH CLASS OF STOCKHOLDERS IS DEFINED AS AND REFERRED TO THROUGHOUT THIS PROXY STATEMENT AS THE "COMMON STOCKHOLDERS") IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. ALL PROSPECTIVE HOLDERS OF SERIES E STOCK HAVE AGREED TO VOTE THEIR SHARES FOR THE MERGER. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY

STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

    Stockholders are urged to read and consider carefully the information contained in this Proxy Statement.


    The Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being mailed to stockholders on or about November 18, 1996.

                            ------------------------

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
                            ------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


               The date of this Proxy Statement is November 15, 1996.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                            -----------
AVAILABLE INFORMATION.....................................................................................           5

SUMMARY...................................................................................................           6
  THE PARTIES.............................................................................................           6
  THE SPECIAL MEETING.....................................................................................           6
  APPRAISAL RIGHTS........................................................................................           7
  SOLICITATION OF PROXIES.................................................................................           7
  RECOMMENDATION OF THE BOARD AND INDEPENDENT COMMITTEE...................................................           7
  OPINION OF FINANCIAL ADVISOR............................................................................           8
  INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION.........................................................           8
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................................................           8
  REGULATORY APPROVALS....................................................................................           8
  SOURCE AND AMOUNT OF FUNDS..............................................................................           9
  THE MERGER AGREEMENT....................................................................................           9
  TERMINATION.............................................................................................          11
  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS..........................................          11
  MARKET PRICE AND DIVIDEND INFORMATION...................................................................          11

THE SPECIAL MEETING.......................................................................................          12
  MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING.........................................................          12
  RECORD DATE AND VOTING..................................................................................          12
  VOTE REQUIRED; REVOCABILITY OF PROXIES..................................................................          13
  APPRAISAL RIGHTS........................................................................................          13
  SOLICITATION OF PROXIES.................................................................................          16

THE COMPANY...............................................................................................          16

LOUISIANA-PACIFIC CORPORATION.............................................................................          16

SPECIAL FACTORS...........................................................................................          17
  BACKGROUND OF THE TRANSACTION...........................................................................          17
  PURPOSE OF THE TRANSACTION..............................................................................          19
  REASONS FOR THE TRANSACTION.............................................................................          19
  OPINION OF FINANCIAL ADVISOR............................................................................          21
  INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION.........................................................          25
    OFFICERS OF THE COMPANY...............................................................................          25
    EMPLOYEE STOCK OPTIONS................................................................................          25
    EXCHANGE OF COMMON STOCK FOR SERIES E STOCK...........................................................          25
    EMPLOYMENT AND COMPENSATION ARRANGEMENTS..............................................................          25
    RESTRICTED PERFORMANCE SHARES REQUIREMENTS............................................................          27
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................................................          27
    COMMON STOCKHOLDERS...................................................................................          27
    SERIES E STOCKHOLDERS.................................................................................          27
  ANTICIPATED ACCOUNTING TREATMENT........................................................................          28
  REGULATORY APPROVALS....................................................................................          28
  SOURCE AND AMOUNT OF FUNDS..............................................................................          29

THE MERGER AGREEMENT......................................................................................          30
  EFFECTIVE TIME..........................................................................................          30
  THE MERGER..............................................................................................          30

                                                                                                               PAGE
                                                                                                            -----------
  REPRESENTATIONS AND WARRANTIES..........................................................................          33
  CONDUCT OF THE BUSINESS PENDING THE MERGER..............................................................          34
  OTHER AGREEMENTS OF THE COMPANY, L-P AND SURVIVING CORP.................................................          35
  INDEMNIFICATION.........................................................................................          37
  CONDITIONS TO THE MERGER................................................................................          38
  TERMINATION.............................................................................................          39
  EXPENSES................................................................................................          40
  AMENDMENT; WAIVER.......................................................................................          40
  BREAKUP FEES............................................................................................          40

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS..........................................          42

MARKET PRICE AND DIVIDEND INFORMATION.....................................................................          43

CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY AFTER THE MERGER.................................          43

INDEPENDENT PUBLIC ACCOUNTANTS............................................................................          43

STOCKHOLDER PROPOSALS.....................................................................................          44

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................          44

APPENDICES

APPENDIX A-- AGREEMENT AND PLAN OF REORGANIZATION.........................................................         A-1

APPENDIX B-- FORM OF FAIRNESS OPINION OF ANCHOR FINANCIAL GROUP, L.L.C....................................         B-1

APPENDIX C-- SECTION 262 OF DELAWARE GENERAL CORPORATION LAW..............................................         C-1

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549; 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval system. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."



    This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to GreenStone Industries, Inc., 6500 Rock Spring Drive, Suite 400, Bethesda, MD 20817, telephone (301) 564-5900. In order to ensure delivery of documents prior to the Special Meeting, requests therefor should be made no later than December 13, 1996.


    All information contained in this Proxy Statement concerning L-P and its subsidiaries, including Surviving Corp., has been supplied by L-P and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR L-P SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF MATERIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT OR IN THE DOCUMENTS ATTACHED AS APPENDICES HERETO.

THE PARTIES

    THE COMPANY.


    The Company was established in 1993, under the laws of the state of Delaware, to acquire companies that manufacture cellulose insulation and specialty fibers from recycled paper and significantly expand the markets for these products. Simultaneously with its initial public offering on July 28, 1994 (the "IPO"), the Company acquired the operations of United Fibers and Parco, Inc., which provided production facilities in Norfolk, Nebraska, Phoenix, Arizona and Portland, Oregon. During the fourth quarter of 1994, the Company acquired American Environmental Products, Inc. of Elkwood, Virginia ("AEP") and Southern Cellulose, Inc. of Atlanta, Georgia. In February of 1995, the Company acquired All-Seal Insulation, Inc. ("All Seal") of Fort Wayne, Indiana and in July of 1995, the Company acquired Steven A. Moore Enterprises, Inc. dba Pacific Rim Recycling of Benicia, California ("Pacific Rim Recycling"), a recycling business. In October of 1995, the Company purchased substantially all the assets of Fiberwood Incorporated of Sacramento, California. Other than Pacific Rim Recycling, each of the foregoing businesses is engaged in the manufacture of cellulose fiber products.


    The address and telephone number of the Company's principal executive offices is 6500 Rock Spring Drive, Suite 400, Bethesda, MD 20817; (301) 564-5900.

    L-P.

    L-P is a major forest products company headquartered in Portland, Oregon, with manufacturing facilities throughout the United States and in Canada, Mexico and Ireland. It manufactures and distributes lumber, pulp, structural and other panel products, hardwood veneers, windows and doors, and cellulose insulation. L-P's Common Stock is traded on the New York Stock Exchange under the symbol "LPX."

    L-P is a Delaware corporation and the address and telephone number of its principal executive offices are 111 S.W. Fifth Avenue, Portland, OR 97204; (503) 221-0800.

THE SPECIAL MEETING


    MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING. The Special Meeting is scheduled to be held at 10:00 a.m. on December 20, 1996, at The Bethesda Marriott Suites, located at 6711 Democracy Blvd., Bethesda, MD 20817. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting. See "THE SPECIAL MEETING--Matters to Be Considered at the Special Meeting."



    RECORD DATE AND VOTING. The Record Date for the Special Meeting is the close of business on November 15, 1996. At the close of business on the Record Date, there were 6,807,280 shares of Common Stock and common stock equivalents outstanding and entitled to vote, held by approximately 174 stockholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. All prospective holders of the Series E Stock have agreed to vote their shares of Common Stock in favor of the Merger. See "THE SPECIAL MEETING--Record Date and Voting."

    VOTE REQUIRED; REVOCABILITY OF PROXIES. Approval and adoption of the Merger Agreement will require the affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon which will not be exchanged for Series E Stock immediately prior to closing of the Merger (the "Common Stockholders") and (ii) the affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon.


    The required vote of the stockholders on the Merger Agreement is based upon the total number of outstanding shares of the Common Stock and of the Common Stock held by the Common Stockholders. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a stockholder (including broker non-votes) will have the same effect as a vote against the Merger Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. See "THE SPECIAL MEETING--Vote Required; Revocability of Proxies."



    A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to GreenStone Industries, Inc., 6500 Rock Spring Drive, Suite 400, Bethesda, MD 20817, a written notice of revocation prior to the Special Meeting,
(ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy.


APPRAISAL RIGHTS

    Under the Delaware General Corporation Law ("DGCL"), stockholders who properly demand appraisal rights prior to the stockholder vote on the Merger Agreement, do not vote in favor of the Merger, and follow the procedures described in DGCL Section 262 will be entitled to statutory appraisal rights. See "THE SPECIAL MEETING--Appraisal Rights" and DGCL Section 262, which is attached hereto as Appendix C.

SOLICITATION OF PROXIES


    The Company will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained H.J. Meyers & Co., Inc. as its Merger and Proxy Consultant to aid in the solicitation of proxies. See "THE SPECIAL MEETING--Solicitation of Proxies."


RECOMMENDATION OF BOARD OF DIRECTORS AND INDEPENDENT COMMITTEE OF
  OUTSIDE DIRECTORS

    The Independent Committee, appointed to represent the interests of the Common Stockholders and composed of two outside directors who are holders of Common Stock which will not be exchanged for Series E Stock, has determined that the Merger and the transactions related thereto are in the best interests of the Company and fair to its Common Stockholders. The Independent Committee and the Company's Board of Directors both have recommended that the Common Stockholders of the Company vote "FOR" the approval and adoption of the Merger Agreement and the Merger after careful consideration of numerous factors, including the strategic advantage for the Company to be acquired by a compatible company which has far greater financial resources, the difficulty of growing the Company's business as an independent entity, and the substantial premium to market prices offered by L-P to the Common Stockholders. See "SPECIAL FACTORS--Reasons for the Transaction." Certain members of the Board of Directors had, and currently have, certain interests that may present them with a potential conflict of interest in connection with the Merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."


    In determining whether to approve the Merger Agreement and the Merger and to recommend that Common Stockholders approve the Merger Agreement, the Independent Committee and the Board considered a number of factors, as more fully described under "SPECIAL FACTORS--Background of the Transaction" and "SPECIAL FACTORS--Reasons for the Transaction."


OPINION OF FINANCIAL ADVISOR

    On October 28, 1996, Anchor Financial Group LLC ("Anchor"), financial advisor to the Independent Committee, appointed to determine the fairness from a financial point of view of the consideration to be paid to the Common Stockholders in the Merger, delivered its opinion to the Independent Committee and the Board that, as of the date of such opinion, the consideration to be received by the Common Stockholders pursuant to the Merger Agreement is fair from a financial point of view. The full text of the written opinion of Anchor dated October 28, 1996, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B.


    Stockholders should read such opinion carefully and in its entirety. See "SPECIAL FACTORS-- Opinion of Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION


    Certain directors and executive officers of the Company have interests in the Merger that may be different from, or in addition to, those of stockholders generally, including employment, performance based grants of restricted L-P Common Stock and non-competition arrangements with L-P following completion of the Merger. Further, the executive officers and certain directors will exchange their shares of the Company's Common Stock for newly issued shares of the Company's Series E Stock immediately prior to the Merger, each share of which Series E Stock will be converted into the right to receive 0.1875 shares of restricted L-P Common Stock (subject to certain adjustments) in the Merger in a tax-free transaction. See "SPECIAL FACTORS--Interests of Certain Persons in the Transaction" and "THE MERGER AGREEMENT--Conversion of Series E Stock."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The Merger will be a taxable transaction to Common Stockholders. Common Stockholders will recognize gain or loss in the Merger in an amount determined by the difference between the consideration received in the Merger and their tax basis in the Common Stock exchanged therefor. Management expects the Merger to be a reorganization under Section 368(a) of the Internal Revenue Code (the "Code") for federal income tax purposes, so that no gain or loss should be recognized by L-P, the Company or the Series E Stockholders on the exchange of the Series E Stock for the L-P Common Stock. For further information, see "SPECIAL FACTORS--Certain Federal Income Tax Consequences."


REGULATORY APPROVALS

    The Merger is subject to review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") pursuant to the Hart-Scott-Rodino Act. The required information has been provided to those agencies and on October 30, 1996, the applicable waiting period prescribed under the Hart-Scott-Rodino Act expired without objection by either the Antitrust Division or the FTC. See "SPECIAL FACTORS--Certain Regulatory Matters."

SOURCE AND AMOUNT OF FUNDS


    The total amount of funds required by L-P to effect the Merger and to pay fees of its legal counsel and advisors (the only expenses related to the Merger that are expected to be paid by L-P) is approximately $21,000,000. Such funds will be provided from L-P's general corporate funds and working capital. See "SPECIAL FACTORS--Source and Amount of Funds."


THE MERGER AGREEMENT


    Subject to the provisions of the Merger Agreement, at the Effective Time (as defined under "THE MERGER AGREEMENT--Effective Time"): (i) each issued and outstanding share of Common Stock will be converted into the right to receive $5.25 per share in cash, without interest thereon, upon surrender of the certificates representing shares of Common Stock, except for dissenting shares pursuant to the DGCL and (ii) each share of Series E Stock will be converted into the right to receive restricted L-P Common Stock on the basis of 0.1875 L-P shares for each share of Series E Stock, subject to certain rights and possible adjustments. See "THE MERGER AGREEMENT-Conversion of Series E Stock." At the Effective Time, the number of shares of L-P Common Stock to be issued on conversion of the Series E Stock will be adjusted upward (but not downward) to account for changes in the market price of the L-P Common Stock prior to the Effective Time. All such additional shares of L-P Common Stock will be held in escrow (the "Escrow Shares") pending release to the holders or return to L-P as described below. The receipt of an opinion addressed to the Series E stockholders (the "Series E Stockholders") from Ernst & Young LLP and to L-P from Price Waterhouse LLP that the Merger should qualify as a reorganization is a condition to the closing of the Merger. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Following the Effective Time, in the event the average closing price per share for L-P Common Stock on the New York Stock Exchange (or if not traded on the New York Stock Exchange, on the principal exchange on which L-P stock is so traded) as reported in THE WALL STREET JOURNAL for a period of five consecutive trading days (the "Average Trading Price") is at least $28 per share at any time after the Effective Time and prior to March 1, 1998, then there shall be no adjustment in the number of shares into which each share of Series E Stock shall be converted, and the Escrow Shares shall be canceled and returned to L-P. In the event the highest Average Trading Price for all five consecutive trading day periods after the Effective Time and prior to March 1, 1998, shall be less than $28 per share, then the number of shares of L-P Common Stock to be issued in exchange for each share of Series E Stock, shall be adjusted to be equal to the quotient (rounded to four decimal places) obtained by dividing (i) $5.25 by (ii) the greater of (x) $19 or (y) the Average Trading Price for the five trading days immediately preceding March 1, 1998 and the appropriate number of Escrow Shares to provide for such adjustment shall be released to the respective holders thereof, with any remaining balance of Escrow Shares being canceled and returned to L-P. In the event that the total number of Escrow Shares are not sufficient to satisfy such adjustment, L-P shall as promptly as practicable, issue to each former holder of shares of Series E Stock who has theretofore duly surrendered their Series E Stock Certificates, a certificate representing the additional whole number of shares of L-P Common Stock (and cash in lieu of any fractional share) necessary to cause the total number of shares of L-P Common Stock to be equal to the amount the holder would have received if the adjusted exchange ratio had been known at the Effective Time. The right to receive any such additional shares (and cash in lieu of fractional shares) is not transferable, other than by operation of law (including transfer by will or the laws of descent and distribution). Former holders of Series E Stock will not be entitled to receive any dividend or distribution in respect of any additional shares issued pursuant to this adjustment for which the record or payment date is prior to March 1, 1998, or any interest or other amounts in respect of such dividends and distributions. The holders of the Escrow Shares will waive their right to receive any cash dividends payable on the Escrow Shares, and any stock or other extraordinary dividends payable on the Escrow Shares will be placed in escrow, subject to release or cancellation and return to L-P on the same terms and conditions as the Escrow Shares. In addition, L-P has agreed to register the shares of L-P Common Stock received by the holders of the Series E Stock for resale, or, alternatively, to repurchase such shares at their then fair market value upon demand. Each holder of Series E Stock will agree not to sell or demand repurchase of such shares for a period of two years following closing of the Merger in the absence of changed personal circumstances. In the event that the Average Trading Price of L-P Common Stock shall decline by 15% or more and below $19 per share between the Effective Time and March 1, 1998, the former holders of the Series E Stock will be able to sell or require the repurchase of their shares of L-P Common Stock while retaining the conversion price adjustment set forth above. In all other circumstances, a Series E Stockholder who sells his L-P Common Stock prior to March 1, 1998 will lose the benefit of the conversion price adjustment as to such sold shares. See "THE MERGER AGREEMENT--Conversion of Series E Stock."



    Consummation of the Merger is subject to various conditions, prior to the Closing Date, including among others: (a) approval and adoption of the Merger Agreement by the holders of at least a majority of the Company's Common Stock and by the holders of at least a majority of the Company's outstanding shares held by Common Stockholders; (b) the shares of L-P Common Stock to be issued to the Series E Stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the New York Stock Exchange subject to official notice of issuance; (c) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained without the imposition of any conditions that are in L-P's reasonable judgment unduly burdensome and shall remain in full force and effect and all statutory waiting periods shall have expired, and all other material consents or approvals of any third party required in connection with the consummation of the Merger shall have been obtained; (d) no temporary restraining order, preliminary or permanent injunction or decree issued by any court or agency of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, or enforced by any applicable govenmental entity, which prohibits, restricts or makes illegal consummation of the Merger; (e) the Series E Stockholders and L-P will each receive satisfactory opinions, from Ernst & Young LLP and Price Waterhouse LLP, respectively, to the effect that the Merger should qualify as a reorganization under Section 368(a) of the Code; (f) specified stockholders, including each member of the Company's senior management, shall have exchanged all shares of the Company's capital stock held by such stockholder for an equivalent number of shares of Series E Stock, L-P, the Company and each such stockholder shall have executed a Series E Preferred Stock Agreement with respect to certain restrictions, registration and resale of such L-P Common Stock, such stockholders shall have completed a questionnaire in form reasonably satisfactory to L-P, and no material default shall exist under the Series E Preferred Stock Agreement; (g) Messrs. Oganesoff, Tranmer, Collison, Bernardi and Gerber shall have executed the employment agreements and covenants not to compete described under "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements;" (h) certain actions with respect to outstanding warrants and options of the Company described under "THE MERGER AGREEMENT--Public Warrants", "--Other Warrants," and "--Employee Stock Options" shall have been taken with respect to outstanding warrants and options to purchase shares of the Company's Common Stock; (i) all outstanding convertible debt of the Company shall have been prepaid in full without penalty at or prior to closing; (j) the representations and warranties of L-P and the Company shall be true and correct in all material respects, L-P and the Company shall have received a certificate from the other with respect to the foregoing and, with respect to the Company's representations and warranties, L-P also shall have received a certificate from each holder of Series E Stock who is an officer or director of the Company with respect to such individual's knowledge of the accuracy of the Company's representations and warranties and undertaking personal liability for known inaccuracies for a portion of the consideration to be received by such individual; (k) L-P and the Company shall have performed their respective obligations under the Merger Agreement in all material respects, and each shall have received a certificate from the other to such effect; and (l) L-P shall have received a satisfactory opinion from legal counsel to the effect that the issuance of shares of L-P Common Stock in the Merger does not require registration under the Securities Act. See "THE MERGER AGREEMENT--Conditions to the Merger" and "--Amendment; Extension; Waiver."

TERMINATION


    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the Common Stockholders and the Series E Stockholders: (a) by mutual consent of L-P and the Company, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board; (b) by either the Board of Directors of L-P or the Board of Directors of the Company (i) if any governmental entity which must grant a requisite regulatory approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; (c) by any party if the Merger shall not have been consummated on or before March 31, 1997, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate the Merger Agreement of any representation, warranty, covenant, or other agreement of such party set forth in the Merger Agreement; (d) by either the Board of Directors of L-P or the Board of Directors of the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or (e) by either L-P or the Company if approval of the Company's stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof. The Company has also agreed to pay L-P a "breakup fee" of up to $500,000 under certain circumstances. See "THE MERGER AGREEMENT--TERMINATION" and "BREAKUP FEES."


SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


    As of November 1, 1996, the directors and executive officers of the Company beneficially owned, in the aggregate, 2,283,461 shares of Common Stock, representing approximately 30.4% of such shares outstanding. Substantially all of such shares (other than those representing 112,500 shares issuable upon exercise of options) will be exchanged for Series E Stock prior to the closing of the Merger. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their beneficially owned shares of Common Stock eligible to be voted for the approval and adoption of the Merger Agreement. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."


MARKET PRICE AND DIVIDEND INFORMATION


    The Common Stock is listed on the Nasdaq National Market under the symbol "STON." On September 9, 1996, the last trading day before the public announcement of the execution of a letter of intent to execute the Merger Agreement, the reported closing sale price per share of the Common Stock was $3 15/16. On November 13, 1996, the last full trading day prior to the printing of this Proxy Statement, the reported closing sale price per share of the Common Stock was $5 1/8. For additional information concerning historical market prices of the Common Stock and the dividends paid thereon, see "MARKET PRICE AND DIVIDEND INFORMATION."

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING


    Each copy of this Proxy Statement mailed to stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board for use at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., on December 20, 1996, at The Bethesda Marriott Suites located at 6711 Democracy Blvd., Bethesda, MD 20817. At the Special Meeting, stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.



    The Board and the Independent Committee have each determined that the Merger and the Merger Agreement are advisable and in the best interests of the Company and fair to its Common Stockholders and have approved the Merger and the Merger Agreement by unanimous vote. ACCORDINGLY, THE BOARD AND THE INDEPENDENT COMMITTEE RECOMMENDS THAT COMMON STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "SPECIAL FACTORS--Background of the Transaction" and "--Reasons for the Transaction."


    STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR FAILURE TO OTHERWISE VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING


    The Board has fixed the close of business on November 15, 1996, as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to receive notice of or to vote at the Special Meeting. At the close of business on the Record Date, there were 6,807,280 shares of Common Stock and Common Stock voting equivalents outstanding and entitled to vote at the Special Meeting, held by approximately 174 stockholders of record.


    Each holder of Common Stock on the Record Date will be entitled to one vote for each share of record. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions (including broker non-votes) will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

    If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.


    The Board is not aware of any matter other than that set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the meeting for the purposes of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement. See "THE SPECIAL MEETING--Vote Required; Revocability of Proxies."

    STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY AMERICAN STOCK TRANSFER & TRUST COMPANY, IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE EFFECTIVE TIME.


VOTE REQUIRED; REVOCABILITY OF PROXIES


    The affirmative vote of each of (i) holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, and (ii) the affirmative vote of holders of a majority of the outstanding shares of Common Stock held by Common Stockholders (as defined on the cover page), is required to approve and adopt the Merger Agreement. All prospective holders of Series E Stock have agreed to vote in favor of the Merger Agreement.


    Because the required vote on the Merger Agreement is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote against approval and adoption of the Merger Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

    A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to GreenStone Industries, Inc., 6500 Rock Spring Drive, Suite 400, Bethesda, MD 20817, a written notice of revocation prior to the Special Meeting,
(ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholders's proxy.

    If fewer shares of Common Stock (or of Common Stock held by the Common Stockholders) are voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.


    No vote of the stockholders of L-P is required in connection with the Merger Agreement or the Merger. The obligations of the Company and L-P to consummate the Merger are subject, among other things, to the condition that the Company's stockholders and the Common Stockholders, separately, approve and adopt the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger."


APPRAISAL RIGHTS


    Under the Delaware General Corporation Law ("DGCL"), record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery ("Court") and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Court. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix C.

    Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

    A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

    Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to GreenStone Industries, Inc., 6500 Rock Spring Drive, Suite 400, Bethesda, MD 20817, Attention: Chief Financial Officer, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

    If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

    Within 10 calendar days after the Effective Time, Surviving Corp. must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, Surviving Corp., or any stockholder entitled to appraisal rights under Section 262 and who has complied with the required procedures and is otherwise entitled to appraisal rights, may file a petition in the Court demanding a determination of the fair value of the shares of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder may withdraw his demand for appraisal and accept the terms offered under the Merger Agreement. Surviving Corp. is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 calendar days after the Effective Time, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Surviving Corp. a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by Surviving Corp. or 10 calendar days after expiration of the period for delivery of demands for appraisal described above, whichever is later.

    If a stockholder properly files a petition for appraisal with the Court, service must be made on Surviving Corp. Within 20 calendar days after such service, Surviving Corp. must file in the office of the Register in Chancery in which such petition was filed a verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Surviving Corp. The Court may order the Register in Chancery to give notice of a hearing on such petition to Surviving Corp. and the stockholders on the list by mail and through newspaper publication. Surviving Corp. is required to bear the costs of such notices. At the hearing, the Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Court may require stockholders who have demanded an appraisal and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    After determining the stockholders entitled to an appraisal, the Court will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a "fair rate of interest," if any, to be paid upon the amount determined to be the fair value. In determining such fair value and fair rate of interest, the Court will take into account all relevant factors, including, with respect to the fair rate of interest, the rate of interest Surviving Corp. would have had to pay to borrow money during the pendency of the appraisal proceeding. Interest may be simple or compound, as the Court shall direct. Discovery and other pretrial proceedings may be permitted by the Court, and the Court may proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by Surviving Corp. referenced above, and who has submitted his stock certificates to the Registry in Chancery, if required, may participate fully in all proceedings until it is fully determined that he is not entitled to appraisal rights under Section 262.

    Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the $5.25 per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

    Costs of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a stockholder, the Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

    From and after the Effective Time, no stockholder who has duly demanded an appraisal in compliance with Section 262 and has not timely withdrawn such demand will be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

    If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive $5.25 per share in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition demanding appraisal is filed within 120 calendar days after the Effective Time and other procedures and requirements described above are not complied with. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of Surviving Corp. However, an appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

SOLICITATION OF PROXIES


    The Company will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained H.J. Meyers & Co., Inc. as Merger and Proxy Consultant to aid in the solicitation of proxies. H.J. Meyers & Co., Inc.'s fee for such services including solicitation of the proxies will be $40,000.


                                  THE COMPANY


    The Company was established in 1993, under the laws of the state of Delaware, to acquire companies that manufacture cellulose insulation and specialty fibers from recycled paper and to significantly expand the markets for these products. Simultaneous with its IPO on July 28, 1994, the Company acquired the operations of United Fibers and Parco, Inc., which provided production facilities in Norfolk, Nebraska, Phoenix, Arizona and Portland, Oregon. During the fourth quarter of 1994, the Company acquired AEP of Elkwood, Virginia and Southern Cellulose, Inc. of Atlanta, Georgia. In February of 1995, the Company acquired All-Seal of Fort Wayne, Indiana and in July of 1995, the Company acquired Pacific Rim Recycling, a recycling business. In October of 1995, the Company purchased substantially all the assets of Fiberwood Incorporated of Sacramento, California. Other than Pacific Rim Recycling, each of the foregoing businesses is engaged in the manufacture of cellulose fiber products.


                         LOUISIANA-PACIFIC CORPORATION

    L-P is a major forest products company headquartered in Portland, Oregon, with manufacturing facilities throughout the United States and in Canada, Mexico and Ireland. It manufactures and distributes lumber, pulp, structural and other panel products, hardwood veneers, windows and doors, and cellulose insulation. L-P's Common Stock is traded on the New York Stock Exchange under the symbol "LPX."

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

    The Company's strategy has focused upon acquiring (through purchase, joint venture, or otherwise) additional cellulose insulation manufacturing capacity and distribution capabilities. In early 1995, the Company initiated discussions with L-P concerning a possible purchase of cellulose insulation plants owned by L-P and/or a joint venture with L-P which would take advantage of L-P's established distribution channels. The discussions were extremely preliminary and were terminated without any agreement between the parties.

    During most of 1995, prices for recycled paper (the primary commodity used in the manufacture of cellulose insulation) continued to rise, which adversely affected the Company's operating performance and consequently the market price of its common stock. In light of these market developments, the Board of Directors and management were concerned about the impact on stockholder value of continuing the Company's growth plan, particularly if providing the capital for such growth would require the issuance of additional shares of common stock at low prices. Therefore, management believed that a joint venture or similar transaction with a strong financial or marketing partner could be particularly attractive. Given L-P's experience in the cellulose insulation industry, its financial strength and distribution channels, management felt that L-P could be an excellent candidate for such a venture. In April 1996, Mr. Oganesoff, the CEO of the Company, sent a letter to Mr. Suwyn, the CEO of L-P, with the intention of initiating discussion of strategic alternatives. As a result, Mr. Suwyn and Mr. Oganesoff met on May 21, 1996, at the Company's office in Bethesda, Maryland. They shared their views on the cellulose insulation business and described their respective companies. Mr. Suwyn indicated that it was likely L-P would be interested in growing its cellulose insulation business. They each expressed an interest in having further discussions with the express possibility that the discussions could include the acquisition of the Company by L-P. Over the next several days Mr. Oganesoff updated each of the Board members on the discussions with L-P.

    In June 1996, Mr. Suwyn contacted Mr. Oganesoff and indicated that he would like to further explore the possible acquisition of the Company by L-P. This discussion was followed by a visit on June 27, 1996, from other executives of L-P, wherein general discussions took place regarding the operations of the two companies and how they could work together. This meeting was followed a few weeks later by a visit from Bill Meyer of Capstan Partners, L-P's investment banker.

    During his visit, Mr. Meyer and Mr. Oganesoff discussed valuation of the Company's business. The parties both recognized that there might be significant business advantages from a combination of the Company's manufacturing capacity and L-P's financial strength and distribution capabilities. Mr. Meyer indicated that he felt that the Company's earnings history and the amount of capital that would be required to significantly increase the Company's sales volumes were consistent with a very modest acquisition premium, while the Company's management expressed the view that the long-term potential of the Company justified a more significant premium. The meeting concluded with an acknowledgment that there was a material difference in price to overcome, but that the combination of the companies made business sense. Over the few days following the meeting, Mr. Oganesoff contacted each of the Company's Board members and described the meeting. It was the general consensus of the Board that Mr. Oganesoff should continue to pursue the discussions with L-P to see if a value could be reached that was fair for the stockholders of the Company.

    During the latter part of July, the parties attempted to find a mutually agreeable value for the Company. As the parties could not agree on a value, it was determined that a meeting with the senior executives of both companies should take place to determine whether a mutually agreeable price could be reached. Messrs. Oganesoff, Tranmer and Campbell met with Mr. Suwyn, other executives of L-P, and

Mr. Meyer in Portland on July 25, 1996. Mr. Suwyn explained the business objectives of L-P and how the Company might fit in the L-P organization. Mr. Suwyn and Mr. Meyer then presented their views on valuation of the Company which included a historic cash flow analysis in conjunction with the capital needed to grow the business. This analysis concluded that a price close to $4.00 per share would be a fair price for the Company. Mr. Suwyn indicated that he preferred to pay in cash rather than stock because he felt that L-P stock was presently undervalued. He further said that he understood that, while providing a premium to the then market price for the Company's stock, this price range was nevertheless not acceptable to the Company. Mr. Oganesoff confirmed that a price close to $4.00 would not be acceptable as it did not recognize the future potential of the Company.

    The Company expressed the view that the Company preferred to offer its stockholders a choice of cash or stock, and that the founding stockholders, consisting primarily of members of the Board of Directors and management, would be particularly disadvantaged by an all cash transaction because of the low tax basis in their shares of Common Stock and because of their desire to maintain a continuing equity investment in the Company they are working to build. L-P indicated a willingness to make its shares available in a tax-free transaction to those individuals who would remain with the business, as it was also L-P's desire to have key management of the Company own stock of L-P so as to have them focused on building shareholder value. L-P further indicated that it was unwilling to include L-P Common Stock as part of the consideration if the L-P Common Stock were valued at its then current market price.

    After further discussion, L-P indicated that the price could not be more than $5.25. Mr. Suwyn also requested that Mr. Oganesoff confirm that the Company management would stay with L-P to build the business following the acquisition. Mr. Oganesoff indicated that once a price for the Company stockholders was agreed to he would pursue assuring L-P that the management team would stay to build the business.


    On August 1, 1996, L-P indicated it would be willing to pay $5.25 in cash, but that any L-P Common Stock to be issued in the transaction had to be priced such that $5.25 of Company stock would be exchanged for L-P Common Stock at an assumed value of $28 per share, equating at that time to an offer of approximately $4.20 per share for Company stockholders who receive L-P Common Stock, with some adjustment provisions in the event that the L-P Common Stock did not trade at $28 per share by some future date to be negotiated.


    Over the next several days, Mr. Oganesoff contacted each of the Board members and senior management of the Company. All members of the Board and management concluded that the offer appeared acceptable. See "REASONS FOR THE TRANSACTION." Following these discussions, it was determined that the Company should accept the offer, contingent on stockholder approval of the transaction.

    Following this determination, the parties agreed that L-P Common Stock would be available only to the core group of directors, executive officers, and principal stockholders who would exchange their shares of Common Stock for Series E Stock. That structure was based upon: L-P's insistence that the number of shares of L-P Common Stock issuable in the transaction be strictly limited; the Company's belief that shares of L-P Common Stock (particularly shares valued at less than current market value) would likely not be attractive to Common Stockholders, in part because the tax benefits of deferring a gain in a tax-free transaction would not be as great to such stockholders; and L-P's stated desire to avoid the burdens associated with registering an offering of L-P Common Stock to the Company's stockholders generally.

    Over the next few weeks Mr. Suwyn and Mr. Oganesoff concluded the principal issues regarding management retention, which resulted in the arrangements described in "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION."

    During the week of September 3, 1996, L-P's legal and accounting advisors began working with advisors of the Company on issues associated with the structure of the transaction and on preparing a draft letter of intent.


    A draft letter of intent was received by the Company from L-P on the evening of Friday, September 6 and distributed to the Board of Directors of the Company on Saturday, September 7, 1996. The Board of the Company conducted a telephonic meeting on September 9, and determined that the terms were consistent with the understanding that had developed between the parties and, consequently, determined that the Company should move forward with the transaction. See "REASONS FOR THE TRANSACTION." The Board further determined to establish a committee of the two outside directors, Messrs. Phillips and Frueh (the "Independent Committee"), to review the fairness of the transaction from the perspective of the Common Stockholders and to provide the Independent Committee with the financial resources to retain counsel and an investment banker. Formal action to establish the Independent Committee was taken on September 10, 1996. Prospective counsel were interviewed and the Independent Committee retained Wilmer, Cutler & Pickering, Washington, DC, on or about September 12, 1996. The Independent Committee then interviewed investment bankers and, on or about September 19, 1996 retained Anchor Financial Group LLC, Washington, DC, as the investment banker to evaluate the fairness of the transaction to the Common Stockholders from a financial point of view. See "OPINION OF FINANCIAL ADVISOR."


PURPOSE OF THE TRANSACTION

    The purpose of the Merger is to effect the acquisition of the Company by L-P. L-P and the Company did not consider any alternative means to accomplish this purpose, because the Merger is the most direct means for effecting the complete acquisition of the Company.

REASONS FOR THE TRANSACTION


    The Board and the Independent Committee have each determined that the Merger Agreement and the Merger are in the best interests of the Company and fair to the Common Stockholders, have approved the Merger Agreement and the Merger and have recommended to the Common Stockholders that they vote for the approval and adoption of the Merger Agreement. In taking these actions, the Board and the Independent Committee considered many factors including, among others, the factors described immediately below. Statements in this section, to the extent they are not based on historical events, constitute forward-looking statements. Forward-looking statements include, without limitation, statements regarding the outlook for future operations, forecasts of future costs and expenditures, evaluation of market conditions, the adequacy of reserves, and plans for acquisitions. Stockholders are cautioned that forward-looking statements are subject to a risk that actual events and results may vary materially from those described or assumed herein.


        (A) MANAGEMENT'S RECOMMENDATION. The Board and the Independent Committee reviewed presentations from, and discussed the terms and conditions of the Merger Agreement and the Merger with, senior executive officers of the Company, representatives of its legal counsel and representatives of its financial advisor. The Board and the Independent Committee considered the view of management that the Company's businesses might realize certain operational advantages if the Company were no longer an independent public company (which advantages the Board and the Independent Committee took into account in assessing the fairness of the $5.25 per share to be received in the Merger). The Board and the Independent Committee also considered favorably management's stated belief that the Merger would not have an adverse effect on the Company's employees. The Board and the Independent Committee also took into consideration the fact that senior management had been promised employment agreements by L-P as a cautionary factor in considering management's views, offset by the fact that all members of senior management who will exchange Series E Stock for L-P Common Stock are personally indemnifying L-P against any inaccuracies in the Company's representations and warranties contained in the Merger Agreement.

        (B) THE COMPANY'S BUSINESS, CONDITION AND PROSPECTS. In evaluating the terms of the Merger, the Board and the Independent Committee considered, among other things, information with respect to the financial condition, results of operations and businesses of the Company, on both a historical and a prospective basis, and current industry, economic and market conditions. The Board and the Independent Committee considered that large companies, such as L-P, if they chose to compete directly with the Company, would have considerably more financial and marketing resources than the Company. The Board and the Independent Committee concluded that if L-P or another similarly large building-products company decided to enter the Company's business, the competitive environment would change and the Company could be adversely affected, given the limited resources of the Company compared to larger potential competitors. The Board and the Independent Committee noted that there are few financial or technical barriers to entry into the Company's business. Accordingly, the Board and the Independent Committee concluded that the Company's Common Stock was probably not being significantly undervalued by the public markets on a stand-alone basis.

        (C) HISTORICAL AND RECENT MARKET PRICES OF THE COMMON STOCK COMPARED TO THE CONSIDERATION TO BE RECEIVED IN THE MERGER. The Board and the Independent Committee reviewed the historical market prices and recent trading activity of the Common Stock. The Board and the Independent Committee considered as favorable to its determination the fact that the $5.25 per share price to be paid in the Merger represents a premium of approximately 33% over the $3 15/16 price at which the Common Stock closed on September 9, the last trading day before the public announcement of the proposed Merger. The Board and the Independent Committee also considered as favorable the fact that $5.25 per share represents a premium of approximately 56% over the average closing price of the Common Stock during the month prior to public announcement of the Merger as determined by Anchor as part of its analysis of the trading history of the Common Stock.

        (D) NEED FOR ADDITIONAL CAPITAL. The Board and the Independent Committee reviewed the Company's need for additional capital. In order to continue to execute its growth plans, the Company would require additional capital. Significant new equity capital would be highly dilutive to current stockholders given the Company's recent (1995) financial performance and stock price performance. There would be no assurance that any new financing would be adequate to grow the Company to such a level or that additional future funding would be less dilutive than that which might be presently available.


        (E) OPINION OF ANCHOR FINANCIAL GROUP LLC. The Board and the Independent Committee considered the opinion of Anchor that the consideration to be received by the Common Stockholders pursuant to the Merger Agreement is fair to such holders from a financial point of view, as well as the presentation made by Anchor to the Board and the Independent Committee, to support the Board's and the Independent Committee's determination that the Merger is fair to the Common Stockholders. Anchor's opinion and presentation are described below under "OPINION OF FINANCIAL ADVISOR." As described therein, Anchor performed certain valuation analyses on the Company in order to reach its opinion.


        (F) NO FINANCING CONDITION; STRONG ACQUIROR. The Board and the Independent Committee regarded as favorable to its determination that the Merger Agreement does not contain a financing condition, that L-P is a financially strong enterprise and that accordingly the Merger has a low risk of noncompletion due to any financial inability of L-P.

        (G) FINANCIAL MULTIPLES ANALYSIS. The Board and the Independent Committee reviewed the financial multiples analysis produced by Anchor and described below under "OPINION OF FINANCIAL ADVISOR." The Board and the Independent Committee compared these multiples to the multiples at which other comparable publicly-held building products producers were trading and the multiples represented by the purchase price and determined that the multiples represented by the consideration to be received in the Merger were comparable or higher.

        (H) STOCKHOLDER APPROVAL REQUIREMENTS. The Board and the Independent Committee considered the fact that the Merger is conditioned on the approval and adoption of the Merger Agreement by the affirmative vote of the Common Stockholders as defined, as supporting its view that the Merger is fair procedurally to the Common Stockholders.

        (I) ALTERNATIVE TRANSACTIONS. The Board and the Independent Committee determined that it was unlikely that a combination transaction with any other corporation could be structured in a manner that would offer any higher value to the Common Stockholders. In addition, no other candidates presented themselves following public announcement of the Merger. Further, given the extended period of negotiations with L-P, neither the Board nor the Independent Committee believed that L-P would offer any higher price. The Board and the Independent Committee also evaluated the possibility of liquidating the Company and concluded that the Company's liquidation value was likely to be substantially less than the $5.25 per share offered by L-P.

        (J) TAXABLE TRANSACTION. The Board and the Independent Committee viewed as a negative factor to its determination that, like all cash mergers, the Merger would be a taxable transaction to the Common Stockholders. However, the Board determined that this factor was offset by the favorable price to be paid in the Merger as compared to the recent trading prices for the Common Stock.

        (K) SERIES E STOCK, MANAGEMENT COMPENSATION. The Board and the Independent Committee considered the exchange of Series E Stock for restricted L-P Common Stock to be a neutral factor. The potential gain to such holders from remaining as L-P stockholders was considered to be offset by the discount accepted by such holders, the potential loss to such shareholders, and the relative lack of liquidity of such L-P shares. The Board and the Independent Committee considered the proposed employment contracts for senior management as a cautionary factor in evaluating management's recommendation, but concluded that L-P was fully justified in insisting that the Company's management continue to operate the business of Surviving Corp. following the Merger, in order for L-P to be able to justify the Merger from its perspective.

    The foregoing description of the factors considered by the Board and the Independent Committee is not all inclusive but covers the principal matters discussed in detail by the Independent Committee and the Board. In view of the wide variety of factors considered, the Independent Committee and the Board did not consider it practical to, nor did it attempt to, quantify or attach any particular weight to any of the factors it reviewed in reaching its conclusion to recommend the Merger to the Common Stockholders as being in their best interests.

OPINION OF FINANCIAL ADVISOR


    Anchor delivered its written opinion to the Board and the Independent Committee on October 28, 1996, that, as of such date, the consideration to be received by the Common Stockholders in the Merger is fair to them from a financial point of view. No limitations were imposed by the Company with respect to the investigations made or the procedures followed by Anchor in rendering its opinion.


    The full text of the opinion of Anchor, which sets forth assumptions made, matters considered and limitations on the review undertaken by Anchor, is included as Appendix B to this Proxy Statement.

Stockholders are urged to read the opinion in its entirety. The full text of the report relating to its opinion is available for inspection and copying at the principal executive offices of the Company (see "SUMMARY--The Parties") during the Company's regular business hours by any Common Stockholder or such stockholder's representative who has been so designated in writing. Anchor's opinion is directed only to the consideration to be received by the Common Stockholders in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. Anchor does not express any opinion as to the likely tax consequences of the Merger to any Common Stockholder, nor does it address the fairness of the transaction to holders of the Series E Stock. The summary of the opinion of Anchor set forth in this Proxy Statement is qualified in its entirely by reference to the full text of such opinion.

    In arriving at its opinion, Anchor (i) reviewed financial information of the Company furnished to Anchor by management, including certain internal financial analyses and forecasts; (ii) reviewed certain publicly available historical business and financial information of the Company and L-P; (iii) held discussions with the management of the Company concerning the business, past and current business operations, financial condition, strategic objectives and future prospects of the Company; (iv) reviewed the Merger Agreement; (v) reviewed the stock price and stock trading history of the Company; (vi) reviewed public information, including certain stock market data and financial information relating to selected public companies which it deemed generally comparable to the Company; (vii) compared the financial terms of the Merger with other transactions it deemed generally comparable; (viii) reviewed a discounted cash flow analysis of the Company; and (ix) made such other studies and inquiries, and reviewed such other data, as Anchor deemed necessary or appropriate for the purposes of the opinion expressed herein.

    Anchor relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. Anchor has not made an independent valuation or appraisal of the assets and liabilities of the Company or L-P or of potential or contingent liabilities of the Company or L-P. With respect to the financial and operating forecasts of the Company that it has reviewed, Anchor has assumed that such forecasts were prepared in good faith on the basis of the best available estimates and judgments of the management of the Company as to the future financial performance of the Company. Anchor has further relied on the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. Anchor's opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. In arriving at its opinion Anchor was not authorized to solicit, nor did it solicit indications of interest from any other party with respect to the acquisition of the Company or any of its assets. Anchor expresses no opinion as to the future value of the combined entity after the Merger or of the future value of L-P Common Stock, or the fairness of the transaction to any party other than the Common Stockholders.

    Anchor is a Washington-based firm that has provided transactions advice, opinions as to fairness, and valuation services to a number of publicly-held companies, including companies to be acquired in merger transactions.

    The Independent Committee selected Anchor. The Committee solicited bids from five firms and received bids from three of them, including Anchor. The Committee interviewed representatives of these three firms. The Committee selected Anchor on the basis of its experience in advising on acquisition transactions, assessing fairness, and valuing companies to be acquired and securities thereof; the speed with which it gained a detailed understanding of the proposed merger with L-P; and its willingness and ability to act both promptly and thoroughly in advising the Committee and the Board. Neither Anchor nor any affiliate or representative has or had any relationship with the Company or any affiliate. Anchor proposed the arrangements with respect to its compensation. Anchor will receive a fee totaling $150,000 upon closing of the Merger, of which fee the Company has already paid $50,000. Anchor is also entitled to reimbursement of its actual expenses incurred in the preparation of its opinion.

    In preparing its written opinion to the members of the Independent Committee of the Board of Directors of the Company, Anchor performed a variety of financial and comparative analyses, including those described below, and provided the Independent Committee and the Board of Directors with an oral presentation with respect to such analyses. The summary of such analyses does not purport to be a complete description of the analyses underlying Anchor's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Anchor did not attribute any specific weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Anchor believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading and incomplete view of the process underlying such analyses and its opinion. In its analyses, Anchor made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable then those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or prices at which any securities may trade at the present time or at any time in the future. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    The following is a summary of the analyses Anchor utilized in arriving at its opinion as to the fairness of the consideration to be received by the Common Stockholders in the Merger and that Anchor discussed with the Independent Committee on October 9, 1996 and the Board of Directors on October 28, 1996.

    OVERVIEW OF ANALYSIS: Anchor presented an overview of the methodologies it had used in conducting its analyses. In particular, Anchor's analysis was based on an analysis of publicly traded comparable companies, an analysis of selected acquisitions, and a discounted cash flow analysis based on projections prepared by management.

    TRANSACTION ANALYSIS: Assuming a value per share of the Common Stock equal to the cash consideration of $5.25 to be paid to the holders of the Company's Common Stock, pursuant to the Agreement and Plan of Reorganization and Merger, between L-P and the Company, Anchor noted that the implied value of the transaction (defined as the total value of equity computed as total current common shares outstanding assuming Series A and Series C Preferred shares were fully converted into common, plus the liquidation value of the Series B Preferred shares, plus the debt less cash as of June 30, 1996) represented a multiple of (i) trailing twelve month revenues of 1.05X, (ii) trailing twelve month earnings before interest and taxes (EBIT) of 42.29X, (iii) trailing twelve month earnings before interest, taxes, depreciation and amortization (EBITDA) of 14.07X, and (iv) trailing twelve month net operating profit after taxes (NOPAT) of 65.06X. Anchor also noted that the per share consideration of $5.25 to be paid to the holders of Common Stock represented a premium of 56.25% over the average monthly closing price of the Company's Common Stock on the NASDAQ for the period beginning August 9, 1996 to September 6, 1996.

    SELECTED PUBLICLY TRADED COMPARABLE COMPANIES ANALYSIS: Using public information, Anchor reviewed and compared the financial, operating, and market performance of selected building products companies with that of the Company. The selected building products companies (the "Comparable Group") included ABT Building Products, American Woodmark, Congoleum Corporation, Falcon Building Products, Fibreboard, Florida Rock Industries, Owens Corning, Republic Group, Sherwin Williams, Triangle Pacific and USG Corporation. For the Comparable Group, Anchor reviewed certain publicly available financial data including, among other things, revenues, operating profit, EBIT, EBITDA, NOPAT, margins, book value, and market value. Anchor also reviewed market data, including various trading multiples such as adjusted market value (market price of common equity plus total debt less cash plus book value of preferred stock) to trailing twelve month revenues (0.36X to 1.34X with a median of 0.82X), trailing twelve month EBIT (6.20X to 12.78X with a median of 8.23X), trailing twelve month EBITDA (3.95X to 8.92X with a median of 6.21X), trailing twelve month NOPAT (10.66X to 19.66X with a median of 12.73X).

    In order to determine multiples of an adjusted private market value for the Comparable Group, Anchor applied a theoretical 35% control acquisition premium to the above mentioned trading multiples resulting in an adjusted private market value to trailing twelve month revenues (0.49X to 1.81X with a median of 1.11X), trailing twelve month EBIT (8.37X to 17.25X with a median of 11.11X), trailing twelve month EBITDA (5.33X to 12.04X with a median of 8.38X), trailing twelve month NOPAT (14.39X to 26.54X with a median of 17.19X).

    No company or business used in the comparable company analyses summarized above as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics that could affect the public trading value of the selected companies or the business segment or company to which they are being compared.

    COMPARABLE TRANSACTION ANALYSIS: Anchor also reviewed selected acquisitions including the acquisitions of National Gypsum by Delcor, Hartco Flooring by Triangle Pacific, Silver Furniture by Chromcraft Remington, Facelifters by AMRE, Stone Products by Fibreboard, Thomasville Furniture by INTERCO, and VYTEC by Fibreboard. For these transactions, Anchor analyzed the multiples of the transaction value (calculated as the value of the equity plus assumption of debt less cash) to twelve month trailing revenues (0.45X to 1.63X with a median of 0.82X), trailing twelve month EBIT (6.58X to 17.11X with a median of 12.36X), trailing twelve month EBITDA (5.39X to 12.98X with a median of 9.61X), and trailing twelve month NOPAT (10.12X to 28.60X with a median of 21.03X).

    DISCOUNTED CASH FLOW ANALYSIS: Using projections prepared by management, Anchor also performed a discounted cash flow analysis and estimated the present value of the future cash flows the Company could be expected to produce from current operations for the four year period from 1996 to 1999 and the present value of the Company's terminal value in 1999. Anchor developed a range of values on a per share basis by adding (i) the present value of the four year cash flows (using discount rates ranging from 20% to 25%) and (ii) the present value of the Company's terminal value in 1999 and adjusting the resulting values by subtracting debt and the liquidation value of the Series B Preferred Stock, and adding cash. The discount rates used by Anchor were selected based on Anchor's view of factors such as the Company's cost of capital, growth prospects, and risk profile. The Company's terminal values were determined by applying the Company's final EBITDA by a range of multiples (ranging from 5.0X to 7.0X EBITDA). The range of EBITDA multiples was selected by Anchor based on the public company trading multiples of the Comparable Group of companies (as defined above). The analysis resulted in a range of values per share of Common Stock ranging from $3.18 to $5.86 per share.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    In considering the recommendation of the Independent Committee and the Board with respect to the Merger Agreement and the transactions contemplated thereby, the Common Stockholders should be aware that certain members of the management of the Company and of the Board have interests in the Merger that are different from the interests of the Common Stockholders generally, as described in detail in this section. In addition, the two members of the Independent Committee have received special payments of $35,000 (Mr. Frueh) and $50,000 (Mr. Phillips, as Chairman) in consideration of their extra services rendered, which fees are not contingent upon completion of the Merger.


    OFFICERS OF THE COMPANY. L-P and the Company have agreed that as a condition to consummating the Merger, certain members of the Company's management will receive L-P stock rather than cash in the transaction and continue as employees of the Surviving Corp. following the Merger. Accordingly, certain members of the Company's management will enter into employment and non-competition agreements with L-P effective at the closing of the Merger. See "Employment and Compensation Arrangements." In addition, such members of the Company's management will receive Common Stock of L-P in exchange for the Series E Stock which will be owned by them immediately prior to closing of the Merger. Also as a condition of the Merger, members of management agreed to relinquish existing stock options to purchase 261,600 shares of the Company's Common Stock at a price of $5.00 per share, and to relinquish issued but unvested options to purchase 79,000 shares, with an average exercise price of less than $3.25 per share, without consideration. See "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements" and "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements--Restricted Performance Shares Requirements."



    EMPLOYEE STOCK OPTIONS. Upon vesting in accordance with their existing terms, outstanding employee stock options to purchase approximately 224,032 shares of the Company's Common Stock held by middle management and plant employees will be converted into the right to receive cash of $5.25 per share upon exercise. A further 141,000 vested options held by members of senior management and directors (including 45,000 options held by members of the Independent Committee) will be treated the same, while 79,000 unvested options held by such members of senior management and directors will be canceled.



    EXCHANGE OF COMMON STOCK FOR SERIES E STOCK. Immediately prior to the closing of the Merger, all members of senior management of the Company, together with all directors (except members of the Independent Committee) and several of the founding stockholders of the Company, holding in the aggregate approximately 3,115,000 shares of Common Stock, will exchange such shares for new shares of Series E Stock on a one-for-one basis. The Series E Stock has no preferences over the Common Stock other than the right to vote as a separate class. The Series E Stock will not be converted into cash upon the Merger, but rather will be converted into 0.1875 shares of L-P common stock, subject to certain restrictions, rights and adjustments. See "THE MERGER AGREEMENT--Conversion of Series E Stock." Such exchange will be conducted to allow the Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.


    EMPLOYMENT AND COMPENSATION ARRANGEMENTS. Upon closing of the Merger, several of the most senior managers of the Company will become employees of L-P with term employment contracts. A summary of the principal terms of these agreements follows.


    ERIC M. OGANESOFF. Mr. Oganesoff, currently the Chairman of the Board and Chief Executive Officer of the Company, will be the chief executive officer of the Surviving Corp. Upon Closing of the Merger he will execute a three year employment agreement with a base salary of $250,000 per annum and a Non-Compete Agreement pursuant to which he will receive $100,000 payable in a lump sum at Closing. In addition, Mr. Oganesoff will receive seven thousand (7,000) restricted performance shares of L-P common stock per year for three years, which will be subject to performance restrictions described in "INTERESTS OF

CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements-- Restricted Performance Shares Requirements." Mr. Oganesoff also holds vested options to purchase 12,500 shares of the Company's Common Stock, which will be treated as set forth above under "Employee Stock Options." The Company has also released Mr. Oganesoff from liability under a $75,000 note presently payable to the Company.



    JOEL TRANMER. Mr. Tranmer, currently President and a Director of the Company, will be the president of the Surviving Corp. Upon Closing of the Merger, he will execute a three year employment agreement, at a base salary of $184,600 per annum, increasing at a minimum of approximately 8% per year in the second and third years, and a Non-Compete Agreement pursuant to which he will receive $100,000 payable in a lump sum at Closing. In addition, Mr. Tranmer will receive seven thousand (7,000) restricted performance shares of L-P common stock per year for three years, which will be subject to performance restrictions described in "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements--Restricted Performance Shares Requirements." Mr. Tranmer also holds vested options to purchase 7,500 shares of the Company's Common Stock, which will be treated as set forth above under "Employee Stock Options."



    AL COLLISON. Mr. Collison, currently a vice president of the Company, will become a vice president of the Surviving Corp. Upon Closing of the Merger he will execute a three year employment agreement, at a base salary of $153,500 per annum, increasing at a minimum of approximately 8% per year in the second and third years, and a Non-Compete Agreement pursuant to which he will receive $100,000 payable in a lump sum at Closing. In addition, Mr. Collison will receive seven thousand (7,000) restricted performance shares of L-P common stock per year for three years, which will be subject to performance restrictions described in "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements--Restricted Performance Shares Requirements." Mr. Collison also holds vested options to purchase 7,500 shares of Common Stock, which will be treated as set forth above under "Employee Stock Options," and 11,000 Redeemable Common Stock Purchase Warrants, which will be eligible for a temporary reduced exercise price of $4.95, together with all other such warrants.



    STEVE GERBER. Mr. Gerber, currently an executive vice president of the Company, will become an executive vice president of the Surviving Corp. Upon Closing of the Merger, he will execute a three year employment agreement, at a base salary of $120,000 per annum, increasing by a minimum of 10% per year, and a Non-Compete Agreement pursuant to which he will receive $50,000 payable in a lump sum at Closing. In addition, Mr. Gerber will receive sixteen hundred and sixty-seven (1,667) restricted performance shares of L-P common stock per year for three years which will be subject to performance restrictions described in "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements--Restricted Performance Shares Requirements." Mr. Gerber also holds vested options to purchase 25,000 shares of Common Stock, which will be treated as set forth above under "Employee Stock Options."



    JOHN BERNARDI. Mr. Bernardi, currently the Chief Financial Officer of the Company, will become the chief financial officer of the Surviving Corp. Upon Closing of the Merger he will execute a three year employment agreement, at a base salary of $125,000 per annum, and a Non-Compete Agreement pursuant to which he will receive $50,000 payable in a lump sum at Closing. In addition, Mr. Bernardi will receive sixteen hundred and sixty-seven (1,667) restricted performance shares of L-P common stock per year for three years which will be subject to performance restrictions described in "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements--Restricted Performance Shares Requirements." Mr. Bernardi also holds vested options to purchase 7,500 shares of the Company's Common Stock, which will be treated as set forth above under "Employee Stock Options."


    RICHARD CAMPBELL. Mr. Campbell, currently a director and General Counsel to the Company, will not become an employee of L-P following closing of the Merger, but will receive $150,000 per year for two years as a consultant to L-P. In addition, Mr. Campbell and Campbell & Fleming, P.C., a law firm to which

Mr. Campbell is of counsel, will receive legal fees for services rendered in connection with the Merger. Mr. Campbell also holds vested options to purchase 7,500 shares of the Company's Common Stock, which will be treated as set forth above under "Employee Stock Options."

    RESTRICTED PERFORMANCE SHARES REQUIREMENTS. The restricted performance shares of L-P common stock discussed in "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements" will be vested in the recipients as follows: one-third of such shares shall be released upon the achievement of specific earnings before interest, taxes, depreciation and amortization ("EBITDA") targets for the business of the Company combined with the existing cellulose operations of L-P of $10.0 million for fiscal 1997, $11.0 million for fiscal 1998 and $12.0 million for fiscal 1999, PLUS the achievement of 2 of 12 action items for fiscal 1997, 5 of 12 action items for fiscal 1998, and 8 of 12 action items for fiscal 1999. The action items relate to technical product improvements, efficiency improvements in production and penetration of new markets for the Company's products.


    L-P may from time to time provide additional incentive programs consistent with its business objectives for GreenStone.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    COMMON STOCKHOLDERS. The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction to the Common Stockholders for Federal income tax purposes. A Common Stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between such Common Stockholder's adjusted tax basis in such Common Stockholder's Common Stock and the $5.25 per share consideration received by such stockholder in the Merger. Such gain or loss will be calculated separately for each block of Common Stock exchanged by a Common Stockholder. Such gain or loss will be a capital gain or loss if a block of Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the Effective Time, such block of Common Stock has been held for more than one year.


    The foregoing discussion may not apply to Common Stockholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER LAWS.


    SERIES E STOCKHOLDERS. Ernst & Young LLP, tax advisor to the Company, is expected to render an opinion to the holders of the Series E Stock (the "Tax Opinion") that the Merger should constitute a reorganization under Section 368(a) of the Code (a "Reorganization"). Such opinion will be based on certain assumptions as well as representations received by Ernst & Young LLP from the Series E Stockholders, the Company and L-P, which representations Ernst & Young LLP has not independently verified, and is subject to certain limitations discussed below. Moreover, such opinion is not binding on the Internal Revenue Service (the "IRS") nor does it preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization, based upon such Tax Opinion.


    Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the Tax Opinion will address and be limited to the following federal income tax consequences:

        (a) No gain or loss will be recognized by the holders of the Series E Stock upon the receipt of L-P Common Stock solely in exchange for such Series E Stock in the Merger (except to the extent of cash received in lieu of fractional shares or as a result of exercising dissenters' or appraisal rights).

        (b) The aggregate tax basis of the L-P Common Stock so received by holders of the Series E Stock in the Merger (including any fractional share of L-P Common Stock not actually received) will be the same as the aggregate tax basis of the Series E Stock surrendered in exchange therefor.

        (c) No gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for shares of Series E Stock, and the tax basis of such holders in the Series E Stock will be the same as such holder's basis in the Company's Common Stock.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be accounted for by L-P under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

REGULATORY APPROVALS

    Certain acquisition transactions such as the Merger are reviewed by the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Act, the Merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and a thirty-day waiting period, subject to possible extension by the Antitrust Division or the FTC, has been satisfied. The Company and L-P filed such information with the Antitrust Division and the FTC on September 30, 1996, and the applicable waiting period prescribed under the Hart-Scott-Rodino Act expired on October 30, 1996. Neither the Antitrust Division nor the FTC raised any objections or made any comments with respect to the Merger.

    At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take any action under the antitrust laws as either of them deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company or L-P. At any time before or after the Effective Time, and notwithstanding that the Hart-Scott-Rodino Act waiting period has expired, any state could take any action under such state's antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of the Company by L-P or businesses of the Company or L-P. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    As discussed above, consummation of the Merger is conditioned upon, among other things, the absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger. In addition, consummation of the Merger is conditioned upon the receipt of all required permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations. See "THE MERGER AGREEMENT--Conditions to the Merger."

SOURCE AND AMOUNT OF FUNDS


    The total amount of funds necessary for payment of the consideration to be received by the Common Stockholders in the Merger and the fees and expenses of L-P related to the Merger is approximately $21,000,000. Such funds will be provided from L-P's general corporate funds and working capital.


    The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the expense. Estimated costs and fees to be incurred by the Company in connection with the Merger, assuming completion of the Merger, are as follows:


Investment Banking Fairness Opinion Fees..........................  $ 150,000
Legal Fees........................................................    400,000
SEC Filing Fees...................................................      7,150
Printing Costs....................................................     50,000
Solicitation Costs................................................     40,000
Miscellaneous.....................................................    100,000
                                                                    ---------
      Total.......................................................  $ 747,150
                                                                    ---------
                                                                    ---------

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

EFFECTIVE TIME


    After the satisfaction or waiver of all the conditions set forth in the Merger Agreement, a certificate of merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The Effective Time of the Merger will be at such date and time as is provided in the Certificate of Merger. The Company currently expects the Effective Time to occur in the first week of January 1997.


THE MERGER


    The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by (i) a majority of the outstanding shares of Common Stock and also (ii) a majority of the Common Stock held by the Common Stockholders (as defined on the cover page), and compliance with certain other covenants and conditions, the Company will be merged with and into the Surviving Corp., at which time the separate corporate existence of the Company will terminate. As a result of the Merger, all the property, rights, privileges, powers and franchises of the Company will vest in the Surviving Corp., and all debts, liabilities and duties of the Company will become the debts, liabilities and duties of the Surviving Corp.


    CONVERSION OF COMMON STOCK. At the Effective Time, each share of Common Stock (other than shares held in the Company's treasury or held directly or indirectly by the Company, L-P or their respective subsidiaries) will be converted into the right to receive $5.25 per share in cash, without interest thereon, upon surrender of the certificates representing shares of Common Stock, except for dissenting shares pursuant to the DGCL.


    CONVERSION OF SERIES E STOCK. At the Effective Time, each share of Series E Stock (other than shares held in the Company's treasury or held directly or indirectly by the Company, L-P or their respective subsidiaries) will be converted into the right to receive restricted L-P Common Stock on the basis of
0.1875 L-P shares for each share of Series E Stock, subject to certain restrictions, rights and possible adjustments. At the Effective Time, the number of shares of L-P Common Stock to be issued on conversion of the Series E Stock will be adjusted upward (but not downward) to account for changes in the market price of the L-P Common Stock prior to the Effective Time. All such additional shares of L-P Common Stock ("Escrow Shares") will be held in escrow pending release to the holders or return to L-P as described below. The receipt of an opinion by the Series E Stockholders from Ernst & Young LLP and by L-P from Price Waterhouse LLP that the Merger should qualify as a reorganization under
Section 368(a) of the Code is a condition to the closing of the Merger. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Following the Effective Time, in the event the average closing price per share for L-P Common Stock on the New York Stock Exchange (or if not traded on the New York Stock Exchange, on the principal exchange on which L-P stock is so traded) as reported in THE WALL STREET JOURNAL for a period of five consecutive trading days (the "Average Trading Price") is at least $28 per share at any time after the Effective Time and prior to March 1, 1998, then there shall be no adjustment in the number of shares into which each share of Series E Stock shall be converted, and the Escrow Shares shall be canceled and returned to L-P. In the event the highest Average Trading Price for all five consecutive trading day periods after the Effective Time and prior to March 1, 1998, shall be less than $28 per share, then the number of shares of L-P Common Stock to be issued in exchange for each share of Series E Stock, shall be adjusted to be equal to the quotient (rounded to four decimal places) obtained by dividing (i) $5.25 by (ii) the greater of
(x) $19 or (y) the Average Trading Price for the five trading days immediately preceding

March 1, 1998 and the appropriate number of Escrow Shares to provide for such adjustment shall be released to the respective holders thereof, with any remaining balance of Escrow Shares being canceled and returned to L-P. In the event that the total number of Escrow Shares are not sufficient to satisfy such adjustment, L-P shall as promptly as practicable, subject to the provisions of the Merger Agreement requiring cash to be paid in lieu of fractional shares of L-P Common Stock, issue to each former holder of shares of Series E Stock who has theretofore duly surrendered their Series E Stock Certificates, a certificate representing the additional whole number of shares of L-P Common Stock (and cash in lieu of any fractional share) necessary to cause the total number of shares of L-P Common Stock to be equal to the amount the holder would have received if the adjusted exchange ratio had been known at the Effective Time. The right to receive any such additional shares (and cash in lieu of fractional shares) is not transferable, other than by operation of law (including transfer by will, or the laws of descent and distribution). Former holders of Series E Stock will not be entitled to receive any dividend or distribution in respect of any additional shares issued pursuant to this adjustment for which the record or payment date is prior to March 1, 1998, or any interest or other amount in respect of such dividends and distributions. The holders of the Escrow Shares will waive their right to receive any cash dividends payable on the Escrow Shares, and any stock or other extraordinary dividends payable on the Escrow Shares will be placed in escrow, subject to release or cancellation and return to L-P on the same terms and conditions as the Escrow Shares. In addition, L-P has agreed to register the shares of L-P Common Stock received by the holders of the Series E Stock for resale, or, alternatively, to repurchase such shares at their then fair market value upon demand. Each holder of Series E Stock will agree not to sell or demand repurchase of such shares for a period of two years following closing of the Merger in the absence of changed personal circumstances. In the event that the Average Trading Price of L-P Common Stock shall decline by 15% or more and below $19 per share between the Effective Time and March 1, 1998, the former holders of the Series E Stock will be able to sell or require the repurchase of their shares of L-P Common Stock while retaining the conversion price adjustment set forth above. In all other circumstances, a Series E Stockholder who sells his L-P Common Stock prior to March 1, 1998 will lose the benefit of the conversion price adjustment.


    OTHER PREFERRED STOCK. If any shares of the Company's Series B Preferred Stock, $0.01 par value ("Series B Stock"), remain issued and outstanding at the Effective Time, each such share shall, in accordance with an agreement with the sole holder of Series B Stock, be converted into the right to receive its pro-rata share of the sum of $200,000, inclusive of all accrued but unpaid dividends. In addition, if any shares of any series of the Company's preferred stock, other than Series B Stock or Series E Stock remain issued and outstanding at the Effective Time, each such share will be converted as if it were a share of the Company's Common Stock as described above.

    PUBLIC WARRANTS. At the Effective Time, each outstanding Redeemable Common Stock Purchase Warrant of the Company will, in accordance with its terms, be converted into the right to receive upon exercise of the warrant and payment of the $6.50 per share exercise price specified therein, or for the 60-day period immediately following the Effective Time, $4.95 per share, an amount of cash equal to $5.25 multiplied by the number of shares of the Company's Common Stock represented by such warrant.


    OTHER WARRANTS. At or prior to the Effective Time: (a) Each outstanding Representative's Warrant dated July 28, 1994, will be canceled without payment of additional consideration to the holders thereof, (b) each outstanding warrant issued to H. J. Meyers & Co., Inc., in January and February 1996, shall, in accordance with its terms, be converted into a warrant to receive, upon exercise thereof, and payment of the $3 per share exercise price, an amount equal to $5.25 multiplied by the number of shares of Common Stock represented by the warrant, and (c) all options (other than those described under "Employee Stock Options") will be canceled and the holders thereof will be entitled to receive an amount of cash equal to the product of: (i) the number of shares as to which such option was exercisable immediately prior to the Effective Time, multiplied by (ii) the difference between $5.25 and the per share exercise price of such option.

    EMPLOYEE STOCK OPTIONS. Upon vesting in accordance with their existing terms, at the Effective Time outstanding employee stock options to purchase approximately 224,032 shares of the Company's Common Stock held by middle management and plant employees will be converted into the right to receive, upon exercise, a cash amount (net of required withholding) equal to the product of the number of shares subject to such option and the difference between $5.25 and the per share exercise price of the option, provided that the option would then be exercisable if the Merger had not occurred. A further 141,000 vested options held by members of senior management and directors will be treated the same, while 79,000 unvested options held by such members of senior management and directors will be canceled.


    DIRECTORS AND OFFICERS; GOVERNING DOCUMENTS. From and after the Effective Time, the directors of the Surviving Corp. will remain the directors of the Surviving Corp. until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company will become the equivalent officers of Surviving Corp., serving at the pleasure of its Board of Directors. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corp., as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the Bylaws of Surviving Corp. until thereafter changed or amended as provided therein or by applicable law, except that the name of Surviving Corp. shall be changed to "GreenStone Industries, Inc.".

    SURRENDER OF STOCK CERTIFICATES; PAYMENT FOR SHARES.


    COMMON STOCKHOLDERS. L-P has designated American Stock Transfer & Trust Company to act as Exchange Agent for the payment of the consideration to be received by Common Stockholders in the Merger upon surrender of certificates representing shares of Common Stock, and at or prior to the Effective Time, L-P will make available to the Exchange Agent certificates representing shares of L-P Common Stock and cash in amounts and at the times necessary for the payment of the consideration to be received by Common Stockholders in the Merger. As soon as practicable after the Effective Time, and in no event later than ten business days after receipt from the Company or its transfer agent of a list of stockholders of record as of the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of dissenting shares) (i) a letter of transmittal and (ii) instructions for the surrender of certificates representing ownership of shares of Common Stock ("Certificates") in exchange for $5.25 per share in cash. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate have been converted pursuant to the Merger Agreement, and the Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on any cash and unpaid dividends and distributions payable to the holders of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment pay any transfer or other taxes which may be required by reason of such payment to a person other than the registered holder of the surrendered Certificate, or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, each Certificate will represent only the right to receive upon surrender to the Exchange Agent the amount of cash, without interest, into which the shares theretofore represented by such Certificate have been converted pursuant to the Merger Agreement, determined as of the Effective Time. The right of any stockholder to receive $5.25 per share in cash will be subject to and reduced by the amount of any required tax withholding obligation.


    SERIES E STOCKHOLDERS. As soon as practicable after the Effective Time, and in no event later than ten business days after receipt from the Company or its transfer agent of a list of holders of the Series E Stock as of the Effective Time, L-P will mail to each holder of Series E Stock a letter of transmittal with instructions for use in effecting the surrender of the certificates representing shares of Series E Stock (the

"Series E Stock Certificates") in exchange for certificates representing L-P common stock and a cash payment in lieu of fractional shares. Upon proper surrender of a Series E Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Series E Stock Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of whole shares of L-P Common Stock into which the shares of Series E Stock theretofore represented by the Series E Stock Certificate so surrendered shall have been converted excluding any Escrow Shares, and a check representing the amount of cash in lieu of fractional shares, if any, that such holder has the right to receive. No interest will be paid or accrued on any cash and unpaid dividends and distributions payable to the holders of the Series E Stock Certificates. No dividends or other distributions declared as of a record date after the Effective Time with respect to L-P Common Stock shall be paid to the holder of any unsurrendered Series E Stock Certificate until the holder thereof shall surrender such Series E Stock Certificate. After proper surrender of a Series E Stock Certificate, the record holder thereof shall be entitled to receive any such dividends and other distributions, without any interest thereon, that theretofore had become payable with respect to shares of L-P Common Stock represented by such Series E Stock Certificate. If any certificate representing shares of L-P Common Stock is to be issued in a name other than that in which the Series E Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Series E Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of L-P Common Stock in any name other than that of the registered holder of the Series E Stock surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.



    AFFILIATES. No certificate representing L-P Common Stock shall be delivered to a person who is an affiliate of the Company, for purposes of Rule 145 of the Securities Act, unless such affiliate has theretofore executed and delivered to L-P a written affiliate's resale agreement, in a form approved by L-P.



    UNCLAIMED EXCHANGE FUND. Any portion of the certificates representing shares of L-P Common Stock and cash deposited with the Exchange Agent (the "Exchange Fund") that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Surviving Corp. Thereafter, former stockholders of the Company shall look only to Surviving Corp. for payment of the consideration that such stockholder is entitled to receive pursuant to the Merger Agreement, without interest, and any such unclaimed funds shall be subject to state escheat laws.


REPRESENTATIONS AND WARRANTIES


    The Merger Agreement contains certain representations and warranties of the Company and certain limited representations and warranties made personally by those executives and directors of the Company who will receive L-P Common Stock in exchange for Series E Stock, including representations and warranties as to the Company and its subsidiaries regarding among other matters: their due organization and valid existence, authority to conduct business and own and lease assets and properties; being duly licensed or qualified to do business; the Company's subsidiaries; capitalization; the authority to execute and deliver the Merger Agreement and, subject to receipt of the requisite stockholder approval, to consummate the transactions contemplated therein; due and valid execution of the Merger Agreement; enforceability of the Merger Agreement; required governmental and third-party consents and approvals; the accuracy of financial statements; the absence of brokers or finders; the status of accounts receivable and inventories; the absence of certain changes in operations and results since June 29, 1996; the absence of undisclosed material liabilities; the absence of material litigation; material compliance with applicable laws (including requirements regarding filing reports and returns, licenses and similar permits and similar approvals and Hazardous Substances (as defined in the Merger Agreement)); title to and condition of material assets; delivery of copies of insurance policies; delivery of copies of lease agreements; the absence of certain specified types of contracts, commitments and defaults; certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and other employee benefit matters; disclosure of employment compensation; intellectual property rights; status of significant customers and suppliers; tax matters; bank information; disclosure of the name of each person holding a power of attorney from the Company or its subsidiaries, and a summary of the terms thereof; the absence of material adverse conditions; and material completeness of all disclosure.

    The Merger Agreement also includes certain representations and warranties by L-P, including representations and warranties as to L-P and Surviving Corp. regarding: due organization and valid existence; authority to conduct business and own, lease and operate assets and properties; being duly licensed or qualified to do business; capitalization; authority to execute and deliver the Merger Agreement and consummate the transactions contemplated therein; due and valid execution of the Merger Agreement and enforceability of the Merger Agreement; the absence of certain specified types of violations, conflicts and breaches in connection with the Merger Agreement; governmental and third party consents and approvals; the accuracy of financial statements; the absence of brokers or finders; L-P's financial ability to pay the merger consideration to the Common Stockholders of the Company; and material completeness of all disclosure.

CONDUCT OF THE BUSINESS PENDING THE MERGER

    During the period from the date of the Merger Agreement, to the Effective Time, the Company has agreed as to itself and its subsidiaries that, except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by L-P, the Company shall, and shall cause its subsidiaries to, (i) conduct its business in all material respects in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action that would adversely affect or delay the ability of the Company or L-P to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the Merger Agreement, or to perform its covenants and agreements under the Merger Agreement. Except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by L-P, the Company also has agreed that during such period it will not, nor will it permit any of its subsidiaries to: (a) other than borrowings under its usual credit line in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance; (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock, or grant or issue any stock appreciation rights or grant or issue to any individual, corporation or other entity any right to acquire any shares of its capital stock except for dividends paid by any of its wholly owned subsidiaries or any of their wholly owned subsidiaries; or issue any additional shares of capital stock or securities or obligations except pursuant to (A) the exercise of stock options or warrants outstanding as of the date of the Merger Agreement, (B) the exercise of rights of conversion of outstanding shares of preferred stock, and
(C) the issuance of Series E Stock as contemplated by the Merger Agreement; (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, except sales of inventory in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement (other than sales of paper recycling bins) or cancel, release or assign any indebtedness to any such person or any claims held by any such person; (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof; (e) enter into any contract or agreement that involves an amount in excess of $50,000 or that will have a term in excess of 180 days or terminate or materially modify any contract or agreement that involves an amount in excess of $50,000 or that has a remaining term in excess of 180 days, or commit to any capital expenditure, or make any capital expenditure not committed to prior to the date of the Merger Agreement, in excess of $50,000; (f) increase in any manner the compensation or fringe benefits of any of its employees other than regularly scheduled increases for non-managerial employees in the ordinary course of business consistent with past practice or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than amendments required to comply with applicable legal requirements or accelerate the vesting of any stock options or other stock-based compensation; (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the Merger Agreement (and the Company must notify L-P of the relevant details of any inquiries or proposals it receives relating to such matters) or unless the Company shall have determined based upon the written advice of counsel that fiduciary duties under applicable law require otherwise, participate in any negotiations concerning or otherwise facilitate any such transaction; (h) settle any claim, action or proceeding involving material money damages, except in the ordinary course of business consistent with past practice; (i) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (j) amend its certificate of incorporation or its bylaws; (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; or (l) agree to, or make any commitment to, take any of the actions prohibited in this paragraph.


    During the period from the date of the Merger Agreement, to the Effective Time, except as expressly contemplated or permitted by the Merger Agreement, L-P has agreed that without the prior written consent of the Company it will not:
(a) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; (c) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under the Merger Agreement; or
(d) agree to, or make any commitment to, take any of the actions prohibited in this paragraph.

OTHER AGREEMENTS OF THE COMPANY, L-P AND SURVIVING CORP.

    Pursuant to the Merger Agreement, the parties have agreed to the following additional terms:

    REGULATORY MATTERS.

    (a) The Company shall promptly prepare and file this Proxy Statement with the Securities and Exchange Commission after consultation and cooperation with L-P. The parties shall take reasonable actions to obtain an exemption from registration under the Securities Act of 1933, as amended ("Securities Act") for the issuance of L-P Common Stock in the Merger. L-P shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company's capital stock as may be reasonably requested in connection with any such action.

    (b) The parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The parties shall have the right to review in advance and, to the extent practicable, each will consult the other on (in each case, subject to applicable laws regarding the exchange of information) all information relating to L-P or the Company, as applicable, and their respective subsidiaries, that appears in regulatory and other third party filings and submissions in connection with the Merger Agreement. In addition, the parties shall consult with each other regarding obtaining permits, consents, approvals and authorizations that are necessary or advisable and will keep each other apprised of the status of the completion of transactions contemplated in the Merger Agreement.

    (c) The parties shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this Proxy Statement or any other statement, filing, notice or application.

    (d) The parties shall promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the Merger Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

    ACCESS TO INFORMATION.

    (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access, prior to the Effective Time, to all its properties, books, contracts, commitments and records. In addition, during such period, each party shall cause its respective subsidiaries to make available to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and all other information concerning its business, prospects and personnel as such party may reasonably request.

    (b) Each party shall hold all information furnished by the other and its subsidiaries in confidence.


    STOCKHOLDER APPROVAL. The Company shall call a meeting of its stockholders to be held as soon as practical for the purpose of voting on approval of the Merger Agreement. Subject to applicable fiduciary requirements, the Company's Board of Directors shall recommend such approval to its stockholders and shall use reasonable efforts to solicit such approval.

    LEGAL CONDITIONS TO MERGER. L-P and the Company shall, and shall cause its respective subsidiaries to, use reasonable best efforts (a) to comply with all applicable legal requirements with respect to the Merger and, subject to the conditions set forth in the Merger Agreement, to consummate the transactions contemplated in the Merger Agreement, (b) to obtain, and cooperate with the other in obtaining, required governmental and other third party consents, approvals, orders, authorizations, and exemptions required in connection with the Merger and the other transactions contemplated in the Merger Agreement, and
(c) to cause the conditions to the consummation of the Merger to be satisfied.


    STOCK EXCHANGE LISTING OF SHARES. L-P shall use its best efforts to cause the shares of L-P Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.


INDEMNIFICATION


    The Merger Agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, in which any person who at the date of the Merger Agreement is, or at any prior time has been, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or its subsidiaries, or any of their respective predecessors or (ii) the Merger Agreement or the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, the parties will cooperate and use their best efforts to defend against and respond thereto. After the Effective Time, L-P shall cause Surviving Corp. to indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Surviving Corp.; provided, however, that (1) Surviving Corp. shall have the right to assume the defense thereof and upon such assumption Surviving Corp. shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Surviving Corp. elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Surviving Corp. and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Surviving Corp., and Surviving Corp. shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Surviving Corp. shall be obligated to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, Surviving Corp. shall be obligated to pay for such separate counsel, (3) Surviving Corp. shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Surviving Corp. shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Surviving Corp. thereof, provided that the failure to notify shall not affect the obligations of Surviving Corp. except to the extent such failure to notify materially prejudices Surviving Corp. Surviving Corp.'s obligations will continue in full force and effect for a period of six (6) years from the Effective

Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim and provided further that Surviving Corp. shall have the right of set-off against any payments required to be made by Surviving Corp. to an Indemnified Party to the extent that such Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors' and officers' liability insurance policy maintained by the Company or Surviving Corp. or L-P.

CONDITIONS TO THE MERGER


    ALL PARTIES. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing Date: (a) approval and adoption of the Merger Agreement and the transactions contemplated therein by the holders of at least a majority of the Company's Common Stock and by the holders of at least a majority of the Company's outstanding shares held by the Common Stockholders;
(b) the shares of L-P Common Stock that shall be issued to the Series E Stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the New York Stock Exchange subject to official notice of issuance; (c) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained without the imposition of any conditions that are in L-P's reasonable judgment unduly burdensome and shall remain in full force and effect and all statutory waiting periods shall have expired, and all other material consents or approvals of any third party required in connection with the consummation of the Merger shall have been obtained; (d) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement being in effect and no statute, rule, order, injunction, or decree shall be enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts, or makes illegal the consummation of the Merger; (e) each member of the Company's senior management shall have exchanged all shares of the Company's capital stock held by such stockholder for an equivalent number of shares of Series E Stock, the Company, L-P and each such stockholder shall have executed a Series E Preferred Stock Agreement respecting registration and resale of such L-P Common Stock; each such stockholder shall have completed a required questionnaire and no material default shall exist under the Series E Preferred Stock Agreement; (f) Messrs. Oganesoff, Tranmer, Collison, Bernardi and Gerber shall have executed the employment agreements and covenants not to compete described under "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION--Employment and Compensation Arrangements;"
(g) each outstanding warrant to purchase shares of the Company's Common Stock issued pursuant to a Warrant Agreement dated July 20, 1994, shall be converted into a warrant to receive, upon exercise of the warrant and payment of the $6.50 per share price specified therein (or, for the 60 day period immediately following the Effective Time, $4.95), an amount in cash equal to $5.25 multiplied by the number of shares of the Company's Common Stock represented by such warrant; (h) each outstanding Representative's Warrant dated July 28, 1994, shall be canceled without payment of additonal consideration to the holders thereof; (i) each outstanding option to purchase shares of the Company's Common Stock under the GreenStone 1993 Amended and Restated Stock Option Plan shall, in accordance with the terms thereof, terminate, and the holders of such options shall have no further right to receive shares of the Company's Common Stock or any other security; provided, however, that after the Effective Time each holder of such option identified on a list delivered by L-P to the Company shall be entitled, upon giving notice to the Surviving Corp. of exercise of such option to the extent it would then be exercisable in accordance with its terms if the Merger had not occurred (employment by L-P and its subsidiaries after the Effective Time being treated as employment by the Company for purposes of determining eligiblity) and without other consideration, an amount in cash, net of any required withholding, equal to the product of (x) the number of shares for which such option would then be so exercisable, multiplied by (y) the difference between $5.25 and the per share exercise price of such option; (j) each outstanding option represented by a Performance Stock Option Certificate shall be canceled without payment of addtional consideration to the holder thereof; (k) all required action shall have been taken for each outstanding option referred to in clauses (i) and
(j) above, to be treated in the same manner as options under the 1993 Amended and Restated Stock Option Plan; (l) each Warrant issued to H. J. Meyers & Co., Inc. in January and February 1996, shall, in accordance with its terms, be converted into a warrant to receive upon the exercise thereof and payment of the $3 per share exercise price, an amount of cash equal to $5.25 multiplied by the number of shares of Common Stock represented by such warrant and (m) all outstanding convertible debt shall have been prepaid in full in accordance with its terms without premium.



    L-P. Pursuant to the Merger Agreement, the obligations of L-P and Surviving Corp. to effect the Merger are subject to the satisfaction or waiver of the following conditions: (a) the representations and warranties of the Company set forth in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and (except as such representations and warranties speak as of an earlier date) as of the Closing Date, as though made on and as of the Closing Date, and L-P shall have received a certificate signed on behalf of the Company by certain specified officers as to the foregoing effect and a certificate signed by each holder of Series E Stock who is an officer or director of the Company with respect to such individual's knowledge of the accuracy of the Company's representations and warranties and undertaking personal liability for known inaccuracies to the extent of 15% of the consideration received by the individual; (b) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement or prior to the Closing Date, and L-P shall have received a certificate signed on behalf of the Company by specified officers to such effect; (c) L-P shall have received an opinion of Miller, Nash, Wiener, Hager & Carlsen LLP, counsel to L-P to the effect that issuance of shares of L-P Common Stock in the Merger does not require registration under the Securities Act; and
(d) L-P shall have received an opinion from Price Waterhouse LLP, dated as of the Effective Time, to the effect that the Merger should be treated as a Reorganization under Section 368(a) of the Code.


    THE COMPANY. Pursuant to the Merger Agreement, the obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company of the following conditions: (a) the representations and warranties of L-P set forth in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and (except as such representations and warranties speak as of an earlier date) as of the Closing Date, as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of L-P by an executive officer of L-P to the foregoing effect; (b) L-P shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of L-P by an executive officer of L-P to the foregoing effect; and (c) the holders of Series E Stock shall have received an opinion from Ernst & Young LLP, dated as of the Effective Time, to the effect that the Merger should be treated as a Reorganization under Section 368(a) of the Code.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the stockholders: (a) by mutual consent of L-P and the Company, in a written instrument if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board; (b) by either the Board of Directors of L-P or the Board of Directors of the Company (i) if any governmental entity which must grant a requisite regulatory approval has denied approval of the Merger and such denial has become final and nonappealable or
(ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; (c) by any party if the Merger shall not have been consummated on or before March 31, 1997, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate the Merger Agreement of any representation, warranty, covenant, or other agreement of such party set forth in the

Merger Agreement; (d) by either the Board of Directors of L-P or the Board of Directors of the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or (e) by either L-P or the Company if any approval of the stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

EXPENSES

    The Merger Agreement provides that whether or not the Merger is consummated all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. See "BREAKUP FEES" regarding termination fees payable by the Company in certain circumstances.

AMENDMENT; EXTENSION; WAIVER

    The Merger Agreement provides that subject to compliance with applicable law, it may be amended by written instrument signed on behalf of each of the Company, L-P and Surviving Corp. pursuant to action taken or authorized by their respective Boards of Directors at any time before or after stockholder approval of the Merger Agreement, but after any such approval, no amendment may be made without further approval by such stockholders that reduces the amount or changes the form of the consideration to be delivered to the Company's stockholders, other than as contemplated by the Merger Agreement.


    At any time prior to the Effective Time, L-P and the Company, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, pursuant to a written document signed by the waiving party or the extending party, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties in the Merger Agreement or any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement; provided, however, that after any approval of the Merger Agreement by the Company's stockholders, no such extension or waiver may be made without the further approval by such stockholders that reduces or changes the form of consideration to be delivered to the Company's stockholders, other than as contemplated by the Merger Agreement.


BREAKUP FEES

    In order to induce L-P to enter into the Merger Agreement and take actions in furtherance of the transactions contemplated thereby, pursuant to a separate agreement ("Termination Fee Agreement"), the Company has agreed to pay L-P a cash fee of $250,000 if (a) the Merger Agreement is terminated pursuant to
Article VIII thereof, and (b) a "First Trigger Event" (as defined in the Termination Fee Agreement) has occurred prior to or concurrently with such termination; provided that such fee is not payable if a "Nullifying Event" (as defined in the Termination Fee Agreement) has occurred and is continuing at the time the Merger Agreement is terminated. In addition, unless a Nullifying Event has occurred and is continuing at the time the Merger Agreement is terminated, the Company has agreed to pay L-P an additional cash fee of $500,000 less any amount paid by the Company as described in the preceding sentence, in the event that (i) the Merger Agreement has been terminated pursuant to Article VIII thereof, (ii) prior to or concurrently with such termination a First Trigger Event has occurred and (iii) prior to, concurrently with, or within 18 months, after such termination an "Acquisition Event" (as defined in the Termination Fee Agreement) has occurred.

    For purposes of the Termination Fee Agreement, a "Nullifying Event" will be deemed to occur if (a) L-P is in breach of the Merger Agreement such that the Company may elect to terminate the Merger Agreement pursuant to Section 8.1(d) thereof (without reference to any grace period provided therein), or (b) L-P's Board of Directors has withdrawn or modified its approval of the Merger Agreement in a manner adverse to the Company (or has resolved or publicly announced its intention to do so); provided, however, in either case, that the Company is not in breach of the Merger Agreement at the time such event occurs. In general, a "First Trigger Event" will be deemed to occur in conection with specified types of publicly announced proposals, regulatory applications or notices (whether in draft or final form), agreements or understandings, disclosures of intent to make a proposal or amendment of any of the foregoing made or filed on or after the date of the Merger Agreement related to specified types of acquisition transactions with respect to the Company or any significant subsidiary thereof (as defined in the Termination Fee Agreement) by a party other than L-P or its subsidiaries (each an "Acquisition Proposal"), including certain mergers and similar transactions, the purchase, lease or other acquisition of all or substantially all the assets of the Company or a significant subsidiary, or any acquisition of securities of the Company or a significant subsidiary representing at least 20 percent of the voting power of the Company or such subsidiary. A First Trigger Event will occur if (i) following any Acquisition Proposal, the Company's Board of Directors shall have failed to approve or recommend the Merger Agreement or the Merger, or shall have withdrawn or modified in a manner adverse to L-P its approval or recommendation thereof, or shall have resolved or publicly announced its intention to do either of the foregoing; (ii) the Company or any significant subsidiary, or the Board of Directors thereof, shall have recommended that the stockholders of the Company approve any Acquisition Proposal or shall have entered into an agreement with respect to, authorized, approved, proposed, or publicly announced their intention to enter into, any Acquisition Proposal; (iii) the Merger Agreement shall not have been approved by the Company's stockholders prior to termination of the Merger Agreement, if prior thereto it shall have been publicly announced that any person (other than L-P or any of its subsidiaries) shall have made, or disclosed an intention to make, any Acquisition Proposal; (iv) any person (together with its affiliates or associates) or group, (other than L-P and its subsidiaries), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20 percent or more of the then outstanding shares of stock then entitled to vote generally in the election of the directors of the Company or any significant subsidiary; or (v) following the making of an Acquisition Proposal, the Company shall have intentionally breached the Merger Agreement such that L-P would be entitled to terminate the Merger Agreement under Section 8.1(d) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing the consummation of the Merger. Finally, an "Acquisition Event" will be deemed to occur upon the consummation of any event described in the definition of Acquisition Proposal, except that the purchase or other acquisition of securities representing 50 percent or more (instead of 20 percent or more) of the voting power of the Company or any significant subsidiary thereof is required for an Acquisition Event to occur.


    The Termination Fee Agreement provides that nothing in such agreement shall relieve the Company from liability for its breach of the Merger Agreement. However, in the event of a breach by the Company, the aggregate amount that L-P will be entitled to recover under the Termination Fee Agreement and the Merger Agreement will not exceed the total of all damages allowable at law by reason of such breach, plus (to the extent not otherwise included in such damages) the amount of all expenses incurred by L-P in connection with transactions contemplated by the Merger Agreement.

                     SECURITIES OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of November 1, 1996 (unless otherwise indicated), information concerning beneficial ownership of the Common Stock by any person known to the Company to be the beneficial owner of more than 5% of such stock, by each director, by each of the five most highly compensated executive officers of the Company, individually, and by directors and executive officers of the Company as group. Individuals have sole voting and investment power over such stock unless otherwise indicated in the footnotes. Substantially all of such shares (other than those held by James Kean and William Phillips) will be exchanged for an equal number of shares of Series E Stock immediately prior to closing of the Merger.


                                                                                  NUMBER OF SHARES
                                                                                   OF COMMON STOCK
                                                                                   OF THE COMPANY
                                                                                    BENEFICIALLY
                                                                                        OWNED         PERCENTAGE OF
NAME AND ADDRESS                                                                  AS OF NOVEMBER 1,    OUTSTANDING
OF BENEFICIAL OFFICER                                                                   1996          COMMON STOCK
--------------------------------------------------------------------------------  -----------------  ---------------
Joel Tranmer (1)................................................................         891,427             11.9%
Al Collison (2).................................................................         673,569              9.0%
The Moore Family Trust (3)......................................................         708,041              9.4%
James Kean (4)..................................................................         419,520              5.6%
  390 E. Ray Road
  Chandler, AZ 85225
Eric M. Oganesoff (5)...........................................................         279,973              3.7%
Richard L. Campbell (6).........................................................         225,200              3.0%
William D. Phillips (7).........................................................         104,064              1.4%
John R. Bernardi (8)............................................................          55,231              0.7%
Steven A. Gerber (9)............................................................          43,182              0.6%
Donald C. Frueh (10)............................................................          10,815              0.1%
All officers and directors as a group (8 persons)...............................       2,283,461             30.4%


------------------------

(1) Includes 7,500 shares issuable upon exercise of currently vested options.

(2) Includes 109,092 shares issuable upon conversion of 54,546 shares of Series A Preferred Stock and 7,500 shares issuable upon exercise of currently vested options.


(3) Includes 211,282 shares issuable upon conversion of a note in the current principal amount of $1,373,333.



(4) Includes 114,470 shares issuable upon conversion of a note in the current principal amount of $881,416.



(5) Includes 12,500 shares issuable upon exercise of currently vested options.



(6) Includes 7,500 shares issuable upon exercise of currently vested options. The remaining shares are held by Mantis Partners IV, LP, over which Mr. Campbell exercises voting control.



(7) Includes 35,000 shares issuable upon exercise of currently vested options.



(8) Includes 7,500 shares issuable upon exercise of currently vested options.



(9) Includes 25,000 shares issuable upon exercise of currently vested options.



(10) Includes 10,000 shares issuable upon exercise of currently vested options.

                     MARKET PRICE AND DIVIDEND INFORMATION

    The Common Stock is listed on the Nasdaq National Market under the symbol "STON". The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share of the Common Stock.

                                                                                      COMMON STOCK
                                                                                  --------------------
PERIOD                                                                              HIGH        LOW
--------------------------------------------------------------------------------  ---------  ---------
July 28, 1994 through September 30, 1994........................................       6.13       4.50
October 1, 1994 through December 31, 1994.......................................       6.00       4.00
January 1, 1995 through March 31, 1994..........................................       4.63       3.75
April 1, 1995 through June 30, 1995.............................................       4.63       3.38
July 1, 1995 through September 30, 1995.........................................       4.13       3.13
October 1, 1995 through December 31, 1995.......................................       3.75       2.25
January 1, 1996 through March 31, 1996..........................................       4.50       2.75
April 1, 1996 through June 30, 1996.............................................       3.87       3.06
July 1, 1996 through September 30, 1996.........................................       5.00       2.94

    The Company has not declared or paid any dividends prior to or since the IPO and does not intend to pay dividends for the foreseeable future.

                  CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF
                          THE COMPANY AFTER THE MERGER

    If the proposed Merger is consummated, the Common Stockholders will no longer have an equity interest in the Company and, therefore, will not share in its future earnings and growth. Instead, each Common Stockholder will have received $5.25 per share in cash.

    The Company will, as a result of the Merger, become a wholly owned subsidiary of L-P. The Common Stock will be de-listed from the Nasdaq National Market, the registration of Common Stock under the Exchange Act will terminate and the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and restrictions on "short-swing" trading under Section 16 of the Exchange Act. Accordingly, less information will be required to be made publicly available than presently is the case. Certain information abut the Company will continue to be available through the public reports of L-P.

    Immediately after the Merger, all of the then outstanding Common Stock will be beneficially owned by L-P. The directors of Surviving Corp. immediately prior to the Effective Time (who will be designees of L-P) will be the directors of the Company from and after the Effective Time (until their successors are duly elected or appointed and qualified).

    Except as otherwise described in this Proxy Statement, L-P expects that the Company will be operated after the Merger in a manner substantially the same as its current operations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP serves as the Company's independent certified public accountants. A representative of Ernst & Young LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement, if so desired.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the Company's 1997 annual meeting (which will only be held if the Merger has not been consummated prior thereto), pursuant to Rule 14a-8(3)(i) promulgated by the SEC, must be received by the Company at its principal office, 6500 Rock Spring Drive, Suite 400, Bethesda, MD 20817, attention of John Bernardi, on or before January 15, 1997. In addition, the Company's Bylaws provide that any stockholder wishing to present a nomination for election of a director or wishing to bring a proposal or other business before the annual meeting of stockholders for a vote must give written notice to the Company at least 90 days in advance of the meeting and the notice must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of the Bylaws provisions from the Secretary of the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the SEC pursuant to the Exchange Act (file number 0-24504) are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-KSB for the year ended December 30, 1995, a copy of which is enclosed with this Proxy Statement;


    2. The Company's quarterly Reports on Form 10-QSB for the quarters ended March 30, 1996, June 29, 1996, and September 28, 1996, a copy of which September 28, 1996 report is enclosed with this Proxy Statement;



    3. The Company's Current Reports on Form 8-K dated February 29, 1996, April 8, 1996, May 3, 1996, August 9, 1996, September 17, 1996, October 31, 1996 and
November 12, 1996; and


    4. The Company's Proxy Statement in connection with the Annual Meeting of Stockholders held May 15, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

    Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                                   APPENDIX A

--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION
                                   AND MERGER

                               BETWEEN AND AMONG

                         LOUISIANA-PACIFIC CORPORATION,

                          GREENSTONE INDUSTRIES, INC.,

                                      AND

                               GSLP MERGER CORP.

          ------------------------------------------------------------

                            Dated: October 28, 1996

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER


      1.1  The Merger.......................................................................          1

      1.2  Effective Time...................................................................          1

      1.3  Effects of the Merger............................................................          1

      1.4  Conversion of GreenStone Capital Stock...........................................          1

      1.5  Newco Common Stock...............................................................          2

      1.6  Options and Warrants.............................................................          2

      1.7  Convertible Debt.................................................................          3

      1.8  Surviving Corporation............................................................          3


                                   ARTICLE II
                               EXCHANGE OF SHARES


      2.1  L-P to Make Shares and Cash Available............................................          4

      2.2  Exchange of Shares...............................................................          4

      2.3  Adjustment in Respect of Series E Stock..........................................          5


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF GREENSTONE


      3.1  Corporate Organization...........................................................          7

      3.2  Capitalization...................................................................          8

      3.3  Authority; No Violation..........................................................          9

      3.4  Consents and Approvals...........................................................          9

      3.5  Financial Statements.............................................................          9

      3.6  Broker's Fees....................................................................         10

      3.7  Current Assets...................................................................         10

      3.8  Absence of Certain Changes.......................................................         10

      3.9  Absence of Undisclosed Liabilities...............................................         11

     3.10  No Litigation....................................................................         11

     3.11  Compliance With Laws.............................................................         11

     3.12  Title to and Condition of Properties.............................................         12

     3.13  Insurance........................................................................         12

     3.14  Contracts and Commitments........................................................         13

     3.15  Employee Benefit Plans...........................................................         13

     3.16  Employment Compensation..........................................................         14

     3.17  Patents, Trademarks, Etc.........................................................         14

     3.18  Customers and Suppliers..........................................................         14

     3.19  Tax Matters......................................................................         14

     3.20  Key Employees; Banks; Etc........................................................         15

     3.21  Adverse Conditions...............................................................         15

     3.22  Disclosure.......................................................................         15


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF L-P


      4.1  Corporate Organization...........................................................         15

      4.2  Capitalization...................................................................         15

      4.3  Authority; No Violation..........................................................         16

      4.4  Consents and Approvals...........................................................         16

      4.5  Financial Statements.............................................................         16

      4.6  Broker's Fees....................................................................         17

      4.7  Disclosure.......................................................................         17

      4.8  Funding..........................................................................         17


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS


      5.1  Conduct of GreenStone Businesses Prior to the Effective Time.....................         17

      5.2  GreenStone Forbearances..........................................................         17

      5.3  L-P Forbearances.................................................................         19


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS


      6.1  Regulatory Matters...............................................................         19

      6.2  Access to Information............................................................         20

      6.3  Shareholder Approval.............................................................         20

      6.4  Legal Conditions to Merger.......................................................         20

      6.5  Affiliates.......................................................................         20

      6.6  Stock Exchange Listing of Shares.................................................         20

      6.7  Indemnification; Directors and Officers Insurance................................         20

      6.8  Additional Agreements............................................................         21

                                  ARTICLE VII
                              CONDITIONS PRECEDENT


      7.1  Conditions to Each Party s Obligation to Effect the Merger.......................         22

      7.2  Conditions to Obligations of L-P and Newco.......................................         23

      7.3  Conditions to Obligations of GreenStone..........................................         23


                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT


      8.1  Termination......................................................................         24

      8.2  Effect of Termination............................................................         24

      8.3  Amendment........................................................................         25

      8.4  Extension; Waiver................................................................         25


                                   ARTICLE IX
                               GENERAL PROVISIONS


      9.1  Closing..........................................................................         25

      9.2  Nonsurvival of Representations, Warranties, and Agreements.......................         25

      9.3  Expenses.........................................................................         25

      9.4  Notices..........................................................................         25

      9.5  Interpretation...................................................................         26

      9.6  Counterparts.....................................................................         26

      9.7  Entire Agreement.................................................................         27

      9.8  Governing Law....................................................................         27

      9.9  Severability.....................................................................         27

     9.10  Publicity........................................................................         27

     9.11  Assignment.......................................................................         27

                      AGREEMENT AND PLAN OF REORGANIZATION
                                   AND MERGER

    This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER dated as of October 28, 1996, between and among Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), GreenStone Industries, Inc., a Delaware corporation ("GreenStone"), and GSLP Merger Corp., a Delaware corporation wholly owned by L-P ("Newco").

                              W I T N E S S E T H:

    WHEREAS, GreenStone manufactures and distributes cellulose insulation and other cellulose products manufactured principally from recycled paper products and L-P manufactures and distributes a broad range of building materials, including cellulose insulation manufactured principally from recycled paper products;

    WHEREAS, the boards of directors of L-P and GreenStone have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger provided for herein in which GreenStone will, subject to the terms and conditions set forth herein, merge with and into Newco (the "Merger");

    WHEREAS, the parties intend that prior to the Merger, certain shareholders will exchange the shares of GreenStone capital stock owned by them for shares of Series E preferred stock of GreenStone ("Series E Stock") pursuant to a Series E Preferred Stock Agreement ("Series E Agreement") and, at the Effective Time of the Merger, the shares of Series E Stock will be converted into shares of common stock, $1 par value, of L-P ("L-P Common Stock"), and the remaining shares of GreenStone capital stock will be converted into the right to receive cash, all on the terms and conditions provided for herein; and

    WHEREAS, the parties intend that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, GreenStone shall merge with and into Newco at the Effective Time (as defined in Section 1.2 hereof) in accordance with the Delaware General Corporation Law (the "DGCL"). Newco shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of GreenStone shall terminate.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in a certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the state of Delaware (the "Delaware Secretary"), on the Closing Date (as defined in Section 9.1 hereof). The date and time when the Merger becomes effective, as set forth in the Certificate of Merger, is herein referred to as the "Effective Time."

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

    1.4  CONVERSION OF GREENSTONE CAPITAL STOCK.

        (a) At the Effective Time, by virtue of the Merger, and without any action on the part of L-P, GreenStone, Newco, or the holder of any share of GreenStone capital stock, each share of capital stock of GreenStone, other than shares held in GreenStone's treasury or held directly or indirectly by L-P or GreenStone or any of their respective Subsidiaries (as defined below), shall be converted as follows (except as provided in Section 262 of the DGCL):


        (i) Each share of common stock, $.001 par value ("GreenStone Common Stock"), shall be converted into the right to receive $5.25 in cash.

        (ii) Each share of Series B Preferred Stock, $.01 par value ("Series B Stock"), shall be converted into the right to receive an amount equal to the quotient of $200,000 divided by the number of shares of Series B Stock then outstanding, including accrued but unpaid dividends, if any.

        (iii) Each share of Series E Stock shall be converted, subject to
    Section 2.2(e), into .1875 share of L-P Common Stock, subject to adjustment as provided in Section 2.3.

        (iv) As provided in Section 7.1(e), each share of preferred stock of any series other than Series B Stock or Series E Stock is to have been exchanged prior to the Effective Time for shares of Series E Stock; provided, however, that any shares of such preferred stock of any other series remaining issued and outstanding at the Effective Time shall each be converted as if it were a share of GreenStone Common Stock.

    (b) Each share of GreenStone capital stock converted pursuant to this Agreement shall automatically be canceled and cease to exist as of the Effective Time, and each Certificate (each a "GreenStone Certificate") previously representing any shares of GreenStone capital stock shall thereafter represent solely the right to receive the consideration provided herein. GreenStone Certificates shall be exchanged for cash or certificates representing whole shares of L-P Common Stock and cash in lieu of fractional shares in accordance with Section 2.2 hereof, in each case without any interest thereon. If prior to the Effective Time, or as of a record date prior to the Effective Time, the outstanding shares of GreenStone capital stock or L-P Common Stock shall have been increased, decreased, changed into, or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then the exchange ratios specified above shall be appropriately adjusted to preserve the benefits of the expectations of the parties hereto and of the holders of GreenStone capital stock.

    (c) At the Effective Time, all shares of GreenStone capital stock that are owned by GreenStone as treasury stock and all shares of GreenStone capital stock that are owned directly or indirectly by L-P or GreenStone or any of their respective Subsidiaries shall be canceled and shall cease to exist and no stock of L-P or other consideration shall be delivered in exchange therefor.

    1.5 NEWCO COMMON STOCK. At and after the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

    1.6  OPTIONS AND WARRANTS.

    (a) At the Effective Time, each outstanding warrant to purchase shares of GreenStone Common Stock issued pursuant to the Warrant Agreement dated July 20, 1994 ("Purchase Warrant"), shall, in accordance with the terms thereof, be converted into a warrant to receive, upon exercise of the warrant and payment of the $6.50 per share exercise price specified therein, an amount of cash equal to $5.25 multiplied by the number of shares of GreenStone Common Stock represented by such Purchase Warrant, and the holders of such Purchase Warrants shall have no further right to receive, upon exercise thereof, any shares of GreenStone Common Stock or any other security; provided, however, that during the 60 days immediately following the Effective Time (and at no other time) the exercise price of each such Purchase Warrant shall be $4.95 per share of GreenStone Common Stock originally represented thereby so that the holder thereof shall be entitled to receive upon exercise thereof and payment of such exercise price an amount of cash equal to $5.25 multiplied by the number of shares of GreenStone Common Stock represented by such Purchase Warrant (resulting in the net receipt of $.30 per share of GreenStone
Common Stock formerly represented by such Purchase Warrant).


    (b) Prior to the Effective Time, GreenStone shall take and cause to be taken all action necessary to cause each outstanding Representative's Warrant dated July 28, 1994, to be canceled at or prior to the Effective Time without payment of additional consideration to the holders thereof. At the Effective Time, each outstanding warrant issued to H.J. Meyers & Co., Inc. in connection with the Company's placement of Series D Preferred Stock shall, in accordance with the terms hereof, be converted into a warrant to receive upon exercise thereof and payment of the $3 per share exercise price, an amount of cash equal to $5.25 multiplied by the number of shares of GreenStone Common Stock represented by such warrant and the holders thereof shall have no further right to receive upon exercise any shares of GreenStone Common Stock or any other security.


    (c) At the Effective Time, each outstanding option to purchase shares of GreenStone Common Stock under the GreenStone 1993 Amended and Restated Stock Option Plan shall, in accordance with the terms thereof, thereupon terminate, and the holders of such options shall have no further right to receive, upon exercise, shares of GreenStone Common Stock or any other security; provided, however, that at the Effective Time each holder of such an option shall be entitled to receive an amount of cash equal to the product of (i) the number of shares as to which such option was exercisable immediately prior to the Effective Time, multiplied by (ii) the difference between $5.25 and the per share exercise price of such option; and after the Effective Time each holder of such an option who is employed by GreenStone or its Subsidiaries at the Closing Date, other than officers or directors of GreenStone, shall be entitled, upon giving notice to the Surviving Corporation of exercise of such option to the extent it would then be exercisable in accordance with its terms if the Merger had not occurred (employment by L-P and its Subsidiaries after the Effective Time being treated as employment by GreenStone for purposes of determining exercisability) and without other consideration, to receive an amount in cash, net of any required withholding, equal to the product of (i) the number of shares for which such option would then be so exercisable, multiplied by (ii) the difference between $5.25 and the per share exercise price of such option.

    (d) Prior to the Effective Time, GreenStone shall take and cause to be taken all action necessary to cause each outstanding option represented by a Performance Stock Option Certificate to be canceled at or prior to the Effective Time without payment of additional consideration to the holders thereof.

    (e) Prior to the Effective Time, GreenStone shall take and cause to be taken all action necessary to cause each outstanding option to purchase GreenStone Common Stock other than options referred to in paragraphs (c) and (d) above to be canceled at the Effective Time, with the holders thereof being entitled to receive an amount of cash equal to the product of (i) the number of shares as to which such option was exercisable immediately prior to the Effective Time, multiplied by (ii) the difference between $5.25 and the per share exercise price of such option.

    1.7 CONVERTIBLE DEBT. At or prior to the Effective Time, GreenStone shall cause all outstanding convertible debt to be prepaid in full in accordance with its terms without premium.

    1.8 SURVIVING CORPORATION. From and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Newco as theretofore in effect until the same shall be further amended, except that the name of the Surviving Corporation shall be changed to GreenStone Industries, Inc. From and after the Effective Time, the directors of the Surviving Corporation shall be the directors of Newco as in office immediately prior to the Effective Time and the officers of the Surviving Corporation shall be the officers of GreenStone as in office immediately prior to the Effective Time to serve at the pleasure of its board of directors.

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1 L-P TO MAKE SHARES AND CASH AVAILABLE. At or prior to the Effective Time, L-P shall deposit, or shall cause to be deposited, with a bank or trust company selected by L-P and reasonably acceptable to GreenStone (the "Exchange Agent"), for the benefit of the holders of GreenStone Certificates, for exchange in accordance with this Article II, certificates representing the shares of L-P Common Stock and cash (such cash and certificates for shares of L-P Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of GreenStone capital stock.

    2.2  EXCHANGE OF SHARES.

    (a) As soon as practicable after the Effective Time, and in no event later than ten business days after receipt from GreenStone or its transfer agent of a list of shareholders of record of GreenStone as of the Effective Time, the Exchange Agent shall mail to each holder of record of a GreenStone Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the GreenStone Certificates shall pass, only upon delivery of GreenStone Certificates to the Exchange Agent) and instructions for use in effecting the surrender of GreenStone Certificates in exchange for certificates representing the shares of L-P Common Stock and/or cash into which the shares of GreenStone capital stock represented by such GreenStone Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a GreenStone Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such GreenStone Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of L-P Common Stock into which the shares of Series E Stock theretofore represented by the GreenStone Certificate so surrendered shall have been converted pursuant to the provisions of Article I hereof (excluding any Provisional Shares, as defined in Section 2.3) and a check representing the amount of cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to the provisions of this Article II, or (ii) the cash which the holder of shares of any other class or series of GreenStone capital stock shall be entitled to receive; and the GreenStone Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash and unpaid dividends and distributions payable to holders of GreenStone Certificates.

    (b) No dividends or other distributions declared as of a record date after the Effective Time with respect to L-P Common Stock shall be paid to the holder of any unsurrendered GreenStone Certificate until the holder thereof shall surrender such GreenStone Certificate in accordance with this Article II. After the surrender of a GreenStone Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of L-P Common Stock represented by such GreenStone Certificate.

    (c) If any certificate representing shares of L-P Common Stock is to be issued in a name other than that in which the GreenStone Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the GreenStone Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of L-P Common Stock in any name other than that of the registered holder of the GreenStone Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of GreenStone of the shares of GreenStone capital stock that were issued and outstanding immediately prior to the Effective Time.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of L-P Common Stock shall be issued in respect of Series E Stock, no dividend or distribution with respect to L-P Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder. In lieu of the issuance of any such fractional share, a former holder of Series E Stock who otherwise would be entitled to receive such fractional share shall be entitled to receive an amount in cash determined by multiplying (i) the average of the closing prices of L-P Common Stock on the New York Stock Exchange as reported by THE WALL STREET JOURNAL for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of L-P Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

    (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of GreenStone for twelve months after the Effective Time shall be paid to Newco. Any shareholders of GreenStone who have not theretofore complied with this Article II shall thereafter look only to Newco for payment of the consideration that such shareholder is entitled to receive pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of L-P, GreenStone, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of GreenStone Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any GreenStone Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such GreenStone Certificate to be lost, stolen or destroyed and, if required by L-P, the posting by such person of a bond in such amount as L-P may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such GreenStone Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed GreenStone Certificate the shares of L-P Common Stock and/or cash, as the case may be, deliverable in respect thereof pursuant to this Agreement.

    2.3 ADJUSTMENT IN RESPECT OF SERIES E STOCK. (a) The number of shares of L-P Common Stock to be issued in respect of each share of Series E Stock shall be increased above .1875, but not decreased below

 .1875 (subject to further adjustment as provided in Section 2.3(b) and (c)) if and to the extent necessary to satisfy the following formula:

               Series E Shares x Exchange Ratio x Pre-Closing Price
 -------------------------------------------------------------------------- = 40%
             (Series E Shares x Exchange Ratio x Pre-Closing Price) +
                      (Cash Shares x $5.25) + Series B Price

Where:


Series E            =      Number of shares of Series E Stock to be converted into
Shares                     shares of L-P Common Stock.
Exchange Ratio      =      The adjusted number of shares of L-P Common Stock to
                           be issued in respect of each share of Series E Stock to
                           satisfy the above equation.
Cash Shares         =      Number of shares of GreenStone Common Stock to be
                           converted into the right to receive cash in the Merger.
Series B Price      =      The aggregate amount payable pursuant to
                           Section 1.4(a)(ii) of the Merger Agreement.
Pre-Closing         =      The closing price per share of L-P Common Stock on the
Price                      New York Stock Exchange on the trading day
                           immediately prior to the Closing Date (or, if greater, on
                           the date of the meeting of GreenStone shareholders to
                           approve the Merger).


    In the event of any such adjustment, the additional shares of L-P Common Stock issued to each holder of Series E Stock in excess of the number that would have been issued had the Exchange Ratio been equal to .1875 shall constitute "Provisional Shares." Notwithstanding the provisions of Section 2.2, each certificate representing Provisional Shares shall be delivered and held pursuant to the terms of the Escrow Agreement entered into pursuant to the Series E Agreement (it being a condition to the issuance of any Provisional Shares that each holder of Series E Stock shall have executed and delivered said Escrow Agreement).

    (b) In the event the average closing price per share for L-P Common Stock on the New York Stock Exchange (or if not traded on the New York Stock Exchange, on the principal exchange on which L-P stock is so traded) as reported in THE WALL STREET JOURNAL for a period of five consecutive trading days (the "Average Trading Price") is at least $28 per share at any time after the Effective Time and prior to March 1, 1998, then there shall be no adjustment pursuant to
Section 2.3(a) or (b) in the number of shares into which each share of Series E Stock shall be converted pursuant to Section 1.4(a)(iii) without any adjustment pursuant to Section 2.3 (i.e., each share of Series E Stock shall be converted into .1875 shares of L-P Common Stock) and each Provisional Share (if any) shall be canceled and the certificate therefore shall be returned to L-P for cancellation pursuant to the Escrow Agreement. In the event the highest Average Trading Price for all five consecutive trading day periods after the Effective Time and prior to March 1, 1998, shall be less than $28 per share, then the total number of shares of L-P Common Stock to be issued in exchange for each share of Series E Stock shall be adjusted to be equal to the quotient (rounded to four decimal places) obtained by dividing (i) $5.25 by (ii) the greater of
(x) $19 or (y) the Average Trading Price for the five trading days immediately preceding March 1, 1998. The right to receive any such additional shares of L-P Common Stock (and cash in lieu of fractional shares) is not transferable, other than by operation of law, including without limitation, transfer by will or by the laws of descent and distribution. In no event will any former holder of Series E Stock be entitled to receive any dividend or distribution in respect of any additional shares issued pursuant to this Section 2.3(b) for which the record or payment date is prior to March 1, 1998, or any interest or other amount in respect of such dividends or distributions. Notwithstanding the foregoing, no adjustment shall be made in the number of shares of L-P Common Stock to be received in respect of any shares of Series E Stock to the extent that the holder thereof shall, prior to March 1, 1998, have sold or disposed of any of the shares of L-P Common Stock originally issued for such shares of Series E Stock (except by operation of law, including without limitation, transfer by will or by the laws of descent and distribution, or in the circumstances described pursuant to Section 1.6(b)(ii) of the Series E Agreement) and such holder shall be entitled to receive only a number of shares of L-P Common Stock equal to .1875 multiplied by the number of shares of GreenStone Common Stock formerly held by such holder, but such holder shall continue to be entitled to the adjustment, if any, in respect of shares not sold or disposed of. In the event of any change in L-P Common Stock of the nature described in the last sentence of Section 1.4(b) after the date of this Agreement and prior to March 1, 1998, then there will be an appropriate adjustment in the computations pursuant to this Section 2.3(b). If L-P shall as of a record date after the Closing Date and prior to March 1, 1998, make any extraordinary dividend of cash or property or distribution of property or securities, then there shall be such adjustment, if any, in the terms of this
Section 2.3(b) as the Board of Directors of L-P determines in good faith to be necessary to give effect to the intention of this Section 2.3(b) taking into account the value of the cash, securities, or other property received by a former holder of Series E Stock and any reduction in the market price of L-P Common Stock as a result of such dividend or distribution.

    (c) In the event of any adjustment pursuant to Section 2.3(b) (any such adjustment being the difference between the total number of shares of L-P Common Stock issuable based on the exchange ratio computed pursuant to Section 2.3(b) and the number of shares that would have been issued based on the .1875 exchange ratio), L-P shall as promptly as practicable, subject to the provisions of
Section 2.2(e), (i) issue to each former holder of shares of Series E Stock who has duly surrendered the certificate(s) formerly representing such shares of Series E Stock, a certificate representing an additional whole number of shares of L-P Common Stock (and cash in lieu of any fractional share), or (ii) if Provisional Shares were issued in an amount less than the adjustment required by
Section 2.3(b) cause certificates for the Provisional Shares to be delivered free of the Escrow Agreement to the registered holders thereof, together with a certificate for additional shares of L-P Common Stock, or (iii) if Provisional Shares were issued in an amount greater than the amount of the adjustment required by Section 2.3(b), cause the cancellation of a number of Provisional Shares and the delivery of certificate(s) representing the uncanceled balance of the Provisional Shares free of the restrictions of the Escrow Agreement to the registered owner thereof; in each case so that each former holder of Series E Stock shall have received in the aggregate a whole number of shares (including, without limitation, uncanceled Provisional Shares) (and cash in lieu of fractional shares) equal to the number of shares (and cash in lieu of fractional shares) the holder would have received if the adjusted exchange ratio computed pursuant to Section 2.3(b) had been known at the Effective Time.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF GREENSTONE

    Except as set forth in the disclosure schedule of GreenStone delivered to L-P concurrently herewith (the "GreenStone Disclosure Schedule"), GreenStone represents and warrants to L-P as follows:

    3.1  CORPORATE ORGANIZATION.

    (a) GreenStone is a corporation duly organized and validly existing under the laws of the state of Delaware. GreenStone has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect (as defined below) on GreenStone. As used in this Agreement, the term "material" means, with respect to GreenStone, an effect on or condition affecting the business, assets, results of operations, prospects, or financial condition of GreenStone or its Subsidiaries which a buyer of the entire business of GreenStone and its Subsidiaries would reasonably consider to be material. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes. The Certificate of Incorporation and Bylaws of GreenStone, copies of which have previously been made available to L-P, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) GreenStone has previously delivered to L-P a schedule listing each GreenStone Subsidiary and setting forth for each such GreenStone Subsidiary the
(i) jurisdiction in which it is organized, (ii) jurisdictions in which it is qualified to do business, and (iii) office or agency having primary regulatory authority over its business and operations. Each GreenStone Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a material adverse effect on GreenStone, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    (c) The minute books of GreenStone accurately reflect all corporate actions since its date of incorporation of its shareholders and Board of Directors (including committees of the Board of Directors of GreenStone).

    3.2  CAPITALIZATION.


    (a) The authorized capital stock of GreenStone consists of 20 million shares of GreenStone Common Stock and 5 million shares of preferred stock, $.01 par value. At the close of business on the date of this Agreement, the outstanding shares of GreenStone capital stock were as follows: 6,201,429 shares of GreenStone Common Stock, 54,546 shares of Series A Preferred Stock (all of which are to be exchanged for Series E Stock), 16,000 shares of Series B Preferred Stock, 496,759 shares of Series C Preferred Stock (all of which are to be exchanged for Series E Stock), no shares of Series D Preferred Stock, and no shares of Series E Stock. At the close of business on the date of this Agreement, GreenStone had outstanding 1,063,750 redeemable common stock Purchase Warrants, 92,500 Representative's Warrants, warrants to purchase 69,250 shares of GreenStone Common Stock issued to H.J. Meyers and Co., Inc., notes payable totaling $2.5 million, convertible into an aggregate of 330,752 shares of GreenStone Common Stock, 300,000 performance options, and options granted to employees and directors to purchase 444,032 shares of GreenStone Common Stock, a complete and accurate list of which has heretofore been delivered to L-P, together with copies of all instruments governing the terms of such securities. All of the issued and outstanding shares of GreenStone capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as stated above, GreenStone does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of GreenStone Common Stock or GreenStone preferred stock or any other equity securities of GreenStone or any securities representing the right to purchase or otherwise receive any shares of GreenStone Common Stock or GreenStone preferred stock.


    (b) GreenStone owns directly all of the issued and outstanding shares of capital stock of each of the incorporated GreenStone Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No incorporated GreenStone Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    3.3  AUTHORITY; NO VIOLATION.

    (a) GreenStone has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GreenStone. The Board of Directors of GreenStone has directed that this Agreement, and the transactions contemplated hereby, be submitted to GreenStone s shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the shareholders of GreenStone as provided in Section 6.3, no other corporate proceedings on the part of GreenStone are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GreenStone and (assuming due authorization, execution, and delivery by L-P and Newco) constitutes a valid and binding obligation of GreenStone, enforceable against GreenStone in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

    (b) Neither the execution and delivery of this Agreement by GreenStone nor the consummation by GreenStone of the transactions contemplated hereby, nor compliance by GreenStone with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of GreenStone or (ii) assuming that the consents and approvals referred to in Sections 3.4 and 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GreenStone or any of its Subsidiaries or any of their respective properties or assets, or (y) to the best knowledge of GreenStone violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of GreenStone or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GreenStone or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a material adverse effect on GreenStone.

    3.4 CONSENTS AND APPROVALS. Except for (i) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act"), (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of GreenStone s shareholders to be held in connection with the transactions contemplated hereby (the "Proxy Statement") and compliance with the requirements of SEC Rule 13e-3, (iii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of L-P Common Stock pursuant to this Agreement, (v) the approval of this Agreement by the requisite vote of the shareholders of GreenStone, and (vi) the consents and approvals set forth in GreenStone Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or to the best knowledge of GreenStone with any third party are necessary in connection with (A) the execution and delivery by GreenStone of this Agreement and (B) the consummation by GreenStone of the Merger and the other transactions contemplated hereby.


    3.5 FINANCIAL STATEMENTS. GreenStone has previously delivered to L-P copies of (a) the consolidated balance sheets of GreenStone and its Subsidiaries as of December 31, 1994, and December 30, 1995, and the related consolidated statements of income, changes in stockholders equity and cash flows for the fiscal years 1994 and 1995, as reported in GreenStone's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to GreenStone and (b) the unaudited consolidated balance sheets of GreenStone as of June 29, 1996, and July 1, 1995, and the related unaudited consolidated statements of income, cash flows, and changes in stockholders equity for the six months then ended as reported in GreenStone s Quarterly Report on Form 10-QSB for the period ended June 29, 1996, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 3.5 including the related notes (the "GreenStone Financial Statements") fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in stockholders equity and consolidated financial position of GreenStone and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such GreenStone Financial Statements comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such GreenStone Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited quarterly statements, as permitted by Form 10-QSB. The books and records of GreenStone and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.


    3.6 BROKER'S FEES. Neither GreenStone nor any GreenStone Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.



    3.7 CURRENT ASSETS. All accounts receivable of GreenStone and its Subsidiaries represent arm's length sales actually made in the ordinary course of business; are reasonably expected to be collectible (net of the reserves shown on the books of GreenStone and its Subsidiaries) in the ordinary course of business; except to the extent reserved, are subject to no counterclaim or setoff and are not in dispute. In all material respects, the inventories of GreenStone and its Subsidiaries meet GreenStone s quality control standards, are usable and salable in the ordinary course of business, have a commercial value at least equal to the value shown on the books of GreenStone and its Subsidiaries, are valued in accordance with GAAP at the lower of cost (on an FIFO basis) or market, and no material write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.


    3.8  ABSENCE OF CERTAIN CHANGES.  Since June 29, 1996, there has not been:

        (a) Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of GreenStone and its Subsidiaries;

        (b) Any material loss, damage or destruction, whether covered by insurance or not, affecting the business or properties of GreenStone or its Subsidiaries;

        (c) Any increase (other than increases in the ordinary course of business for non-executive employees) in the compensation, salaries or wages payable or to become payable to any employee or agent of GreenStone or its Subsidiaries (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

        (d) Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of GreenStone and its Subsidiaries;

        (e) Any material commitment or transaction by GreenStone or its Subsidiaries (including, without limitation, any capital expenditure) other than in the ordinary course of business consistent with past practice;

        (f) Except as expressly contemplated by this Agreement, any declaration, setting aside, or payment of any dividend or any other distribution in respect of capital stock of GreenStone; any redemption, purchase or other acquisition by GreenStone of any capital stock of GreenStone, or any security relating thereto; or any other payment to any shareholder of GreenStone as such a shareholder;

        (g) Any sale, lease, or other transfer or disposition of any material properties or assets of GreenStone or its Subsidiaries, except for sales of inventory in the ordinary course of business;

        (h) Any indebtedness for borrowed money incurred, assumed, or guaranteed by GreenStone or its Subsidiaries other than changes in the line of credit of GreenStone or its Subsidiaries in the ordinary course of business;

        (i) Any entering into, amendment, or termination by GreenStone or its Subsidiaries of any material contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

        (j) Any loan or advance or any grant of credit by GreenStone or its Subsidiaries other than trade credit in the ordinary course of business or immaterial loans or advances to employees not to exceed $2,000 to any one employee;

        (k) Any other event or condition specifically related to GreenStone or its Subsidiaries not in the ordinary course of business which would have a material adverse effect on the assets or the business of GreenStone and its Subsidiaries taken as a whole.

    3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in the most recent balance sheet included in the GreenStone Financial Statements, GreenStone and its Subsidiaries do not have any liabilities, accrued, absolute, contingent, or otherwise, other than commercial liabilities and obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice none of which has or will have a material adverse effect on the business, financial condition or results of operations of GreenStone and its Subsidiaries taken as a whole.

    3.10 NO LITIGATION. There is no material action, claim, demand, citation, summons, subpoena, suit, arbitration proceeding, investigation, or inquiry pending or to the best knowledge of GreenStone threatened against GreenStone and its Subsidiaries, its directors (in such capacity), its business,or any of its assets. The Disclosure Schedule identifies all material actions, suits, proceedings, investigations and inquiries to which GreenStone and its Subsidiaries has been a party since January 1, 1991. Neither GreenStone and its Subsidiaries nor its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

    3.11 COMPLIANCE WITH LAWS.

    (a) GreenStone and its Subsidiaries (including each and all of their operations, practices, properties and assets) are in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, environmental protection, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising except to the extent any noncompliance would not have a material adverse effect upon the assets or the business of GreenStone and its Subsidiaries taken as a whole. GreenStone and its Subsidiaries have not received notice of any violation or alleged violation of, and none of them is subject to liability for past or continuing violation of, any Laws. All reports and returns required to be filed by GreenStone and its Subsidiaries with any governmental authority have been filed, and to the best knowledge of GreenStone were accurate and complete when filed.

    (b) GreenStone and its Subsidiaries have all material licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the business (as presently conducted) of GreenStone and its Subsidiaries. All such licenses, permits, approvals, authorizations and consents are in full force and effect. GreenStone and its Subsidiaries are and have been in compliance in all material respects with all such permits and licenses, approvals, authorizations, and consents.

    (c) No material amount of any Hazardous Substance (as defined below) has been discharged, released, used, or emitted into the air, water, surface water, ground water, land surface or sub-surface strata from or upon any facility of GreenStone or its Subsidiaries or under the direction or control of any employee or agent of GreenStone or its Subsidiaries, except in accordance with applicable Environmental Law (as defined below) in all material respects. For the purposes of this Agreement, "Hazardous Substance" means any substance, whether liquid, solid or gas listed, identified or designated as hazardous or toxic under any applicable Environmental Law, (i) which, applying criteria specified by any applicable Environmental Law, is hazardous or toxic, or (ii) the use or disposal of which is regulated under any applicable Environmental Law. For the purposes of this Agreement, "Environmental Law" means any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction now existing relating to (A) pollution or protection of the environment, including natural resources, (B) exposure of persons, including employees, to hazardous substances or other products, materials or chemicals,
(C) protection of the public health or welfare from the effects of products, by-products, waste, emissions, discharges or releases of chemical or other substances from industrial or commercial activities, or (D) regulation of the manufacture, use or introduction into commerce of substances, including without limitation formulation, packaging, labeling, distribution, transportation, handling, storage and disposal.

    (d) GreenStone and its Subsidiaries have not transported (directly or indirectly) any Hazardous Substances to any location that is listed or proposed for listing under CERCLA or on any similar state list, or is the subject of federal, state, or local enforcement actions or investigations or remedial actions.

    (e) GreenStone and its Subsidiaries have provided to L-P all information including without limitation, all studies, analyses, and test results in the possession, custody, or control of GreenStone or any of its Subsidiaries relating to properties owned or leased by GreenStone or any of its Subsidiaries which describe: (i) environmental conditions on under or about such properties; and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored, or released by any person at any time of any such properties.

    3.12 TITLE TO AND CONDITION OF PROPERTIES. GreenStone and each of its Subsidiaries has good and marketable title to all its material assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"). All tangible assets of GreenStone and its Subsidiaries are located at facilities owned or leased by GreenStone and its Subsidiaries and all tangible assets located at such facilities are owned by GreenStone and its Subsidiaries. All tangible assets of GreenStone and its Subsidiaries are, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.


    3.13 INSURANCE. GreenStone has heretofore delivered to L-P complete and accurate copies of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of GreenStone and its Subsidiaries and has delivered copies of all policies of insurance with respect to the business and properties of entities acquired by GreenStone or its Subsidiaries which are within GreenStone's or its Subsidiaries possession, custody, or control.

    3.14 CONTRACTS AND COMMITMENTS.

    (a) GreenStone has heretofore delivered to L-P a list of all real and personal property leases to which GreenStone or its Subsidiaries is a party. Complete and correct copies of each lease listed on the schedule, and all amendments thereto, have heretofore been delivered by GreenStone and its Subsidiaries to L-P.

    (b) Neither GreenStone nor any of its Subsidiaries has any agreement, understanding, contract, or commitment (written or oral) with any relative or any director, officer, employee or agent, of GreenStone and its Subsidiaries or any of their relatives.

    (c) Neither GreenStone nor any of its Subsidiaries is a party to any collective bargaining agreement with any union.

    (d) Neither GreenStone nor any of its Subsidiaries is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor, or otherwise.

    (e) Neither GreenStone nor any of its Subsidiaries has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person (except as provided herein and except for indemnification of officers and directors in their capacities as such) or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person other than a Subsidiary.

    (f) Neither GreenStone nor any of its Subsidiaries is a party to nor is it bound by any agreement requiring GreenStone or its Subsidiaries to assign any interest in any trade secret or proprietary information, or prohibiting or restricting GreenStone or its Subsidiaries from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

    (g) Neither GreenStone nor any of its Subsidiaries has any lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $50,000, or involving performance over a period of more than 180 days, or which is otherwise individually material to the operations of GreenStone and its Subsidiaries.

    (h) Neither GreenStone nor any of its Subsidiaries is in material default under any lease, agreement, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of the obligations of GreenStone or its Subsidiaries or result in the creation of any Lien on any of the assets owned, used or occupied by GreenStone or its Subsidiaries. To the best knowledge of GreenStone, no third party is in default under any material lease, agreement, contract or commitment to which GreenStone or its Subsidiaries are a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination thereof.

    3.15 EMPLOYEE BENEFIT PLANS. GreenStone has heretofore delivered to L-P a document describing all pension, profit sharing, retirement, bonus, executive or deferred compensation, hospitalization and other fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," severance agreements or plans, vacation and sick leave plans including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed or formerly employed by GreenStone and its Subsidiaries. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements." True and correct copies of all written Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to L-P. GreenStone and its Subsidiaries are in material compliance with and have made all payments due under all Employee Plans/Agreements and with respect thereto GreenStone and its Subsidiaries are in compliance with all applicable federal and state laws and regulations.

    3.16 EMPLOYMENT COMPENSATION. GreenStone has heretofore delivered to L-P a true and correct list of all salaried employees and all hourly employees to whom GreenStone and its Subsidiaries are paying more than $35,000 annual compensation; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

    3.17 PATENTS, TRADEMARKS, ETC. GreenStone has heretofore delivered to L-P a list of all United States and foreign trademarks, service marks, trade names, brand names, copyrights, including registrations and application, patent and patent applications, and employee covenants and agreements respecting intellectual property ("Trade Rights") in which GreenStone or its Subsidiaries now have any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by GreenStone and its Subsidiaries, and also indicating which of such Trade Rights are registered. All Trade Rights registrations and all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the businesses of GreenStone and its Subsidiaries, as such are currently being conducted, GreenStone and its Subsidiaries do not require any Trade Rights that they do not already have. GreenStone and its Subsidiaries are not infringing and have not infringed on any Trade Rights of another in the operation of their businesses, nor to the best knowledge of GreenStone is any other person infringing on the Trade Rights of GreenStone and its Subsidiaries. GreenStone and its Subsidiaries have not granted any license or made any assignment of any Trade Right and no other person has any right to use any Trade Right owned or held by GreenStone and its Subsidiaries. GreenStone and its Subsidiaries do not pay any royalties or other consideration for the right to use any Trade Rights of others. To the best knowledge of GreenStone, there are no inquiries, investigations or claims or litigation challenging or threatening to challenge the right, title and interest of GreenStone and its Subsidiaries with respect to their continued use and right to preclude others from using any Trade Rights of GreenStone and its Subsidiaries. To the best knowledge of GreenStone, all Trade Rights of GreenStone and its Subsidiaries are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of GreenStone or its Subsidiaries.

    3.18 CUSTOMERS AND SUPPLIERS.

    (a) GreenStone has heretofore delivered to L-P a list of the ten largest customers (including distributors) of GreenStone and its Subsidiaries for 1995 and the first six months of 1996, and the dollar volume of business done with each listed party during such periods. GreenStone has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed will not continue to be customers of the businesses of GreenStone and its Subsidiaries after the Closing Date at substantially the same level of purchases as heretofore.

    (b) GreenStone has heretofore delivered to L-P a list of the material suppliers to GreenStone and its Subsidiaries for 1995 and the first six months of 1996. GreenStone has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers will not continue to be suppliers to GreenStone and its Subsidiaries after the Closing Date and will not continue to supply substantially the same quantity and quality of goods at competitive prices.

    (c) GreenStone has heretofore delivered to L-P true, correct, and complete copies of the standard warranties of GreenStone and its Subsidiaries for sales of their products.

    3.19 TAX MATTERS. GreenStone and its Subsidiaries have properly completed and filed in all material respects all federal, state, and other tax returns (including informational returns) of every nature required to be filed by them and have paid all taxes (whether or not requiring the filing of returns) including all deficiencies, assessments, additions to tax, penalties and interest of which notice has been received to the extent such amounts have become due. All tax liabilities have been fully and properly reflected in the GreenStone Financial Statements. The income tax returns of GreenStone and its Subsidiaries have not been examined by the Internal Revenue Service. There are no outstanding agreements or waivers extending the statutory period of limitation for any federal or state tax return of GreenStone or its Subsidiaries for any period. GreenStone and its Subsidiaries have made all required deductions and payments and have properly prepared and delivered all required documents in connection with the withholding of taxes from the wages and other compensation of their employees. GreenStone and its Subsidiaries have filed and paid all sales/use tax returns for all states in which they have obligation to do so.

    3.20 KEY EMPLOYEES; BANKS; ETC. GreenStone has heretofore delivered to L-P a list showing:

        (a) The names of all officers and directors of GreenStone and its Subsidiaries;

        (b) The name of each bank at which GreenStone or its Subsidiaries have
    (i) an account and the numbers of all accounts, (ii) a line of credit, or
    (iii) a safe deposit box and the name of each person authorized to draw thereon or have access thereto; and

        (c) The name of each person holding a power of attorney from GreenStone or its Subsidiaries and a summary of the terms thereof.

    3.21 ADVERSE CONDITIONS. There are no conditions known to GreenStone with respect to the markets, products, facilities, or personnel of GreenStone and its Subsidiaries which might materially adversely affect their business or prospects other than such conditions as may affect the industry in which GreenStone and its Subsidiaries participate as a whole.

    3.22 DISCLOSURE. To the knowledge of GreenStone, no representation or warranty by GreenStone in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of GreenStone and its Subsidiaries pursuant to this Agreement, nor any document or certificate delivered to L-P pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF L-P

    Except as set forth in the disclosure schedule of L-P delivered to GreenStone concurrently herewith (the "L-P Disclosure Schedule"), L-P hereby represents and warrants to GreenStone as follows:

    4.1 CORPORATE ORGANIZATION. L-P and Newco each is a corporation duly organized and validly existing under the laws of the state of Delaware. L-P and Newco each has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect (as defined below) on it. As used in this Agreement, the term "material" means, with respect to L-P, an effect on or condition affecting the business, assets, results of operations, prospects, or financial condition of L-P or its Subsidiaries which a buyer of shares of L-P Common Stock would reasonably consider to be material taking into account the business of L-P and its Subsidiaries taken as a whole. The Certificate of Incorporation and Bylaws of L-P, copies of which have previously been made available to GreenStone, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    4.2 CAPITALIZATION. The authorized capital stock of L-P consists of 200 million shares of L-P Common Stock and 15 million shares of preferred stock, $1 par value. At the close of business on June 30, 1996, the outstanding shares of L-P capital stock were as follows: 108,639,650 shares of L-P Common Stock and no shares of preferred stock. At the close of business on June 30, 1996, L-P had outstanding rights to acquire shares of Series A Preferred Stock attached to shares of L-P Common Stock, rights to acquire L-P Common Stock under various employee benefit plans and agreements, and no other rights to acquire shares of its capital stock. All of the issued and outstanding shares of L-P capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. At the date of this Agreement, L-P has no intention of engaging in any recapitalization, stock split, reverse stock split, or similar transaction.

    4.3 AUTHORITY; NO VIOLATION.

    (a) L-P and Newco each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Newco. L-P has approved this Agreement in its capacity as sole shareholder of Newco and, except for approval by the Board of Directors of L-P, no other corporate proceedings on the part of L-P or Newco are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by L-P and Newco and (assuming due authorization, execution, and delivery by GreenStone) constitutes valid and binding obligations of L-P and Newco, enforceable against L-P and Newco in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

    (b) Neither the execution and delivery of this Agreement by L-P and Newco nor the consummation by L-P and Newco of the transactions contemplated hereby, nor compliance by L-P and Newco with any of the terms or provisions hereof, will
(i) violate any provision of the Certificate of Incorporation or Bylaws of L-P or Newco or (ii) assuming that the consents and approvals referred to in Sections 3.4 and 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to L-P or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of L-P or Newco under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which L-P or Newco is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a material adverse effect on L-P.

    4.4 CONSENTS AND APPROVALS. Except for (i) the expiration of the waiting period under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of L-P Common Stock pursuant to this Agreement and the taking of actions necessary to comply with the Securities Act, and (iv) the consents and approvals set forth in L-P Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by L-P or Newco of this Agreement and (B) the consummation by L-P or Newco of the Merger and the other transactions contemplated hereby.


    4.5 FINANCIAL STATEMENTS. L-P has previously delivered to GreenStone copies of (a) the consolidated balance sheets of L-P and its Subsidiaries as of December 31, for the fiscal years 1994 and 1995, and the related consolidated statements of income, changes in stockholders equity and cash flows for the fiscal years 1993, 1994, and 1995, as reported in L-P' s Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants, with respect to L-P and (b) the unaudited consolidated balance sheets of L-P as of June 30, 1996, and June 30, 1995, and the related unaudited consolidated statements of income, cash flows, and changes in stockholders equity for the six months then ended as reported in L-P's Quarterly Report on Form 10-Q for the period ended June 30, 1996, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.5 including the related notes (the "L-P Financial Statements") fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the results of the consolidated operations and changes in stockholders equity and consolidated financial position of L-P and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such L-P Financial Statements comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such L-P Financial Statements has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited quarterly statements, as permitted by Form 10-Q.



    4.6 BROKER'S FEES. Neither L-P nor Newco nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker' s fees, commissions or finder' s fees in connection with any of the transactions contemplated by this Agreement.


    4.7 DISCLOSURE. No representation or warranty by L-P in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of L-P or Newco pursuant to this Agreement, nor any document or certificate delivered to GreenStone pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they are made.

    4.8 FUNDING. L-P has adequate sources of liquidity to fund the cash payments to the holders of GreenStone Common Stock hereunder.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF GREENSTONE BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, GreenStone shall, and shall cause its Subsidiaries to, (i) conduct its business in all material respects in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action that would adversely affect or delay the ability of GreenStone or L-P to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

    5.2 GREENSTONE FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, GreenStone shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of L-P:

        (a) other than borrowings under its usual credit line in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

        (b) adjust, split, combine, or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock, or grant or issue any stock appreciation rights or grant or issue to any individual, corporation or other entity any right to acquire any shares of its capital stock except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries; or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for shares of its capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date hereof, (B) the exercise of rights of conversion of outstanding shares of preferred stock, and (C) the issuance of Series E Stock as contemplated by Section 7.1(e);

        (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, except sales of inventory in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement (and except for sales of recycling paper bins) or cancel, release or assign any indebtedness to any such person or any claims held by any such person;

        (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

        (e) enter into any contract or agreement that involves an amount in excess of $50,000 (except sales of inventory in the ordinary course of business) or that will have a term in excess of 180 days or terminate or materially modify any contract or agreement that involves an amount in excess of $50,000 or that has a remaining term in excess of 180 days, or commit to any capital expenditure, or make any capital expenditure not committed to prior to the date of this Agreement, in excess of $50,000;

        (f) increase in any manner the compensation or fringe benefits of any of its employees other than regularly scheduled increases for non-managerial employees in the ordinary course of business consistent with past practice or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than amendments required to comply with applicable legal requirements, or accelerate the vesting of any stock options or other stock-based compensation;

        (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and GreenStone shall promptly notify L-P of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters) or unless GreenStone shall have determined based upon the written advice of counsel that fiduciary duties under applicable law require otherwise, participate in any negotiations concerning or otherwise facilitate any such transaction;

        (h) settle any claim, action or proceeding involving material money damages, except in the ordinary course of business consistent with past practice;

        (i) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

        (j) amend its certificate of incorporation or its bylaws;

        (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in

    Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

        (l) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

    5.3 L-P FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, L-P shall not, without the prior written consent of GreenStone:

        (a) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

        (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

        (c) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any Governmental Entity or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement; or

        (d) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1  REGULATORY MATTERS.

    (a) GreenStone shall promptly prepare and file a proxy statement relating to the transaction contemplated hereby (the "Proxy Statement") with the SEC after consultation and cooperation with L-P. The parties shall take reasonable actions to obtain an exemption from registration under the Securities Act of 1933, as amended ("Securities Act") for the issuance of L-P Common Stock in the Merger. L-P shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and GreenStone shall furnish all information concerning GreenStone and the holders of GreenStone capital stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. L-P and GreenStone shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to GreenStone or L-P, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) L-P and GreenStone shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of L-P, GreenStone or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) L-P and GreenStone shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2  ACCESS TO INFORMATION.

    (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, make available to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and all other information concerning its business, properties and personnel as such party may reasonably request.

    (b) Each party shall hold all information furnished by the other pursuant to
Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 25, 1996 (the "Confidentiality Agreement").

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.3 SHAREHOLDER APPROVAL. GreenStone shall call a meeting of its shareholders to be held as soon as practicable, consistent with applicable fiduciary and other requirements under applicable law, for the purpose of voting upon the requisite shareholder approval required in connection with this Agreement and the Merger. Subject to fiduciary requirements under applicable law, the board of directors of GreenStone shall recommend such approval to its shareholders and shall use reasonable efforts to solicit such approval.

    6.4 LEGAL CONDITIONS TO MERGER. Each of L-P and GreenStone shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by GreenStone or L-P or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and (c) to cause the conditions to the consummation of the Merger to be satisfied.

    6.5  AFFILIATES.  Intentionally omitted.

    6.6 STOCK EXCHANGE LISTING OF SHARES. L-P shall use its best efforts to cause the shares of L-P Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

    6.7 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of GreenStone or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of GreenStone, any of the GreenStone Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, L-P shall cause the Surviving Corporation to indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (1) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption L-P shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between L-P and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) L-P shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, the Surviving Corporation shall be obligated to pay for such separate counsel, (3) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section
6.7 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation's obligations under this
Section 6.7 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim and provided further that the Surviving Corporation shall have the right of set-off against any payments required to be made by the Surviving Corporation to an Indemnified Party pursuant to this Section 6.7 to the extent that such Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors and officers liability insurance policy maintained by GreenStone, the Surviving Corporation, or L-P. The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.


    6.8 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective

Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, L-P. Pending the Effective Time, L-P and GreenStone shall consult with one another and cooperate as reasonably requested by L-P to facilitate the integration of their respective operations as promptly as practicable after the Effective Time. Such cooperation shall include (without limitation), if requested, communicating with employees, consulting regarding material contracts, renewals, and capital commitments to be entered into by GreenStone and its Subsidiaries, making arrangements for employee training prior to the Effective Time and taking action to facilitate an orderly conversion of accounting and data processing operations to occur promptly following the Effective Time.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT


    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:


        (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Board of Directors of L-P and by the requisite affirmative vote of the holders of GreenStone capital stock entitled to vote thereon and shall have been approved and adopted by the holders of at least a majority of the outstanding shares of GreenStone Common Stock other than shares held by persons who will exchange shares of GreenStone Common Stock for shares of Series E Stock.

        (b) The shares of L-P Common Stock that shall be issued to the holders of Series E Stock upon consummation of the Merger shall have been authorized for listing on the New York Stock Exchange subject to official notice of issuance.


        (c) All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions that are in L-P's reasonable judgment unduly burdensome and shall remain in full force and effect and all statutory waiting periods shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and all other material consents or approvals of any third party required in connection with the consummation of the Merger as set forth in the GreenStone Disclosure Schedule or L-P Disclosure Schedule shall have been obtained.


        (d) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

        (e) Each shareholder identified on a list heretofore delivered to L-P shall have exchanged all shares of GreenStone capital stock held by such shareholder as identified on such list for an equivalent number of shares of Series E Stock. L-P, GreenStone, and each such shareholder as identified on such list shall have executed and delivered a Series E Agreement substantially in the form heretofore delivered by L-P to GreenStone; each shareholder shall have completed a questionnaire in a form reasonably satisfactory to L-P; and no material default shall exist under the terms of the Series E Agreement.

        (f) Newco and each of the individuals identified on a list heretofore delivered by L-P to GreenStone shall have entered into employment agreements and covenants not to compete substantially in the form heretofore agreed upon by L-P and GreenStone.

        (g) The actions contemplated by Sections 1.6 and 1.7 shall have been taken.

    7.2 CONDITIONS TO OBLIGATIONS OF L-P AND NEWCO. The obligation of L-P and Newco to effect the Merger is also subject to the satisfaction or waiver by L-P at or prior to the Effective Time of the following conditions:

        (a) The representations and warranties of GreenStone set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. L-P shall have received a certificate signed on behalf of GreenStone by the Chief Executive Officer and the Chief Financial Officer of GreenStone to the foregoing effect and shall have received a certificate in the form heretofore agreed upon signed by each holder of Series E Stock who is an officer or director of GreenStone.

        (b) GreenStone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and L-P shall have received a certificate signed on behalf of GreenStone by the Chief Executive Officer and the Chief Financial Officer of GreenStone to such effect.

        (c) L-P shall have received an opinion of its counsel, Miller, Nash, Wiener, Hager & Carlsen LLP, in form and substance reasonably satisfactory to L-P, to the effect that the issuance of shares of L-P Common Stock in the Merger does not require registration under the Securities Act. Such counsel may rely upon certificates of the parties and upon the representations and warranties of the parties in this Agreement and any document or agreement referred to in this Agreement or delivered in connection with the transactions contemplated hereby.

        (d) L-P shall have received an opinion of Price-Waterhouse LLP, in form and substance reasonably satisfactory to L-P, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly: no gain or loss will be recognized by L-P, Newco, or GreenStone as a result of the Merger. In rendering such opinions, Price-Waterhouse LLP may require and rely upon representations contained in certificates of officers of L-P, GreenStone, and others. The opinion of Price-Waterhouse LLP will not be provided to, or be relied upon by, parties other than L-P, Newco, and the Surviving Corporation.

    7.3 CONDITIONS TO OBLIGATIONS OF GREENSTONE. The obligation of GreenStone to effect the Merger is also subject to the satisfaction or waiver by GreenStone at or prior to the Effective Time of the following conditions:

        (a) The representations and warranties of L-P set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. GreenStone shall have received a certificate signed on behalf of L-P by an executive officer of L-P to the foregoing effect.

        (b) L-P shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GreenStone shall have received a certificate signed on behalf of L-P by an executive officer of L-P to such effect.

        (c) The Shareholders referred to in Section 7.1(e) shall have received an opinion of Ernst & Young LLP, in form and substance reasonably satisfactory to them, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of
    Section 368 of the Code and that accordingly:

           (i) No gain or loss will be recognized by the shareholders of GreenStone who exchange their Series E Stock solely for L-P Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in L-P Common Stock);

           (ii) The tax basis of the L-P Common Stock received by shareholders who exchange all of their Series E Stock solely for L-P Common Stock in the Merger will be the same as the tax basis of the Series E Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

           (iii) No gain or loss will be recognized by the shareholders of GreenStone who exchange their Common Stock solely for shares of Series E Stock, and the tax basis of such holders in the Series E Stock will be the same as such holder s basis in the GreenStone Common Stock.

    In rendering such opinions, the accountants may require and rely upon representations contained in certificates of officers of L-P, GreenStone, and others. The opinion of Ernst & Young LLP will not be provided to, or be relied upon by, parties other than the holders of Series E Stock.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of GreenStone:

        (a) by mutual consent of L-P and GreenStone in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either the Board of Directors of L-P or the Board of Directors of GreenStone (i) if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (c) by any party if the Merger shall not have been consummated on or before March 31, 1997, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, or other agreement of such party set forth herein;

        (d) by either the Board of Directors of L-P or the Board of Directors of GreenStone (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

        (e) by either L-P or GreenStone if approval of the shareholders of GreenStone shall not have been obtained in accordance with Section 7.1(a) by reason of the failure to obtain such approval at a duly held meeting of shareholders or at any adjournment or postponement thereof, or if approval of this Agreement by the Board of Directors of L-P (or the executive committee thereof) shall not have been obtained by October 30, 1996.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of L-P, GreenStone, any of their respective Subsidiaries, any of the shareholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) Sections

6.2(b), 8.2, 9.2, and 9.3, shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional or willful breach of any provision of this Agreement. The Confidentiality Agreement referred to in Section 6.2 shall also remain in effect.


    8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors in the case of corporations, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of GreenStone; provided, however, that after any approval of the transactions contemplated by this Agreement by GreenStone's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered to the GreenStone shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.



    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, L-P and GreenStone, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by GreenStone's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the GreenStone shareholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10 a.m. on a date to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof or such later day as may be agreed to by the parties (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time; provided, however, that this Section 9.2 shall not affect the liability of any person delivering an undertaking pursuant to
Section 7.2(a).

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to L-P, Newco, or the Surviving Corporation, to:

       Louisiana-Pacific Corporation
       4200 U. S. Bancorp Tower
       111 S.W. Fifth Avenue
       Portland, Oregon 97204
       Facsimile: (503) 796-0105
       Attention: General Counsel

    with copies to:

       Miller, Nash, Wiener, Hager & Carlsen LLP
       3500 U. S. Bancorp Tower
       111 S.W. Fifth Avenue
       Portland, Oregon 97204
       Facsimile: (503) 224-0155
       Attention: John J. DeMott, P.C.

    If to GreenStone before the Closing Date, to:

       GreenStone Industries, Inc.
       6500 Rock Spring Drive, Suite 400
       Bethesda, Maryland 20817
       Facsimile: (301) 564-0004
       Attention: Eric M. Oganesoff

    with copies to:

       Campbell & Fleming, P.C.
       Epstein Becker & Green, P.C.
       250 Park Avenue--12th Floor
       New York, New York 10177
       Facsimile: (212) 351-4928
       Attention: Joseph A. Smith


       Parker Chapin Flattau & Klimpl, LLP
       1211 Avenue of the Americas
       New York, New York 10036
       Facsimile: (212) 704-6288
       Attention: Melvin Weinberg


    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require any person to take any action that would violate any applicable law, rule, or regulation. Any exception to the representations and warranties of GreenStone or L-P, respectively, contained in the GreenStone Disclosure Schedule or L-P Disclosure Schedule, as the case may be, shall be effective only as to the particular sections of this Agreement specifically referenced in such exception. Except as the context otherwise requires, representations and warranties concerning a party or its Subsidiaries shall be deemed to include a reference to the predecessors of such persons.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the agreements specifically referred to herein.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules thereof.

    9.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provision of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.10 PUBLICITY. Except as otherwise required by applicable law or the rules of the New York Stock Exchange, neither L-P nor GreenStone shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    9.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except for the rights of shareholders under Articles I and II and Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        LOUISIANA-PACIFIC CORPORATION


Attest: /s/ ANTON C. KIRCHHOF            By         /s/ MARK A. SUWYN
               Secretary                 Title      Chairman and C.E.O.

                                         GREENSTONE INDUSTRIES, INC.

Attest: /s/ JOHN R. BERNARDI             By         /s/ ERIC M. OGANESOFF
               Secretary                 Title      Chairman and C.E.O.

                                         GSLP MERGER CORP.

Attest: /s/ ANTON C. KIRCHHOF            By         /s/ MARK A. SUWYN
               SECRETARY                 Title      Chairman and C.E.O.

                                                                      APPENDIX B

October 28, 1996

Independent Committee of the Board of Directors
GreenStone Industries, Inc.
6500 Rock Spring Drive, Suite 400
Bethesda, MD 20817

Gentlemen:

    You have asked our opinion with respect to the fairness, from a financial point of view, to the public holders of Common Stock, $.001 par value, of GreenStone Industries, Inc. ("GreenStone"), of the consideration, in the amount of $5.25 per share in cash, to be received by them pursuant to the Agreement and Plan of Reorganization and Merger, dated as of October 28, 1996 (the "Agreement"), between and among GreenStone, Louisiana-Pacific Corporation ("L-P") and GSLP Merger Corp.

    Under the terms of the Agreement, L-P will acquire GreenStone by means of a merger (the "Merger") of GreenStone into a newly organized wholly-owned subsidiary of L-P. In anticipation of the Merger, certain shareholders of GreenStone Common Stock will exchange their shares for GreenStone Series E Preferred Stock (the "Preferred Stock"). Upon consummation of the Merger, each share of Preferred Stock will be converted into the right to receive 0.1875 of a share of L-P common stock, subject to certain adjustments, and each share of Common Stock, other than those shares exchanged for Preferred Stock, will be converted into the right to receive $5.25 in cash (the "Consideration"). The terms and conditions of the Merger are set out more fully in the Agreement.

    For the purposes of this opinion we have: (i) reviewed financial information of GreenStone furnished to us by management, including certain internal financial analyses and forecasts; (ii) reviewed certain publicly available historical business and financial information of GreenStone and L-P; (iii) held discussions with the management of GreenStone concerning the business, past and current business operations, financial condition, strategic objectives and future prospects of GreenStone; (iv) reviewed the Agreement; (v) reviewed the stock price and stock trading history of GreenStone; (vi) reviewed public information, including certain stock market data and financial information relating to selected public companies which we deemed generally comparable to GreenStone; (vii) compared the financial terms of the Merger with other transactions we deemed generally comparable; (viii) reviewed a discounted cash flow analysis of GreenStone; and (ix) made such other studies and inquiries, and reviewed such other data, as we deemed necessary or appropriate for the purposes of the opinion expressed herein.


    We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. We have not made an independent valuation or appraisal of the assets and liabilities of GreenStone or L-P or of potential or contingent liabilities of GreenStone or L-P. With respect to the financial and operating forecasts of GreenStone that we have reviewed, we have assumed that such forecasts were prepared in good faith on the basis of the best available estimates and judgments of the management of GreenStone as to the future financial performance of GreenStone. We have further relied on the assurances of management of GreenStone that they are not aware of any facts that would make such information inaccurate or misleading. Our opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion we were not authorized to solicit, nor did we solicit indications of interest from any other party with respect to the acquisition of GreenStone or any of its assets. We express no opinion as to the future value of the combined entity after the Merger or of the future value of L-P common stock, or the fairness of the transaction to any party other than the holders of Common Stock.

    Our opinion is provided solely for your use and the use of the Board of Directors of GreenStone. We recognize that our opinion may be provided to holders of GreenStone Common Stock in connection with the solicitation of proxies for use at a special meeting to consider the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of GreenStone as to how such stockholder should vote on the proposed Merger. Our opinion is not to be used for any other purpose without our prior written consent.

    On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us, and subject to the foregoing as well as other matters as we considered relevant, it is our opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the public holders of GreenStone Common Stock.

                                          Very truly yours,

                                          ANCHOR FINANCIAL GROUP LLC

                     /s/ STUART J. YARBROUGH
           -------------------------------------------
                       Stuart J. Yarbrough
By:                     MANAGING DIRECTOR

                                   APPENDIX C
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has othewise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section the word "stockholder" means a holder of record of stock in a corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

        (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors
GREENSTONE INDUSTRIES, INC.



    We have audited the accompanying consolidated balance sheets of GreenStone Industries, Inc. as of December 30, 1995 and December 31, 1994 and the related consolidated or combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GreenStone Industries, Inc. at December 30, 1995 and December 31, 1994, and the consolidated or combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP



Washington, DC
February 26, 1996

                                 SECURITIES AND EXCHANGE COMMISSION

                                       Washington, D.C. 20549

                                             FORM 10-KSB

                        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                                   SECURITIES EXCHANGE ACT OF 1934

                             For the fiscal year ended December 30, 1995
                                     Commission File No. 0-24504

                                     GREENSTONE INDUSTRIES, INC.
                       (Exact name of registrant as specified in its charter)

                         Delaware                                        52-1827142
     (State or other jurisdiction of incorporation or         (I.R.S. Employer Identification No.)
                       organization)
   6500 Rock Spring Drive, Suite 400, Bethesda, Maryland                   20817
         (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code:  (301) 564-5900

Securities registered pursuant to Section 12(b) of the Act:

                           None

Securities registered pursuant to Section 12(g) of the Act:

               Common Stock, $.001 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: []Yes [ ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB [ ].

The Registrant's revenues for it's most recent fiscal year were $41,076,803

The aggregate market value of the Registrant's voting stock held by non-affiliates was approximately $12,438,000 on March 22, 1996 based on the closing price of the Registrant's common stock, $.001 par value (the "Common Stock"), as reported on the NASDAQ National Market.

The number of shares of the Registrant's Common Stock outstanding as of March 22, 1996 was 5,484,615 shares.

                                 DOCUMENTS INCORPORATED BY REFERENCE

The following documents are incorporated herein by reference:

Part III, Items 10, 11 and 12 are incorporated by reference to the definitive Proxy Statement to be filed with the Securities and Exchange Commission, prior to April 30, 1996, in connection with the 1996 Annual Meeting of Stockholders.

Transitional Small Business Disclosure Format (Check One): [ ]Yes [] No.

                                   PART I

ITEM 1.  BUSINESS

        GreenStone Industries, Inc. ("GreenStone" or "the Company") was established in 1993, under the laws of the state of Delaware, to acquire companies that manufacture cellulose insulation and specialty fibers from wastepaper and to expand the markets for these products. Coincident with its initial public offering in July of 1994 ("the Offering"), the Company acquired the operations of United Fibers and Parco, Inc., which provided production facilities in Norfolk, Nebraska, Phoenix, Arizona and Portland, Oregon. During the fourth quarter of 1994, GreenStone acquired American Environmental Products, Inc. of Elkwood, Virginia and Southern Cellulose, Inc. of Atlanta, Georgia. During 1995, the Company acquired All-Seal Insulation, Inc. of Fort Wayne, Indiana, Steven A. Moore Enterprises, Inc. d.b.a. Pacific Rim Recycling, Inc. of Benicia, California and certain operating assets of Fiberwood Inc. of Sacramento, California.

        Management believes that the attributes of the Company's products, along with the fragmented nature of the industry in which it operates, provide an opportunity for significant growth. As compared with many competing products including fiber glass, cellulose insulation has higher thermal resistance (i.e. the ability to resist heat flow), lowers air infiltration which reduces energy costs, does not cause skin irritation, is sold at a lower cost for many applications and is environmentally beneficial because it uses old newspaper and other recycled fibers as its primary raw material. In addition, the Occupational Safety and Health Administration ("OSHA") requires fiber glass insulation products to carry a carcinogen warning label while cellulose insulation requires no such label, and the National Toxicology Program, under the Department of Health and Human Services, added fiberglass to its list of suspected carcinogens. Although wastepaper is used as raw material in the Company's insulation products, it is chemically treated during the manufacturing process in order to comply with all federal and state governmental requirements regarding fire retardance. Cellulose specialty fibers, often less expensive or more environmentally acceptable than competitive products, are used as thickeners, reinforcements and absorbents in paving, roof coatings, caulk and other products as well as in hydro-seed mulch. The cellulose insulation and specialty fibers industry is fragmented and characterized by owner/operators which Management believes have generally lacked the funds and marketing sophistication to capitalize on growth and consolidation opportunities within the industry. At present, the U.S. market is comprised of approximately 60 manufacturers.

INDUSTRY BACKGROUND

        Insulation

        According to industry publications, the size of the United States insulation market is over $2.5 billion annually and is dominated by a few major corporations that manufacture fiber glass insulation - Owens Corning, Schuller International (Manville) and CertainTeed. The cellulose component currently represents a small portion of the total market. The cellulose insulation industry primarily consists of small owner/operators, generally with revenues under $10 million, who primarily focus on blown-in attic applications. There are approximately 60 manufacturers operating an estimated 75 plants throughout the United States.

        Primary customers of cellulose insulation include professional contractors, home building centers for resale to their customers and manufactured housing companies. Several leading manufactured housing companies now use cellulose insulation for loose-fill attic applications. A significant percentage of all new homes are built in a manufactured home plant, and this segment of the residential construction market is growing.

        Specialty Fibers

        Specialty fibers include industrial fibers, hydro-seed mulch, acoustical products and other products. The present size of the cellulose specialty fibers market in the United States is estimated by the Company to be approximately $20 to $25 million; however, Management believes that the overall market for specialty fibers could develop into a substantially larger market.

        Industrial fibers made from cellulose are used in various applications as fillers, thickeners and reinforcements. The present size of the cellulose industrial fibers industry is small in comparison to what the Company believes is the potential market for cellulose fibers. Management believes there are currently three manufacturers of cellulose industrial fibers in the United States, including the Company.

        The existing and potential markets for hydro-seed mulch, acoustical products, animal bedding and other products vary widely. The market for fiber mulch is large, but the profit margins associated with sales of fiber mulch have historically tended to be small. The markets for the other products are less developed, and the Company presently has no significant sales of such other products.

COMPANY PRODUCTS

        Insulation

        Cellulose insulation products represented approximately 80 percent of the Company's revenues for the years ended December 30, 1995 and December 31, 1994. The Company's cellulose insulation products are made primarily from post-consumer and post-commercial old corrugated cardboard (OCC) and old newspapers (ONP) using a combination of proprietary processes and manufacturing technologies. The Company's products offer a higher thermal resistance ("R-value") and lower air permeability than many competing insulation products.

        Management believes that the increasing demand for its insulation products is in large part due to improved product quality and consistency over recent years. One product which has contributed to this growth is a proprietary product that incorporates chemical additives, and an application process that significantly improves the ease of installation and helps to insure that the product "stabilizes" (i.e., does not settle) after application. These improvements are, in part, a result of manufacturing equipment and processing advancements which are used in conjunction with proprietary formulations and application processes to produce low density cellulose insulation products. Low density contributes to broader coverage per pound of material allowing the Company pricing and/or profitability advantages. There are a variety of processing technologies which the Company may use in its manufacturing processes. There can be no assurance that other products or technologies will not be developed which would substantially reduce the viability of cellulose insulation as a competitive product.

        The Company's insulation products are sold under various brand names and under certain private label agreements. The Company does not presently consider brand names to be a material factor in its business.

        Specialty Fibers

        Specialty fibers include industrial fibers, hydro-seed mulch, acoustical products and other products.

               Industrial Fibers. Industrial fibers are cellulose fibers made primarily from ONP, that may be chemically treated, based on customer needs, and are finely reduced and mechanically separated to provide maximum performance. These fibers offer viscosity control, sag resistance, dispersion and fiber reinforcement. Industrial fibers are used as a replacement for kevlar, nylon and polyester in certain applications. Industrial fibers are often less expensive than competing products and are used by customers as fillers, thickeners and reinforcements in products such as asphalt paving, artificial slate products, roof coatings, extruded concrete pipes, floor tile cements, sealants, epoxies, caulks, and tennis court coatings. The Company markets these fibers through an agreement with CF Fibers. Sales of industrial fibers represented approximately 8 percent of the Company's revenues for the years ended December 30, 1995 and December 31, 1994.

        The Company believes that industrial fibers, made from ONP, have the potential to become a material segment of the specialty fibers market; however, the total current sales of industrial fibers in the United States is estimated by Management to be less than $10 million.

               Hydro-Seed Mulch. The Company's hydro-seed mulch products are made from ONP and OCC and are used by customers as a medium for the application of seed and fertilizer in hydraulic seeding. These products provide an insulated and protected environment through water retention which aids seed germination, the establishment of early root systems and protects slopes and other problem areas from wind and rain erosion.

               Acoustical Products. The Company's products are also used in acoustical applications, providing a seal within a wall cavity which reduces sound transmission. These products compete with other sound reduction products such as fiber glass.

               Other Specialty Fiber Products. The Company intends to continue the development of new applications for cellulose fibers. Sales of products other than insulation and specialty fibers represented less than 10 percent of the Company's revenues for the years ended December 30, 1995 and December 31, 1994.

RECYCLING OPERATIONS

        As part of a strategy to control the cost of its primary raw material, recycled newspaper, the Company acquired Steven A. Moore Enterprises d.b.a. Pacific Rim Recycling ("Pacific Rim") in July of 1995. Pacific Rim provides curbside collection of recyclable materials including paper, plastic, cans and bottles to both municipal and commercial accounts in the greater San Francisco Bay area. Pacific Rim processes and separates these materials at its facility located in Benicia, California for resale to end users of these materials. Historically, Pacific Rim operated a hazardous materials hauling and disposal business but discontinued this business in July of 1995 following its acquisition by the Company (See Item 3, Legal Proceedings).

INSULATION PRODUCT PERFORMANCE

        Tests performed in 1991 by researchers at Oak Ridge Laboratories demonstrated that loose-fill cellulose insulation maintained or improved its R-value (measure of thermal resistance or the ability to resist air flow) in colder temperatures while tested samples of loose-fill fiber glass insulation suffered performance degradation of up to 50 percent loss of insulating value at temperatures below zero degrees Fahrenheit. In 1990, a University of Colorado study sponsored by the cellulose industry concluded that "cellulose insulation alone tightened (a building) 38 percent more than fiber glass insulation."

        In 1991 OSHA required all manufacturers of glass-fiber products (including fiber glass insulation) to carry a carcinogen warning label due to a federal government review of several medical studies that showed a statistically significant increase in respiratory-tract cancer among fiber glass production workers. In addition, as a result of the State of California's listing of glasswool fibers in its Proposition 65 Hazardous Materials List in 1990, manufacturers of fiber glass are required to label their product with a cancer warning. In 1994, the National Toxicology Program, under the United States Department of Health and Human Services, added fiber glass to its list of suspected carcinogens. To the knowledge of Management, there are no similar proposals relating to cellulose fiber products. Management of the Company believes the overall environmental acceptability of cellulose, the fiber glass health issue and the economics and performance of the Company's products are factors which support the Company's strategy of pursuing a greater share of the insulation market; however, there can be no assurance that the Company will be successful in increasing its share of the overall insulation market.

COMPANY STRATEGY

        The Company's plan for expanding its business is to: (1) continue to make strategic acquisitions in the cellulose insulation and fibers manufacturing industry; (2) capitalize on the savings the Company expects to realize from synergies in the areas of manufacturing, marketing, distribution and raw materials on a national basis; (3) enhance product quality in certain regions using manufacturing processes and technology currently employed by the Company in other regions; and (4) expand on a national basis the production and sale of new products currently limited to specific regions. The consolidation focus of the Company is on strategically located manufacturers. Management believes that standardization of products among manufacturing plants should facilitate bulk buying of raw materials and national account selling of insulation products to home centers, professional contractors, distributors, builders and manufacturers which are seeking assurance of quality and supply on a national level. In addition, the Company expects to continue to pursue growth through expansion of existing plant capacity and opening of new plants, as well as through introduction of new products.

        The Company's acquisition and plant expansion strategy gives priority to cellulose insulation manufacturers in targeted market areas that can expand the Company's customer base, provide profitability and/or adequate facilities, and good plant management. Given the significance of transportation costs, the Company presently intends to focus on acquisition candidates located near the principal customer markets. The Company believes that there are manufacturers in the industry that meet some or all of these criteria and which would be interested in selling to the Company. Additionally, the Company may pursue acquisition candidates which do not possess all of the above attributes, but which are located in strategic geographic regions. The Company intends to build new facilities in those regions where Management believes the Company should be located and where there are no acquisition candidates which Management wishes to, or can, acquire at prices satisfactory to Management; however, there can be no assurance that the Company will have the financial or managerial resources to successfully expand through the opening of new plants.

        Management believes that there is opportunity for growth in the international markets for cellulose insulation due to increasing industrialization in developing countries which is stimulating increased energy conservation, the need to reduce waste and an increasing demand for housing. The cost of transportation will often make it most economical to expand into many overseas markets through the establishment of plants in or near the markets where the products are to be sold. Management believes that cellulose insulation plants can be constructed and operated at a cost substantially less than the cost of a new fiber glass insulation plant. Management's plans are to begin focusing on the international market for insulation in the future.

        The Company's growth strategy depends, in large part, on the Company's ability to acquire and successfully operate additional cellulose insulation and specialty fibers manufacturers. There can be no assurance that suitable additional acquisitions can be concluded or successfully integrated into the Company's operations. In addition, increased competition from other purchasers may increase purchase prices for acquisitions to levels beyond those which Management of the Company believes are appropriate, in which case the Company would be required to rely primarily on growth through opening new plants and internal growth through increased sales rather than on growth by acquisition of existing businesses. The Company expects that growth exclusively through the opening of new plants would be slower than the growth through both opening of new plants and acquisitions.

RAW MATERIALS

        The Company's principal raw material is recycled paper, primarily old newspapers (ONP). The Company obtains ONP from a variety of sources that include paper brokers, recycling companies and direct collection programs with charity and civic groups. The cost of the raw material varies on a regional basis, depending on the demand and has been subject to significant fluctuation. The Company also uses old corrugated cardboard (OCC) for various products.

        Beginning in the last half of 1994, the cost of ONP and OCC increased dramatically, reaching all time highs in the middle of 1995 and then declined dramatically in the latter half of 1995. The Company believes the increased cost was primarily the result of (a) significantly higher demand from new domestic and foreign paper mills which use recycled pulp, rather than virgin pulp, as feedstock, (b) the shift of some existing paper mills from virgin to recycled pulp, and (c) the inability of suppliers of recycled paper to respond quickly to increased demand. Greater demand for recycled paper is driven in part by consumer preference and government mandates and incentives to increase the use of recycled paper. The Company has developed a comprehensive strategy to offset the higher cost of this raw material including product price increases, testing and use of alternative, lower cost fibers, long term raw material supply contracts, and vertical integration through the acquisition of a business involved in paper recycling and direct collection programs involving various charity, civic and school groups. There can be no assurance that this strategy will be successful in offsetting future increases in raw material costs.


        The Company's principal raw material for the fire retardant used in the manufacture of its insulation is borax, which comes from California where the only borax mines in North America are located. Management believes that the Company is one of the two major manufacturers of crude boric acid serving the cellulose insulation industry. This raw material is processed in the Company's facility in Chandler, Arizona providing the Company with a cost advantage over most other cellulose manufacturers in terms of raw material shipment and cost.

PRODUCTION

        The Company currently operates cellulose insulation and specialty fiber manufacturing facilities in Chandler, Arizona; Portland, Oregon; Norfolk, Nebraska; Elkwood, Virginia; Atlanta, Georgia; Fort Wayne, Indiana; and Sacramento, California.

        The Company's production processes take baled or loose ONP and OCC and various chemicals through a system of mills, screens, feed bins, control equipment, air flow and filtration equipment, decontamination systems and packaging equipment coupled with proprietary chemical treatment systems that are used to reduce the cellulose into a fine fiber blend that can achieve the desired product performance characteristics. The production processes were designed by Management to maximize manufacturing throughput and product quality in a continuous manufacturing process. The Company frequently pursues manufacturing equipment improvements and processing advances in order to produce cost competitive low density cellulose insulation products. Low density contributes to broader coverage per pound of material.

GOVERNMENT REGULATION AND QUALITY CONTROL

        The Company is subject to federal, state and local government requirements regarding its operations and products. The Company does not generate, store, transport or dispose of any material amounts of hazardous waste. Most permits required in the operations of the Company relate to fire codes and other local ordinances. In addition, the Company is required to file reports under the Federal Resource Conservation and Recovery Act in connection with its processing of chemical fire retardants used principally in the manufacture of insulation. Management of the Company believes that it is in compliance with all material regulations relating to the operation of its business. None of the Company's products is regarded as a hazardous material by the applicable regulations.

        The Company's insulation products are subject to federal and state governmental performance standards. In addition, the Company has voluntarily entered into routine testing and labeling programs with independent third party testing laboratories such as Underwriters Laboratories (UL). The Consumer Products Safety Commission (CPSC) requires minimum adherence to four product standards: (1) critical radiant flux, which tests the product's ability to resist facilitating combustion in a hot attic, (2) smoldering combustion, which tests the ability of a material to propagate smoldering combustion, (3) corrosiveness and (4) settled density, which tests the material for settling over time. Coupled with extensive in-house testing, the Company uses UL and United States Testing Company (USTC) on a routine and random basis to insure compliance with the CPSC requirements. Additionally, the Company's products are classified as Class One building materials (the highest rating a building material can receive for fire retardancy) in accordance with standards developed by the American Society for Testing and Materials (ASTM). ASTM provides material quality standards and test procedures for numerous materials including cellulose insulation.

        The Company's specialty fiber and chemical products are subject to extensive in-house testing to insure conformity to product specifications.

COMPETITION

        Competition in the insulation market comes primarily from fiber glass and mineral wool insulation manufacturers (e.g. Owens Corning, Schuller International and CertainTeed). The fiber glass manufacturers currently have a significant market share and are substantially better capitalized than the

Company. To a lesser degree, the Company competes with other cellulose manufacturers throughout the United States, of which there are approximately 60. Competition in the domestic specialty fibers market comes from a few small companies that offer similar products and from alternative products such as kevlar, nylon, polyester, granulated rubber and cotton.

MARKETING AND SALES

        The Company's insulation products are either sold directly to building material products distributors, professional contractors and manufactured home companies, or through home centers. The Company's single largest customer accounted for less than 10 percent of total sales in 1995 and 1994, respectively.

        The Company's industrial fibers are generally sold directly to building material product manufacturers, professional contractors and several other major corporations. The Company's experience indicates that the sale and marketing of industrial fibers is technical in nature and often requires the involvement of a polymer chemist. As a result of the technical nature of the sale, it often takes a long lead time to develop a customer for industrial fibers.

        The Company's hydro-seed mulch product is generally sold directly to professional landscape contractors and to a national lawn and garden products company under a private label agreement.

        The regional and local markets for some of the company's products are seasonal due to regional weather conditions. While the impact of this seasonality may be mitigated by the Company's geographic diversification and by future acquisitions, the Company's historical profitability on a quarterly basis has been significantly affected by seasonality. Accordingly, the Company has historically experienced its lowest levels of revenues and earnings in the first and second quarters of the fiscal year.

        The Company's marketing strategy is centered around a direct sales approach wherein Company sales personnel make presentations to customers with demonstrations of product attributes coupled with after-the-sale product installation and application support. This direct sales approach is supported with product literature, seminars, attendance at industry trade shows and presentations to persons who influence insulation buying decisions, including architects, engineers, building code officials, government procurement officials, utilities and industry associations. The Company is not currently using mass advertising or extensive direct mail or telemarketing to market its products. Management believes the direct sale strategy the Company has adopted is currently the most effective strategy to market the Company's products. In addition, the Company provides training and follow-up services to customers regarding the use of the Company's products and sells or loans equipment needed for installation of various products.

        National accounts are generally not handled on a regional basis but are assigned to a specific senior sales person for account servicing. In addition, members of the Company's senior management are actively involved in sales and marketing efforts, particularly with the Company's key accounts.


LICENSING AGREEMENTS AND PROPRIETARY PROCESSES

        The Company holds several licenses for technology and processing equipment that are used in the production of the Company's insulation and the production and marketing of its industrial fibers. While Management of the Company believes there may be some benefit to continuing under certain of the license agreements to which it is a party, which benefits include exclusivity of the use of such technologies in territories where the Company currently operates, there are alternative technologies and marketing tools either currently used by the Company or available to the Company which are acceptable alternatives to the licensed rights and technologies. Consequently, Management believes that none of the technologies it licenses is critical to the operations or success of the Company.

        The Company relies primarily upon trade secrets to protect its proprietary processes and know-how. The Company does not hold any material patents but intends in the future to pursue patent protection in those cases where Management deems it appropriate.


RESEARCH AND DEVELOPMENT

        The Company operates a research and development facility in Ft. Wayne, Indiana, through which it conducts research and development to improve its products and to expand its product lines and its manufacturing capacity. The Company's goal is to accelerate developments in proprietary process enhancements, chemical additives and formulations, and product enhancements by drawing upon the experience of its network of manufacturing facilities.


EMPLOYEES

        As of December 30, 1995, the Company employed approximately 400 persons, of whom approximately 60 employees are in management, sales and administration and the balance of whom are involved in the manufacturing process. None of the Company employees are covered by a collective bargaining agreement. The Company believes it has a good relationship with its employees.

ITEM 2.  DESCRIPTION OF PROPERTY

        The Company's east coast executive offices and corporate headquarters are located in approximately 4,000 square feet in Bethesda, Maryland and its west coast executive offices are located in approximately 2,500 square feet in Benicia, California, at market rates pursuant to short-term lease arrangements.

        The Company also leases manufacturing facilities in Atlanta, Georgia; Chandler, Arizona; Elkwood, Virginia; Norfolk, Nebraska; Portland, Oregon; Ft. Wayne, Indiana; Benicia, California; and Sacramento, California. These leases are at markets rates and in some cases are leased from related parties. The Company also owns a manufacturing facility in Elkwood, Virginia, which is secured under the terms of a mortgage loan, and a warehouse in Norfolk, Nebraska, also secured under the terms of a mortgage. The Company also leases space in Ft. Wayne, Indiana, where it operates a research & development facility.

ITEM 3.  LEGAL PROCEEDINGS

        As a result of its acquisition of Steven A. Moore Enterprises, Inc. in the third quarter of 1995, the Company's Pacific Rim subsidiary has succeeded to the case of John J. Lee v. Pacific Rim Recycling, San Francisco, California Superior Court No. 965657. This case, which requests class action status, results from a spill of asbestos-containing materials on the San Francisco-Oakland Bay Bridge by Pacific Rim in 1993. The case requests unspecified damages on behalf of all persons allegedly affected by such spill. All regulatory actions arising out of this occurrence have been finally settled. The case is being defended by the Company's insurer and is in the early stages of discovery. Management does not believe, at the present time, that it will have any uninsured liability under this case. Pacific Rim no longer transports asbestos materials.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        During the fourth quarter of the fiscal year covered by this report, no matter was submitted to a vote of security holders of the Company

                                PART II


ITEM 5.  MARKET FOR THE REGISTRANT'S SECURITIES

        The Company's Common Stock and Redeemable Common Stock Purchase Warrants (the "Warrants") have traded on the NASDAQ National Market under the symbols "STON" and "STONW", respectively, since the Company's initial public offering ("the Offering") on July 28, 1994. Prior to the Offering, no public market existed for the Company's equity securities. The following table sets forth the high and low sale prices of the Common Stock and Warrants for the fiscal quarters, or portions thereof, since the Offering, as quoted on NASDAQ. The quotations as reported reflect inter-dealer quotations without markup, markdown or commission and do not necessarily represent actual transactions:



                                                       Common Stock           Warrants
                                                   --------------------------------------------
                     Period                          High        Low        High        Low
-------------------------------------------------  ---------  ----------  ---------  ----------
July 28, 1994 through September 30, 1994             6.13       4.50        2.13       0.75
October 1, 1994 through December 31, 1994            6.00       4.00        2.06       1.00
January 1, 1995 through March 31, 1995               4.63       3.75        1.38       0.88
April 1, 1995 through June 30, 1995                  4.63       3.38        1.38       0.88
July 1, 1995 through September 30, 1995              4.13       3.13        1.25       0.81
October 1, 1995 through December 31, 1995            3.75       2.25        1.06       0.50




               The last sale price of the Common Stock and Warrants on March 22, 1996 was $4.00 and $0.88, respectively. There were approximately 180 holders of the Common Stock of record as of March 22, 1996.

        GreenStone Industries has not declared or paid any dividends prior to or since the Offering and does not intend to pay dividends for the foreseeable future. The Company's predecessors have paid dividends or partner distributions during the periods reported but prior to their combination with GreenStone (see the Consolidated Financial Statements). The Company is currently restricted from paying cash dividends under the terms of the credit agreement with its senior lender and expects to maintain these or similar terms for the foreseeable future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Year Ended December 30, 1995 Compared with the Year Ended December 31, 1994

Net sales increased $17.9 million or 77 percent to $41.1 million for the year ended December 30, 1995 from $23.2 million for the year ended December 31, 1994. The increase results from sales by businesses acquired during the current year and late in the prior year, price increases and growth of existing operations.

Gross profit increased $3.3 million or 37 percent to $12.2 million for the year ended December 30, 1995 from $8.9 million for the year ended December 31, 1994, primarily due to acquisitions and price increases which were partially offset by increased paper costs. As a percentage of net sales, gross profit declined to 30 percent for the year ended December 30, 1995 from 38 percent for the year ended December 31, 1994. The reduction is due largely to significantly higher recycled paper cost, the Company's primary raw material.

As a result of the negative impact on earnings caused by the increased cost of recycled paper, management implemented a comprehensive plan to help offset future price increases. This plan included (1) raising prices on the Company's products, (2) searching for lower cost alternative fibers, (3) vertical integration by acquisition of recyclers or through direct collection activities with various community groups in areas surrounding the Company's facilities and
(4) entering into long term supply contracts with floor and ceiling prices (See
Note 13, Purchase Commitments, in the notes to the financial statements herein). To date the Company has been able to secure more than 60 percent of its current requirements through either long-term commitments or direct collection programs.

Selling and distribution expenses increased by $2.4 million to $6.7 million for the year ended December 30, 1995 from $4.3 million for the same period of 1994. This increase is due primarily to the acquisitions and higher sales volume.

General and administrative expenses increased $3.0 million to $6.0 million for the year ended December 30, 1995 from $3.0 million for the year ended December 31, 1994. The increase results from acquisitions, costs associated with operating as a public entity for the entire year and increased expenses related to the Company's acquisition and growth strategy.

Interest expense increased $346,000 to $579,000 for the year ended December 30, 1995 from $233,000 for the year ended December 31, 1994 as a result of additional debt related to the Combination and capital expenditures. Other income decreased $131,000 to $15,000 in 1995 from $146,000 in 1994 as a result of a decrease in interest income earned on temporary investments.

Income taxes decreased resulting in a benefit of $353,000 for the year ended December 30, 1995 as compared to income tax expense of $389,000 for the year ended December 31, 1994. This decrease is due to the net loss experienced for the year ended December 30, 1995. As a result of the current year loss, the Company has a net operating loss carryforward of approximately $750,000 at December 30, 1995. This benefit has been recognized as a deferred tax asset at December 30, 1995, because management believes future taxable income will be sufficient to utilize the net operating loss carryforward (See Note 11, Income Taxes, in the notes to the financial statements herein).

As a result of the factors discussed above, net income decreased $1.8 million to a loss of $(687,000) for the year ended December 30, 1995 from net income of $1.1 million for the year ended December 31, 1994.

Liquidity and Capital Resources

During 1995, the Company acquired All Seal Insulation ("All Seal") and certain operating assets of Fiberwood, Inc. ("Fiberwood"), both manufacturers of cellulose insulation and specialty fibers. The Company also acquired Steven A. Moore Enterprises, Inc. d.b.a. Pacific Rim Recycling ("Pacific Rim"), which is engaged in the collection and resale of recycled material. Consideration paid to acquire All Seal amounted to $350,000 in cash and 110,810 shares of Common Stock. Consideration paid to acquire certain operating assets of Fiberwood totaled 350,000 shares of Common Stock. Consideration paid to acquire Pacific Rim totaled 496,759 shares of Series C Convertible Preferred Stock and a convertible note for $1,450,000.

The Company's working capital decreased $2.4 million to $1.1 million at December 30, 1995, from $3.5 million at December 31, 1994. The decrease was attributable to the Company's use of cash during 1995 for acquisitions and capital expenditures and an increase in current debt related to recent acquisitions.

Net cash provided by operations decreased 73 percent or $1.1 million to $445,000 for the year ended December 30, 1995 from $1.5 million for the same period of 1994. This decrease in net cash flow was primarily due to the operating losses incurred during 1995.

Capital expenditures increased $200,000 to $2.5 million for the year ended December 30, 1995 from $2.3 million for the year ended December 31, 1994. This increase was primarily due to the Company's expansion of plant capacity in several facilities.

In January of 1996, the Company raised $1.89 million in a private placement of its Series D Convertible Preferred Stock. The Company expects to use the proceeds to partially fund future acquisitions and for general corporate purposes (See Note 15, Subsequent Events, in the notes to the financial statements herein).

In March of 1996, the Company amended its senior credit facility with a commercial bank, extending the revolving line of credit through December of 1997.

Historically, the Company and its predecessors have financed their operations with internally generated funds and with working capital lines of credit for short-term financing needs. To date, the Company has been able to obtain additional financing for the operation of its business. Management believes that the funds on hand, including capital raised in January of 1996, together with expected operating cash flows in 1996, will provide the Company with adequate liquidity to operate its business for at least the next twelve months. In the longer term, the Company may seek to finance business expansion, including potential acquisitions, with additional borrowing arrangements or equity financing.

ITEM 7.  FINANCIAL STATEMENTS

                             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

    Report of Ernst & Young LLP, Independent Auditors...................................18

    Consolidated Financial Statements:
    Consolidated Balance Sheets, December 30, 1995
    and December 31, 1994............................................................19-20

    Consolidated Statements of Operations,
    Years ended December 30, 1995 and December 31, 1994.................................21

    Consolidated Statements of Stockholders' Equity,
    Years ended December 30, 1995 and December 31, 1994.................................22

    Consolidated Statements of Cash Flows,
    Years ended December 30, 1995 and December 31, 1994.................................23

    Notes to Consolidated Financial Statements.......................................24-38

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors
GreenStone Industries, Inc.

We have audited the accompanying consolidated balance sheets of GreenStone Industries, Inc. as of December 30, 1995 and December 31, 1994 and the related consolidated or combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GreenStone Industries, Inc. at December 30, 1995 and December 31, 1994, and the consolidated or combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                       Ernst & Young LLP



Washington, D.C.
February 26, 1996

                                     GREENSTONE INDUSTRIES, INC.
                                     CONSOLIDATED BALANCE SHEETS

                                               ASSETS

                                                            December 30,     December 31,
                                                               1995              1994
                                                            --------------  ---------------
Current assets

  Cash and cash equivalents                                 $   275,697      $ 1,823,311
  Accounts receivable

    Trade, net of allowance of $243,900 and $208,700 at

    December 30, 1995 and December 31, 1994, respectively     5,203,174        3,420,538
    Other                                                        72,078           74,415
                                                            --------------  ---------------
        Total accounts receivable                             5,275,252        3,494,953





  Notes receivable (Note 6)                                     105,280          170,784
  Deferred income taxes (Note 11)                               750,500                -
  Inventories (Note 7)                                        1,452,924          803,158
  Prepaid expenses and other assets                             688,487          494,447
                                                            --------------  ---------------
        Total current assets                                  8,548,140        6,786,653




Property, plant and equipment

  Property, plant and equipment at cost (Note 8)             14,885,015        9,410,531
  Accumulated depreciation                                   (4,016,827)      (2,564,002)
                                                            --------------  ---------------
        Net property, plant and equipment                    10,868,188        6,846,529






Intangible assets, net                                        4,179,650           70,422
Deferred income taxes (Note 11)                                 381,576        1,153,779
Deposits                                                        519,547          491,273
Other noncurrent assets, net                                    169,537          111,432
                                                            --------------  ---------------

        Total assets                                        $24,666,638      $15,460,088
                                                            ==============  ===============









         Accompanying notes are an integral part of these financial statements

                                      GREENSTONE INDUSTRIES, INC.
                                      CONSOLIDATED BALANCE SHEETS
                                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               December 30,      December 31,
                                                                   1995              1994
                                                             --------------    ---------------
Current liabilities
  Accounts payable
    Trade                                                      $ 2,490,965       $ 2,020,708
    Other                                                        1,400,121           638,411
                                                             --------------    ---------------
        Total accounts payable                                   3,891,086         2,659,119

     Accrued liabilities                                         1,115,896           402,488
  Deferred revenue                                                 257,479                 -
  Line of credit                                                   594,500                 -
  Current maturities of notes to related parties (Note 4)        1,034,417            33,104
  Current maturities of long-term debt (Note 5)                    468,835           177,267
                                                             --------------    ---------------
        Total current liabilities                                7,362,213         3,271,978

Notes to related parties, less current maturities
  (Note 4)                                                       2,561,043         1,515,000
Long-term debt, less current maturities (Note 5)                 5,474,280         3,244,800
Excess of acquired net assets over cost                                  -           974,621
                                                             --------------    ---------------
        Total liabilities                                       15,397,536         9,006,399

Commitments and contingencies (Notes 5,9,13,14)                          -                 -

Stockholders' equity (Note 10)
  Preferred stock, $.01 par value, 5,000,000 shares
      authorized,
    Series A - 54,546 shares issued and outstanding at
       December 30, 1995 and December 31, 1994                         545               545
    Series B - 16,000 shares issued and outstanding at
       December 30, 1995 and December 31, 1994                         160               160
    Series C - 496,759 and 0 shares issued and
       outstanding at December 30, 1995 and December                 4,968                 -
       31, 1994, respectively
  Common Stock $.001 par value, 20,000,000 shares authorized,
      5,482,000 and 5,031,000 shares issued and outstanding
      at December 30, 1995 and December 31, 1994, respectively       5,482             5,031

     Additional paid in capital                                  9,238,772         5,741,827
     Retained earnings                                              19,175           706,126
                                                             --------------    ---------------
           Total stockholders' equity                            9,269,102         6,453,689

                                                             ==============    ===============
           Total liabilities and stockholders' equity          $24,666,638       $15,460,088
                                                             ==============    ===============






          Accompanying notes are an integral part of these financial statements

                              GREENSTONE INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        Year Ended
                                                             December 30,      December 31,
                                                                 1995              1994
                                                            ---------------   ---------------
Net sales                                                     $41,076,803       $23,159,829
Cost of sales                                                  28,875,846        14,254,147
                                                            ---------------   ---------------
Gross profit                                                   12,200,957         8,905,682

Operating expenses

    Selling and distribution                                    6,673,762         4,340,326
    General and administrative                                  6,003,395         2,971,242
                                                            ---------------   ---------------
Income (loss) from operations                                    (476,200)        1,594,114

Interest expense                                                  578,544           233,343
Other income                                                      (15,249)         (146,350)
                                                            ---------------   ---------------
Income (loss) before income taxes                              (1,039,495)        1,507,121

Income tax expense (benefit)                                     (352,544)          389,485
                                                            ---------------   ---------------
Net income (loss)                                             $  (686,951)      $ 1,117,636
                                                            ===============   ===============


Pro forma (unaudited) (Note 16):

Historical income before income taxes                                           $ 1,507,121
Pro forma adjustments:
    Elimination of amortization, depreciation and interest                          256,453
    Reduction in compensation expense                                               345,000
    Interest on new debt                                                           (183,962)
    Amortization of excess of acquired net assets over cost                          37,333
                                                                              ---------------
Pro forma income before taxes                                                     1,961,945

Pro forma income taxes                                                              749,688

                                                                              ---------------
Pro forma net income                                                            $ 1,212,257
                                                                              ===============

Net income (loss) per share (pro forma for 1994)                  $(0.12)             $0.30
                                                            ===============   ===============

Weighted average common equivalent shares outstanding           5,522,285         4,021,683
                                                            ===============   ===============










          Accompanying notes are an integral part of these financial statements

                                     GREENSTONE INDUSTRIES INC.
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Series A  Series B  Series C                          Additional
                     Preferred Preferred Preferred  Common      Partners     Paid in    Retained
                      Stock     Stock     Stock      Stock      Capital      Capital    Earnings     Total
-------------------- --------- --------- --------- ----------- ----------- ------------ --------- ------------
Balance at

    December 31,
    1993                $   -     $   -   $     -     $20,129  $2,136,241     $ 35,257 $ 690,343  $ 2,881,970

Net income                                                        224,291                893,345    1,117,636
Dividends and
    distributions
    to owners and
    partners prior
    to the                                                         (3,569)  (1,021,130) (500,000)  (1,524,699)
    Combination
Reallocation of
    owners' equity
    accounts at
    the Combination       545                         (17,284) (2,356,963)   2,751,264  (377,562)
Consideration to
    former owners
    at the                                                                  (6,355,589)            (6,355,589)
    Combination
Proceeds from the
    issuance of                                         2,128                9,936,243              9,938,371
    stock
Shares issued in
    acquisitions          160                              58                  395,782                396,000
                     --------  --------  --------  ----------  ----------  -----------  --------  -----------
Balance at
    December 31,          545       160         -       5,031           -    5,741,827   706,126    6,453,689
    1994

Net loss                                                                                (686,951)    (686,951)
Shares issued in
    acquisitions                            4,968         451                3,496,945              3,502,364
                     --------  --------  --------  ----------  ----------  -----------  --------  -----------
Balance at December
   30, 1995              $545      $160    $4,968     $ 5,482  $        -  $ 9,238,772  $ 19,175  $ 9,269,102
                     --------  --------  --------  ----------  ----------  -----------  --------  -----------
                     --------  --------  --------  ----------  ----------  -----------  --------  -----------









          Accompanying notes are an integral part of these financial statements

                                     GREENSTONE INDUSTRIES, INC.
                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Year Ended
                                                             December         December
                                                             30, 1995         31, 1994

                                                            --------------   --------------
OPERATING ACTIVITIES
Net Income (loss)                                           $  (686,951)       $1,117,636
Adjustments to reconcile net income to net cash provided
by operations
    Depreciation and amortization                              1,659,978          749,342
    Provision for deferred income taxes                         (150,500)         230,047
    Provision for bad debts                                       35,200            2,755
    Gain on the sale of property, plant and equipment            (29,109)         (6,858)
    Change in operating assets and liabilities
        Receivables                                             (396,098)        (934,096)
        Inventories                                             (492,665)        (358,434)
        Prepaid expenses and other assets                         (4,382)        (355,515)
        Deferred revenue                                          (5,742)                -
        Accounts payable                                         310,502        1,117,833
        Accrued liabilities                                      204,428          (37,661)
                                                            --------------   --------------

    Net cash provided by operating activities                    444,661        1,525,049

INVESTING ACTIVITIES

Payment to owners at the Combination                                   -       (5,752,000)
Payments for businesses acquired, net of cash received          (769,195)      (1,968,707)
Expenditures for property, plant and equipment                (2,465,664)      (2,303,503)
Proceeds from the sale of assets                                 292,161          157,077
Combination costs                                                      -         (349,831)
                                                            --------------   --------------

Net cash used in operating activities                         (2,942,698)     (10,216,964)

FINANCING ACTIVITIES

Advances under short term borrowings                           1,861,060          550,000
Repayment of short term borrowings                            (2,399,555)        (550,000)
Borrowing under long-term debt                                 3,120,000        3,500,000
Repayment of long-term and related party debt                 (1,495,229)      (1,503,254)
Debt issuance cost                                              (135,853)        (110,505)
Dividends and distributions paid prior to the Combination              -       (1,524,699)
Proceeds from capital contributions                                    -        1,000,000
Proceeds from initial public offering                                  -        9,478,013
Deferred offering costs                                                -         (539,642)
                                                            --------------   --------------

Net cash provided by financing activities                        950,423       10,299,913
                                                            --------------   --------------

Net (decrease) increase in cash and cash equivalents          (1,547,614)       1,607,998
Cash and cash equivalents at beginning of year                 1,823,311          215,313

                                                            --------------   --------------

Cash and cash equivalents at end of year                     $   275,697       $1,823,311
                                                            ==============   ==============







          Accompanying notes are an integral part of these financial statements

                                    GREENSTONE INDUSTRIES, INC.
                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BUSINESS AND ORGANIZATION

GreenStone Industries, Inc. ("GreenStone" or "the Company") manufactures and distributes secondary cellulose fiber products, primarily cellulose insulation, hydro-seeding mulch and industrial fibers. These products are manufactured principally from recycled newspaper. The Company also operates a recycling business in northern California, however, the Company substantially operates in the specialty fiber and cellulose insulation industry.

Reorganization

Coincident with its initial public offering in July 1994 ("Offering"), the Company acquired the operations of United Fibers ("United") and Parco, Inc. ("Parco"), which provided production facilities in Phoenix, Arizona, Portland, Oregon and Norfolk, Nebraska (the "Combination"). United was a partnership owned by two corporate partners, Joel Tranmer Enterprises, Inc. ("JTE") and Fibers, Inc. ("Fibers"). GreenStone acquired by merger all outstanding shares of JTE and the 50% partnership interest in United owned by Fibers. Parco was a S corporation owned by one individual. GreenStone acquired by merger all outstanding shares of Parco.

Acquisitions

During the fourth quarter of 1994, GreenStone acquired American Environmental Products, Inc. ("AEP") of Elkwood, Virginia and Southern Cellulose, Inc. ("SCI") of Atlanta, Georgia. These facilities are engaged in the manufacture and distribution of secondary cellulose fiber products.

During 1995, GreenStone acquired All-Seal Insulation, Inc. ("ASI") of Fort Wayne, Indiana, Steven A. Moore Enterprises, Inc. d.b.a. Pacific Rim Recycling ("Pacific Rim") of Benicia, California and certain operating assets of Fiberwood, Inc. ("Fiberwood") of Sacramento, California. ASI and Fiberwood are engaged in the manufacture and distribution of secondary cellulose fiber products. Pacific Rim is engaged in the collection and resale of recycled materials, including old newspaper, glass and plastic.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of  Consolidation


The combination of GreenStone, JTE, Parco and United has been accounted for as if the combined companies had all been member of the same operating group. This accounting is based on (a) the fact that the operations of GreenStone subsequent to the reorganization described in Note 1 above were substantially identical to the combined operations of Parco and United and (b) the significance of GreenStone's equity interest held by Fibers and the former shareholders of JTE and Parco. Accordingly, historical financial statements of GreenStone, JTE, Parco and United have been combined for the periods prior to the Offering.

For the periods subsequent to the Offering, the financial statements reflect the consolidation of GreenStone and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.


Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market value.

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost. Property, plant and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the inception of the lease or the fair value of the leased equipment. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight line method over the following estimated useful lives:

    Machinery and equipment........................................7 to 15 years
    Buildings...........................................................20 years
    Vehicles.......................................................5 to 10 years
    Office equipment................................................3 to 7 years

Property and equipment held under capital leases are amortized over the shorter of the lease term or estimated useful life of the asset. Such amortization is included in depreciation expense.

Excess of Acquired Net Assets Over Cost

The excess of acquired assets over cost is amortized on the straight line method over the period of expected benefit, not in excess of 25 years.

Intangible Assets

Intangible assets consist primarily of goodwill representing the excess of cost over net assets of businesses acquired. Goodwill is amortized on the straight line method over the period of expected benefit, not in excess of 25 years.

Net Income  Per Share

Net income per share is calculated using the weighted average common equivalent shares outstanding. Fully diluted net income per share is not reported for all periods presented, because it is not materially different from primary income per share.

Income Taxes

The provision for income taxes is determined based on pretax accounting income utilizing the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws expected to be in effect when these differences reverse.

For all acquired or combined companies, the federal and state income taxes were the responsibility of the respective shareholders or partners for all periods prior to the acquisition or combination. Subsequent to the acquisition or combination, all operations are included in a consolidated federal income tax return.

Stock Compensation

The Company follows the provisions of Accounting Principles Board Opinion No. 25 and accordingly records no compensation expense for stock options if the exercise price is greater than or equal to the estimated fair value of the Company's Common Stock at the measurement date (the date of grant under the existing stock option plan).

Fair Value of Financial Instruments

The Company considers the recorded value of its financial assets and liabilities, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and long term debt, to approximate the fair value of the respective assets and liabilities at December 30, 1995.

Accounting Standards Not Adopted

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," was issued by the Financial Accounting Standards Board in March of 1995. The standard, which establishes criteria for recognizing, measuring and disclosing impairment of long-lived assets, is effective for fiscal years beginning after December 15, 1995. The Company plans to adopt this standard on January 1, 1996 but does not anticipate a material impact on its financial position or operations at the date of adoption.

3.    ACQUISITIONS

On July 28, 1994, coincident with the closing of the Offering, GreenStone acquired by merger all outstanding shares of Parco and JTE and 50 percent partnership interest in United owned by Fibers (the "Combination"). The consideration paid by the Company consisted of a combination of GreenStone Common Stock, GreenStone Preferred Stock, notes and cash as described below.

Parco

The Company acquired all of the common stock of Parco for $1,500,000 in cash, 546,000 shares of Common Stock and 54,546 shares of Series A Preferred Stock. The principal stockholder of Parco has been retained as an officer of the Company.

JTE

The Company paid $1,500,000 in cash, $237,500 in notes and issued 883,900 shares of Common Stock to the former owner of JTE for all of JTE's common stock. JTE's principal asset was its 50 percent share of United. The former owner of JTE currently serves as an officer and director of the Company.

Fibers

The Company paid $2,752,000 in cash, $1,237,500 in notes and issued 359,000 shares of Common Stock to Fibers or its shareholders for its 50 percent share of United. The Company entered into a two year consulting agreement with one of the former owners of Fibers.

Since the Combination the Company has acquired the following companies or manufacturing plants:

                                                                         Method of
    Company               Date               Consideration               Accounting
    --------------------- ------------------ --------------------------- --------------
    American              October 1994       $2,000,000 cash,            Purchase
    Environmental                            $500,000 note payable,
    Products, Inc.                           16,000 shares of Series
    (AEP)                                    B, Preferred Stock

    Southern Cellulose,   November 1994      $280,000 cash,              Purchase
    Inc.                                     $50,000 note payable,
    (SCI)                                    57,800 shares of Common

                                             Stock

    All Seal              February 1995      $350,000 cash,              Purchase
    Insulation, Inc.                         100,810 shares of Common
    ("ASI")                                  Stock

    Pacific Rim           July 1995          $1,450,000 note payable,    Purchase
    Recycling, Inc.                          496,759  shares of Series
    ("Pacific Rim")                          C Preferred Stock

    Fiberwood, Inc.       October 1995       350,000 shares of Common    Purchase
    ("Fiberwood")                            Stock

The financial statements include the operations of these companies from the date acquired. The purchase price has been tentatively allocated to assets acquired and liabilities assumed.

The following unaudited pro forma information adjusts the operating results as shown in the Consolidated Statements of Operations to give effect to the acquisitions described above, as if these transactions had occurred at the beginning of 1994. The unaudited information below is not necessarily indicative of the results which would have occurred had the acquired companies or operations actually been owned during the periods presented or the future results of operations.

                                                        Year Ended          Year Ended
                                                    December 30, 1995    December 31, 1994
                                                    -----------------    ----------------
       Net sales                                         $47,491,000         $40,494,000
       Pro forma net income (loss)                         (174,000)           1,545,500
       Pro forma net income (loss) per share                 $(0.03)               $0.31


4.    NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties as of December 30, 1995 and December 31, 1994, consist of the following:

                                                                     December 30,       December 31,
                                                                         1995               1994
                                                                    ---------------    ---------------

      Notepayable to the former owner of
         Pacific Rim, convertible into Common Stock
         at a conversion price of $6.50 per share
         until July 19, 1997 and $7.50 per share
         thereafter. The note matures on June 30,
         2000, and bears interest at prime rate
         (8.75% at December 30, 1995).                                  $1,450,000         $        -

      Notepayable to Fibers, convertible
         into 130,000 shares of Common Stock,
         interest at 6% payable quarterly.
         Principal payments begin October 1, 1996
         and continue for eight quarters.                                1,000,000          1,000,000

      Note payable to former owner of Pacific Rim, settled in
          January, 1996.                                                   536,000                  -

      Notes payable to Fibers and the
         former shareholder of JTE, maturing
         December 31, 2000, interest at 7% payable
         quarterly, secured by the assets
         of the Portland facility.  Beginning
         January 1, 1996, principal payments will
         be based upon the cash flows of the
         Portland facility.                                                475,000            475,000

      Notepayable to a former owner of Fiberwood,
         maturing November 1, 1997, bearing interest
         at 8% payable
         monthly.                                                           94,400                  -

      Note payable to the former owner of SCI, convertible into Common Stock at a conversion price of $8.00 per share. The note matures on December 31,

          1999, and accrues interest at 5%, with  interest and              40,000             50,000
          principal paid annually.

      Other                                                                      -             23,100
                                                                    ---------------    ---------------
                                                                         3,595,400          1,548,100
      Less: current portion                                              1,034,400             33,100
                                                                    ===============    ===============
                                                                        $2,561,000         $1,515,000
                                                                    ===============    ===============

5.    LONG-TERM DEBT

Long-term debt as of December 30, 1995 and December 31, 1994 consists of the following:

                                                        December 30,       December 31,
                                                            1995               1994
                                                       ----------------   ----------------
Revolving credit agreement with a commercial
    bank, bearing interest at prime
    (8.75% at December 30,
    1995), payable monthly.                                 $4,594,500         $2,000,000

Conventional mortgage, interest at 9.3%,
    payable monthly, maturing May 1, 2010,
    secured by land and building at the
    Elkwood facility.                                          763,000                  -

Variable rate Industrial Bond, settled in 1995.                      -            770,000

Note payable to the former shareholder of AEP,
    maturing September 30, 1997, interest at 6%
    payable quarterly, unsecured.                              500,000            500,000

Conventional mortgage, interest at prime (8.75% at December 30, 1995), payable monthly, maturing August 30, 2001, secured by land and building at

    the Norfolk facility.                                      343,000                  -

Notepayable to the State of Indiana, payable in quarterly installments through April 1, 2002, interest at 5.75% payable quarterly, secured

    certain assets at the Fort Wayne facility.                 246,000                  -

Miscellaneous notes and equipment leases.                       91,100            152,100
                                                       ----------------   ----------------
                                                             6,537,600          3,422,100
Less: current portion                                        1,063,300            177,300
                                                       ================   ================
                                                            $5,474,300         $3,244,800
                                                       ================   ================

The Company maintains a $5,500,000 senior credit facility with a commercial bank (the Credit Agreement). As of December 31, 1995, the Company had borrowed $4,594,500 against the Credit Agreement. Outstanding principal amounts bear interest at prime, and the Company is required to pay commitment fees of .5% on the unused facility. As of December 31, 1995, the Company had $905,500 available under the Credit Agreement. The Credit Agreement is secured by the assets of the Company, excluding the assets of the Portland facility. Unless secured by other borrowings, the assets of companies acquired also are secured by the Credit Agreement.

In March of 1996, Company amended the agreement, extending the maturity through December 1997, and amended certain other provisions including the financial covenants. The Company is required to maintain certain financial covenants pertaining to net worth, leverage, current ratio and interest coverage and currently is restricted from paying cash dividends. The Company has classified $4,000,000 under the Amended Credit Agreement as a long term liability, because it expects this amount to remain outstanding through December 31, 1996.

Maturities of long-term debt, including notes payable to related parties, are as follows:

                          1996                $ 2,097,700
                          1997                  5,265,700
                          1998                    809,800
                          1999                    605,800
                          2000                    632,200
                          Thereafter              721,900
                                           -----------------
                                              $10,133,100
                                           =================

Interest paid during 1995 and 1994 was $548,600 and $219,200, respectively.

6.    NOTES RECEIVABLE

Notes receivable as of December 30, 1995 and December 31, 1994 consist of the following:


                                                December 30,        December 31,
                                                   1995                  1994
                                                ------------------ -----------------
  Notes receivable from an Officer and
      Director of the Company, due on
      demand, unsecured.                               $ 50,000         $       -

  Notes receivable from a customer, with a
      coupon rate of 8.5%, due June 1996,
      unsecured.                                              -           131,400
  Other                                                  55,300            39,400
                                                ------------------ -----------------
                                                       $105,300          $170,800
                                                ================== =================

7.    INVENTORIES

Inventories as of December 30, 1995 and December 31, 1994 consist of the following:

                                                  December 30,       December 31,
                                                      1995               1994
                                               ------------------  ----------------
 Raw materials                                      $1,022,700          $509,700
 Finished goods                                        329,200           216,400
 Insulation equipment                                  101,100            77,100
                                               ------------------  ----------------
                                                    $1,453,000          $803,200
                                               ==================  ================

8.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 30, 1995 and December 31, 1994 consist of the following:

                                                       December 30,        December 31,
                                                           1995                1994
                                                  -----------------    ---------------
    Machinery and equipment                           $  9,809,000         $6,114,700
    Buildings                                            1,312,900          1,303,600
    Vehicles                                             2,521,600          1,139,400
    Office furniture and equipment                         647,300            380,800
    Leasehold improvements                                 239,800            297,400
    Land                                                   174,600            174,600
    Construction in progress                               179,800                  -
                                                  -----------------    ---------------
                                                        14,885,000          9,410,500
    Accumulated depreciation                            (4,016,800)        (2,564,000)
                                                  -----------------    ---------------
                                                       $10,868,200         $6,846,500
                                                  =================    ===============

9.LEASES

The Company leases certain manufacturing and office facilities under operating leases. Total rent expense under all operating leases, including leases with related parties (see Note 12), for the fiscal years ended December 30, 1995 and December 31, 1994 was $1,121,000 and $275,000, respectively.

Minimum future lease payments on operating lease commitments, including leases with related parties (see Note 12) are as follows:

       Year ending December 31,
              1996                        $   753,400
              1997                            629,000
              1998                            394,000
              1999                            232,400
              2000                             12,000
                                      ==================
                                           $2,020,800
                                      ==================


10.   STOCKHOLDERS' EQUITY

Common Stock

On July 28, 1994, the Company completed an initial public offering of 925,000 Units, each Unit consisting of two shares of Common Stock and one Redeemable Common Stock Purchase Warrant, at a price of $10.125 per Unit. The net proceeds of the Offering were used, in part, to fund acquisitions and for consideration to the former owners of JTE, Fibers and Parco. On August 23, 1994, the Company completed the sale of an additional 138,750 Units under the terms of the over-allotment agreement with the underwriter.

Each Redeemable Common Stock Purchase Warrant (the "Warrants") entitles the holder thereof to purchase one share of GreenStone Common Stock at an exercise price of $6.50 until July 20, 1997, and at an exercise price of $7.50 from July 21, 1997 through July 20, 1999, the expiration date of the Warrants. The Company may redeem the Warrants at $.05 per warrant subject to the Common Stock trading at $10.00 or greater for 20 of 30 consecutive trading days.

Coincident with the Offering, the Company issued an aggregate of 1,789,800 shares of Common Stock to the former shareholders of JTE, Fibers and Parco.

Under the terms of the agreement with its underwriters, the Company issued warrants to purchase 92,500 Units at an exercise price of $16.71 per Unit (the "Underwriters' Warrants"). The exercise price of the Warrant included in each Unit is $8.25. The Underwriters' Warrants expire on July 20, 1999.

Prior to the Offering, the Company issued to certain individuals options to purchase 300,000 shares of Common Stock at a price of $5.00 per share, exercisable upon the Company meeting certain earnings or stock price targets (the "Performance Options"). The Performance Options vest upon attaining profitability targets through 1997 as defined in the options or if the Company's Common Stock trades at an average of $12.50 per share for any consecutive 20 day trading period ending on or before August 1, 1999, the expiration date of the Performance Options. None of the options are vested at December 31, 1995.

Preferred Stock

In July of 1994, the Company issued 54,546 shares of Series A Convertible Preferred Stock to the former owner of Parco. The Series A Convertible Preferred Stock pays no dividend and entitles the holder to one vote per share on all matters requiring stockholder vote or approval. The Series A Convertible Preferred Stock is convertible into Common Stock of GreenStone in increments of 18,182 per year for each of the three years ending December 31, 1996, subject to the Company meeting certain earnings before interest and taxes from retail sales. The conversion ratio is adjustable based on the level of earnings, with a maximum conversion of two shares of Common Stock for each share of Series A Convertible Preferred Stock. As of December 31, 1995, earnings from retail sales were sufficient to allow conversion of 36,364 shares of the Series A Convertible Preferred into 72,728 shares of Common Stock. The Series A Convertible Preferred Stock has no preference over the Common Stock in the event of liquidation of the Company.

In October of 1994, the Company issued 16,000 shares of Series B Convertible Preferred Stock to the former shareholder of AEP. The Series B Convertible Preferred has no voting rights and is entitled to receive annual dividends of $.469 per share. Accruing dividends are cumulative and are payable (i) if, as and when declared by the Board of Directors of the Company (ii) upon the liquidation, dissolution or winding up of the Company or (iii) upon redemption of the Series B Convertible Preferred Stock by the Company. The Series B shares are convertible by the holder into an equal number of Common shares. The Company has the right, at any time, to redeem the Series B Convertible Preferred Stock at a rate of $15.625 per share plus all accrued but unpaid dividends. The Series B Convertible Preferred Stock has preference over Common Stock in liquidation or winding up of the Company of $15.625 per share plus accrued but unpaid dividends.

In July of 1995, the Company issued 496,759 shares of Series C Convertible Preferred Stock to the former owners of Pacific Rim. The Series C Preferred Stock is initially convertible to 496,759 shares of Common Stock. On March 31, 1997, all Series C Convertible Preferred Stock will be converted automatically, and the conversion ratio of the Series C Preferred Stock will be adjusted to allow the conversion value of the Common Stock to equal $2,050,000, if the average closing price of the Company's Common Stock is less than $4.125 or greater than $8.50 during the first quarter of 1997. The Series C Preferred Stock has voting rights equal to those of Common shares. The Company has the right to redeem all or a portion of the Series C Preferred Stock at a price of $4.12675 per share if the price of the Common Stock exceeds $8.50 per share for any consecutive 90-day period.

Stock Option Plan

In 1993, GreenStone adopted a stock option plan for the benefit of certain directors, officers and employees, under which 500,000 shares of Common Stock have been reserved. The exercise price must be at least equal to the fair market value at the time of grant. As of December 30, 1995, options to purchase 205,433 shares have been granted at exercise prices ranging from $2.50 to $4.38 per share, and options to acquire 27,000 shares were exercisable.

Common Stock Reserved

The Company has reserved 2,826,611 shares for the exercise of warrants and options outstanding as well as conversion of debt and preferred stock.

11.   INCOME TAXES

The provision for federal and state income taxes for the years ended December 30, 1995 and December 31, 1994 consist of the following:

                                                    Year ended
                                       December 30,           December 31,
                                           1995                   1994
                                      -----------------   ----------------
                 Current:

                     Federal                $(180,400)          $125,800
                     State                    (21,600)            33,700
                                      -----------------   ----------------
                                             (202,000)           159,500

                 Deferred:

                     Federal                 (123,600)           198,000
                     State                    (26,900)            32,000
                                      -----------------   ----------------
                                             (150,500)           230,000

                                      -----------------   ----------------
                                            $(352,500)         $ 389,500
                                      =================   ================

The following is a reconciliation of the provision for income taxes to the provision calculated at the federal statutory rate:

                                      Year Ended
                           December 30,        December 31,
                               1995                1994
                         -----------------   ------------------
Provision for income
    taxes at federal         $(353,400)            $512,400
    statutory rate
State taxes, net of
    federal income tax         (30,000)              43,400
    benefit
Partnership and S corp.
    earnings                         -             (181,400)
Other                           30,900               15,100
                         -----------------   ------------------
                             $(352,500)            $389,500
                         =================   ==================

During the years ended December 30, 1995 and December 31, 1994 income taxes paid totaled $59,000 and $205,000, respectively.

Deferred tax assets and liabilities are comprised of the following at December 30, 1995 and December 31, 1994:

                                          December 30,         December 31,
                                              1995                 1994
                                         ---------------     -----------------

          Deferred tax assets:
          Net operating loss
              carryforward                  $   750,500      $              -
          Excess of tax over book
              basis - property, plant
              and equipment                     845,300             1,423,700
                                         ---------------     -----------------
          Total deferred tax assets           1,595,800             1,423,700
          Deferred tax liabilities:
          Excess of book over tax
              basis - property, plant
              and equipment                     463,700               269,900
                                         ---------------     -----------------
          Net deferred tax asset             $1,132,100            $1,153,800
                                         ===============     =================

Management believes that future taxable income will be sufficient to utilize the net operating loss carryforward and deductible differences as they reverse. Accordingly, no valuation allowance is recorded. The tax benefit recorded in 1995 included $150,000 related to 1995 taxable losses that will be carried forward. The remaining net operating loss carryforward benefit relates to the reversal of temporary differences. The net operating loss carryforward will expire in 2010.

12.   RELATED PARTY TRANSACTIONS

The Company leases manufacturing and office facilities in Nebraska from a company affiliated with the former owner of Parco, now a shareholder and officer of the Company, under an operating lease which expires August 31, 1999. The lease requires annual rentals of $70,000. Rent expense on this lease during 1995 and 1994 was $70,000 and $57,200, respectively.

The Company subleases its manufacturing facility in Arizona from a corporation affiliated with one of the former partners of United, now a shareholder of the Company. The lease expires July 28, 1999 and requires GreenStone to pay related property taxes and utilities. Rent expense under this agreement was approximately $133,400 during both 1995 and 1994.

The Company paid $236,000 and $234,200 in 1995 and 1994, respectively, for legal and investment services to a director and shareholder of the Company and to a firm in which the director is a partner.

The Company has an agreement that requires it to purchase through 1999 a minimum of certain raw materials used for products manufactured at its Arizona facility from a corporation affiliated with one of the former partners of United, now a stockholder of the Company. The aggregate annual commitments based upon then current market prices were $2,471,000 and $1,890,000 during 1995 and 1994, respectively. Purchases of raw materials under this agreement were approximately $3,397,000 and $2,289,000 during 1995 and 1994, respectively.

13.   PURCHASE COMMITMENTS

The Company has paper purchase agreements with suppliers ranging in term from one to two years. Under these agreements during 1996, the Company is obligated to purchase approximately 1,100 tons per month at fixed prices ranging from $40 to $70 per ton, 1,600 tons per month at variable prices ranging from $30 to $95 per ton and 500 tons per month at variable prices ranging from $30 to $115 per ton (see also Note 12).

14.   CONTINGENCIES

The Company is involved in litigation primarily arising in the normal course of business. Certain matters involving personal injuries involving acquired subsidiaries of the Company are covered by insurance in force at the time of the related incidents. In the opinion of Management, the Company's liability, if any, under any pending litigation would not materially affect its financial condition or results of operations.

15.   SUBSEQUENT EVENT

In January of 1996, the Company sold 188,500 shares of Series D Convertible Preferred Stock for $10 per share through a private placement. The Series D Convertible Preferred Stock has no voting rights and accrues dividends of $0.70 per share, with no dividend accrued in the first year. Each share is convertible into the number of shares of Common Stock equal to the $10 face value per share divided by

80 percent of the market price of the Common Stock for the 15 days prior to the notice of conversion. No more than one third of the shares may be converted in the first 90 days following closing, and no more than one third may be converted in any 30 day period thereafter.

16.   1994 PRO FORMA NET INCOME PER SHARE (UNAUDITED)

Prior to consummation of the Offering and Combination, 3,262,700 shares were used in computing pro forma net income per share for all periods. Such shares represented shares outstanding prior to the Offering, shares issued in connection with the Combination, the number of shares from the offering necessary to fund the cash portion of the amounts paid to the owners of JTE, Fibers and Parco not funded by the bank and private equity financing, and shares considered outstanding as a result of applying the treasury stock method to outstanding options. After consummation of the Offering and Combination, net income per share is computed based upon the weighted average number of shares outstanding plus common stock equivalents related to preferred stock, stock options and warrants and convertible debt.

Pro Forma Statement of Operations Adjustments

The pro forma statement of operations information presents the pro forma effects on the historical combined operating results as if the Combination and Offering were consummated as of January 1, 1994. The pro forma adjustments give effect to the following:

(1) the exclusion of costs associated with certain assets and liabilities of United;

(2) reduced payments to certain individuals consistent with contractual commitments of GreenStone going forward;

(3) increased interest expense associated with net borrowings; (4) amortization of excess of acquired net assets over cost; and

(5) income taxes to eliminate the benefit of S corporation and partnership status for income tax purposes.

Exclusion of costs associated with certain assets and liabilities of United - Under the agreements between GreenStone and the former owners of United, certain assets and related liabilities of United were transferred to the former owners at Combination. The assets consist primarily of intangible assets related to a previously acquired entity, and the liabilities consist of the remaining debt related to this acquisition. Pro forma adjustments have been made to eliminate amortization and depreciation of these assets and interest expense on the debt in the amount of $256,500 for the year ended December 31, 1994. The debt related to this acquisition was not assumed by GreenStone in the Combination.

Contractual payments - An adjustment has been made for payments in excess of the annual amount authorized under employment contracts effective upon closing of the Offering in the amount of $345,000 for the year ended December 31, 1994.

Interest expense - In connection with the Combination, the Company incurred additional indebtedness. Pro forma earnings include an adjustment for interest expense amounting to $184,000 for the year ended December 31, 1994.

Excess of acquired net assets over cost - Consummation of the Combination resulted in the establishment of excess of acquired net assets over cost which will be amortized over 25 years. The adjustment related to the amortization at December 31, 1994 was $37,300.

Income taxes - Effective with the closing of the Combination, Parco terminated its S corporation status. The earnings of United previously allocated to Fibers also became taxable income of GreenStone after consummation of the acquisition of Fiber's 50 percent interest in United. The pro forma adjustments reflect full taxation of profits throughout the periods presented.

ITEM 8.  DISAGREEMENT WITH ACCOUNTANTS

        None.

PART III

ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The Company's Board of Directors consists of six persons, four of whom are not employed by the Company. The following tables and accompanying text set forth certain information with respect to the directors, executive officers and key employees of the Company:

        Name                 Age                   Position
Eric M. Oganesoff            46     Chairman of the Board and Chief Executive Officer
Joel Tranmer                 51     President and Chief Operating Officer, Director
Al Collison                  47     Vice President
Steven A. Gerber             42     Executive Vice President
John R. Bernardi             38     Chief Financial Officer and Secretary
Richard L. Campbell          40     General Counsel, Director
Fred L. Prins                56     Director
William D. Phillips          42     Director
Donald C. Frueh              48     Director

Eric M. Oganesoff was elected chairman of the board and chief executive officer of the Company in May 1993. From 1989 to 1993, he was president of Washington Resources Group (WRG), a diversified company with several operating subsidiaries and venture investments. WRG is a subsidiary of the Washington Gas Company. From 1987 to 1993, Mr. Oganesoff was initially a vice president, then president and managing director of American Environmental Products, one of WRG's subsidiaries, a manufacturer of cellulose insulation, specialty fibers and various consumer products made from cellulose. During this time, Mr. Oganesoff was also president of several other subsidiary companies of WRG and responsible for its venture capital investment activities. In the early 1980's, Mr. Oganesoff served, pursuant to an executive appointment from the White House, as special assistant to the associate administrator of NASA. Mr. Oganesoff holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Masters in Business Administration from Southern Illinois University. He is also a registered professional engineer in the District of Columbia.

Joel Tranmer became a director of the Company in April 1994 and became president and chief operating officer in July 1994. From 1987 to 1994, he was the president and chief operating and executive officer of United Fibers, one of the companies acquired by the Company. In 1976, Mr. Tranmer founded Weathercheck Wood Fiber Products and was its president until its combination with Fibers, Inc. to form United Fibers in 1987. Prior to 1977, he held various management and technical positions at Technicon Medical Information Systems. Mr. Tranmer holds a Bachelor of Science degree in Mathematics from the University of California. He is also a member of the World Presidents' Organization.

Al Collison became vice president-retail of the Company in July 1994. Mr. Collison also serves as president of GreenStone Industries - Norfolk, Inc. (formerly Parco, Inc), a wholly-owned subsidiary of the Company. Mr. Collison was the founder of Parco, Inc. and has served as president of that company since 1976. Parco is one of the companies acquired by the Company. He also founded Northeast Nebraska Insulation, Inc. in 1975 and JVK, Inc., a real estate company, in 1978.

Steven A. Gerber was elected vice president of the Company on March 31, 1994 and executive vice president in June 1995. Mr. Gerber has over 20 years experience in the manufacture and sale of cellulose insulation and specialty fibers. From 1992 to 1993, he was vice president of American Environmental Products, a leading provider in the east of cellulose insulation, mulch and other specialty fibers. From 1989 to 1992, he was plant manager of a cellulose insulation manufacturing plant in Ohio for Fiber Chem, which was purchased by Louisiana Pacific Corporation in 1990. From 1985 to 1989, he was manager of production planning for Magnavox Industrial and Electronics Company. Prior to 1985, Mr. Gerber held various positions at Thermtron Products, a family owned manufacturer of cellulose based products. Mr. Gerber received a Bachelor of Arts degree in Business Management from St. Francis College.

John R. Bernardi was elected controller and secretary of the Company in July 1993 and chief financial officer in April 1994. From 1992 to 1993, he was controller of American Environmental Products. From 1990 to 1992, he was controller of Standard Supplies, Inc., a privately held industrial supplier and steel fabricator. From 1984 to 1990, he held various positions at Lydall, Inc. and related companies, including division controller and financial analyst in its mergers and acquisitions department. Mr. Bernardi holds a Bachelor of Science degree in Business Administration from the University of Rhode Island and a Masters in Business Administration from the University of Connecticut.

Richard L. Campbell has been general counsel and director of the Company since July 1993. Mr. Campbell has been the sole proprietor of Richard L. Campbell Associates, a law firm, since June 1995. He has been a principal in Mantis Holdings, Inc., a private environmental investment holdings company since June 1992, and was a partner in the law firm Of Campbell & Fleming, P.C. from June 1992 until June 1995, when he became of Counsel to such firm. Prior to June 1992, Mr. Campbell was a principal at the law firm of Fink Weinberger P.C. Mr. Campbell received his undergraduate degree from the University of Michigan, a Juris Doctorate from Wayne State University, and a Masters in Corporation Law from New York University.

Fred L. Prins, a director of the Company, is the founder of Prins Recycling Corp., a publicly traded secondary fibers recycler which he founded in January 1990. Mr. Prins co-founded Harmon Associates Corporation, a waste-management and recovery business in 1965. Mr. Prins served as sales and marketing manager from 1965 to 1973, vice president from 1973 to 1975, and president from 1975 to 1980, when Harmon was sold to Fort Howard Paper Company. Mr. Prins served as president of the Fort Howard Harmon Associates division from 1980 until 1985. Mr. Prins also acted as a consultant to

Webcraft Technologies in printing and material handling technologies from 1985 to 1987. In 1987, he joined Perry H. Koplik & Sons, a full service forest products company, as director of environmental affairs and also served as consultant to Browning Ferris Industries, a leading national waste disposal firm. Mr. Prins attended City College of New York and the University of Richmond in Business Administration.

William D. Phillips, a director of the Company, is a founding shareholder and chairman of the board of Supreme Alaska Seafoods, Inc., a privately held commercial seafood company which he co-founded in 1990. Mr. Phillips is a partner in the law firm of Oldaker, Ryan, Phillips & Utrecht where he specializes in international trade and legislative law issues. From 1986 to 1995, Mr. Phillips was of counsel to, or a partner in, the law firm of Hopkins and Sutter in its Washington, D.C. office. Mr. Phillips served as Chief of Staff to U.S. Senator Ted Stevens from 1982 to 1986. During this period, he also served as an advisor to the United States negotiating team for several bilateral and multilateral trade negotiations. Mr. Phillips received his Juris Doctorate from Georgetown University Law Center, completed graduate work at New College, Oxford in the United Kingdom, and received his bachelors degree in Economics from the University of Evansville.

Donald C. Frueh was elected as a director of the Company on March 5, 1996. Mr. Frueh is senior vice president and senior consultant for banking and corporate finance with The Ardmore Alliance, a financial advisory organization. From 1990 to 1995, Mr. Frueh was a senior vice president and senior credit officer for regional and national middle market groups of CoreStates Bank N.A. From 1970 to 1990 Mr. Frueh held various positions with First Pennsylvania Bank N.A. including senior vice president of both commercial credit and consumer credit areas. Mr. Frueh holds a Bachelor of Arts degree in Government and Law from Lafayette College and a diploma from the ABA Stonier Graduate School of Banking at Rutgers University. Mr. Frueh is an adjunct professor of finance at the Philadelphia College of Textiles and Sciences.


The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of two classes as nearly equal in size as possible, with staggered two-year terms. Messrs. Oganesoff, Tranmer and Phillips serve two-year terms until the 1996 Annual Meeting of Shareholders, while Messrs. Campbell and Prins serve two-year terms until the 1997 Annual Meeting of Shareholders. Mr. Frueh will also serve until the 1997 Annual Shareholders Meeting. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of the Company. The Company's Certificate of Incorporation and Bylaws provide broadly for indemnification of the officers and directors of the Company. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director in his or her capacity as a director. There are no family relationships among any member of Management or the Board of Directors. For a period of 36 months from the closing of the Offering, if permitted by the Company, H.J. Meyers & Co., Inc. (FKA Thomas James Associates, Inc.) may designate an observer to attend the meetings of the Board of Directors.

The Company has established audit and compensation committees. Messrs. Campbell, Prins, and Phillips are the current members of each of these committees. The Company has also established a stock option committee and appointed Messrs. Campbell, Oganesoff and Tranmer as members.

ITEM 10.  EXECUTIVE COMPENSATION

Information contained in the Company's definitive Proxy Statement for the Annual Meeting of Stockholders to be held May 15, 1996, is incorporated herein by reference.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information contained in the Company's definitive Proxy Statement for the Annual Meeting of Stockholders to be held May 15, 1996, is incorporated herein by reference.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information contained in the Company's definitive Proxy Statement for the Annual Meeting of Stockholders to be held May 15, 1996, is incorporated herein by reference.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits:

     Number                                 Description of Exhibit

3.1                   Restated Certificate of Incorporation of GreenStone Industries, Inc. (1)
3.2                   Form and Designation of Rights and Preferences of the Series A Preferred
                      Stock. (1)
3.3                   Bylaws of GreenStone Industries, Inc. (2)
3.4                   Designation of Rights and Preferences of the Series B Preferred Stock. (1)
3.5                   Certificate of Designations of Series C Convertible Preferred Stock. (3)
3.6                   Certificate of Designations of Series D Convertible Preferred Stock. (4)
4.1                   Form of Representative's Warrant Agreement. (1)
4.2                   Amended and Restated 1993 Stock Option Plan, including form of Stock Option
                      Agreement. (1)
4.3                   Form of Warrant Agreement (Public Warrants). (1)
4.4                   Form of Performance Options. (1)
10.1                  Employment Agreement between the Registrant and Eric Oganesoff. (1)
10.2                  Employment Agreement between the Registrant and Joel Tranmer. (1)
10.3                  Employment Agreement between the Registrant and Al Collison. (1)
10.4                  Employment Agreement between the Registrant and Steve Gerber. (1)
10.5                  Consulting Agreement between the Registrant and James Kean. (1)
10.6                  Non-Competition Agreements between the Registrant and James Kean. (1)
10.7                  Paper Supply Agreement between the Registrant and Valley Recycling, Inc. (2)
10.8                  Registration Rights Agreement. (1)
10.9                  Lease between the Registrant and JVK, Inc. (1)
10.10                 Lease between the Registrant and Superior Products Corporation. (1)
10.11                 Form of Loan and Security Agreement by and between CoreStates Bank, N.A. and the Registrant. (1)
10.11a                Amendment to Loan and Security Agreement between CoreStates Bank, N.A. and the
                      Registrant. (1)
10.12                 Real Property Purchase Agreement between the Registrant and JVK, Inc. (1)
10.13                 Form of Convertible Promissory Note in favor of James Kean (Purchase). (1)
10.14                 Secured Promissory Note in favor of Fibers, Inc. (Portland Facility). (1)

10.15                 Secured Promissory Note in favor of Joel Tranmer (Portland Facility). (1)
10.16                 Portland Note Pledge. (1)
10.17                 Portland Operating Agreement. (1)
10.18                 Subordinate Note dated October 3, 1994 from the Registrant to Washington
                      Resources Group, Inc. (1)
10.19                 Elkwood facility mortgage agreement with CoreStates.
10.20                 Subordinated Convertible Note in favor of Steven A. Moore. (3)
10.21                 Employment agreement with Steven A. Moore. (3)
10.22                 Employment agreement with Julie Moore. (3)
23.10                 Consent of Ernst & Young LLP, independent auditors.

      (1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 33 78654.

      (2)  Incorporated by reference to the Registrant's Annual Report on Form 10-KSB, for the year ended December 31, 1994, File No. 24504

      (3)  Incorporated by reference to the Registrant's Form 8-k dated July 21, 1995, File No. 24504

      (4)  Incorporated by reference to the Registrant's Form S-3 dated March 12, 1996, File No.
           33-32282

 (b) The following reports on Form 8-K were filed during the last quarter of 1995:

 Date of Report                    Description of Report
 --------------                    ---------------------
October 3,         Form 8-K filed with respect to Amendment No. 1 of
1995               form 8-K filed regarding the acquisition of Pacific Rim. The following financial statements were filed with the amendment.

                   FINANCIAL STATEMENTS OF STEVEN A. MOORE ENTERPRISES, INC.

                   Report of Independent Auditors
                   Balance Sheet as of December 31, 1994.
                   Statements of Income and Retained Earnings for the years ended December 31, 1994 and 1993.
                   Statements of Cash Flow for the years ended December
                   31, 1994 and 1993.
                   Notes to the Financial Statements.

                   PRO FORMA STATEMENTS OF GREENSTONE INDUSTRIES, INC. AND STEVEN A. MOORE ENTERPRISES, INC.

                   Pro forma Balance Sheet as of July 1, 1995.
                   Pro forma Statement of Operations for the six months ended July 1, 1995.
                   Pro forma Statement of Operations for the year ended December 31, 1994.
                   Notes to the Pro forma Financial Statements.

October 24,        Form 8-K filed with respect two press releases, one
1995               regarding the Company's receiving the Fleetwood Circle of
                   Excellence 1994-1995 Customer Satisfaction award and the other announcing the Company's Fort Wayne recycling program.

November 14, 1995 Form 8-K filed with respect to a press release regarding the Company's third quarter earnings.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENSTONE INDUSTRIES, INC.

By:      /s/  Eric Oganesoff                                March 29, 1996
         -----------------------------------------          ------------------
         Eric M.  Oganesoff                                 Date
         Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated:

            Signature                             Capacity                        Date

                                      Chairman of the Board,
                                      Chief Executive Officer
 /s/  Eric M. Oganesoff               (Principal Executive Officer)          March 29, 1996
 ---------------------------------                                        ---------------------
 Eric M. Oganesoff

                                      President, Chief Operating
 /s/  Joel Tranmer                    Officer, Director                      March 29, 1996
 ---------------------------------                                        ---------------------
 Joel Tranmer

                                      Chief Financial Officer,
                                      Secretary (Principal Financial
 /s/  John R. Bernardi                and Accounting Officer)                March 29, 1996
 ---------------------------------                                        ---------------------
 John R. Bernardi

 /s/  Richard L. Campbell             General Counsel, Director              March 29, 1996
 ---------------------------------                                        ---------------------
 Richard L. Campbell

 /s/  William D. Phillips             Director                               March 29, 1996
 ---------------------------------                                        ---------------------
 William D. Phillips

 /s/  Fred L. Prins                   Director                               March 29, 1996
 ---------------------------------                                        ---------------------
 Fred L. Prins

 /s/  Donald C. Frueh                                                        March 29, 1996
 ---------------------------------                                        ---------------------
 Donald C. Frueh                      Director

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10-QSB

                   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                      For the quarterly period ended September 28, 1996
                                 Commission File No. 0-24504

                           GREENSTONE INDUSTRIES, INC.
-------------------------------------------------------------------------------
     (Exact name of small business issuer as specified in its charter)

                 DELAWARE                                                  52-1827142
--------------------------------------------                  --------------------------------------
      (State or other jurisdiction of                            (I.R.S. Employer Identification
      incorporation or organization)                                         Number)




         6500 Rock Spring Drive, Suite 400, Bethesda, Maryland, 20817
-------------------------------------------------------------------------------
            (Address of principal executive offices)



                                 (301) 564-5900
-------------------------------------------------------------------------------
                         (Registrant's telephone number)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [ ].

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:
     Common Stock, $.001 par value, outstanding as of October 30, 1996:
     6,201,429 shares

                           GREENSTONE INDUSTRIES, INC.

                                      INDEX

     PART I.      FINANCIAL INFORMATION

     Item 1.      Consolidated Financial Statements:

                  Consolidated Balance Sheets:

                  September 28, 1996 (unaudited) and December 30, 1995 (audited)         3

                  Consolidated Statements of Operations (unaudited): Three
                  months ended September 28, 1996 and September 30, 1995
                  Nine months ended September 28, 1996 and September 30,
                  1995                                                                   5

                  Consolidated Statements of Cash Flows (unaudited):
                  Nine months ended September 28, 1996 and September 30, 1995            6

                  Notes to Consolidated Financial Statements (unaudited)                 7

     Item 2.      Management's Discussion and Analysis of Financial
                  Condition and Results of Operations                                    9

     PART II.     OTHER INFORMATION

     Item 1.      Legal Proceedings                                                     11

     Item 2.      Changes in Securities                                                 11

     Item 3.      Defaults Upon Senior Securities                                       11

     Item 4.      Submission of Matters to a Vote of Security Holders                   11

     Item 5.      Other Information                                                     11

     Item 6.      Exhibits and Reports on Form 8-K                                      11

     Signature                                                                          12

                           GREENSTONE INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              September 28,   December 30,
                                                                 1996            1995
                                                            --------------  ---------------
                                                             (Unaudited)
                                                                               >
Current assets

  Cash and cash equivalents                                  $1,271,431       $  275,697
  Accounts receivable net of allowance of $293,569 and
   $243,900 at September 28, 1996 and December 30, 1995,
   respectively                                               4,715,245        5,275,252
  Notes receivable                                              171,573          105,280
  Deferred income taxes                                         587,980          750,500
  Inventories (Note 2)                                        1,663,517        1,452,924
  Prepaid expenses and other assets                           1,047,348          688,487
                                                            --------------  ---------------
        Total current assets                                  9,457,094        8,548,140



Property, plant and equipment
  Property, plant and equipment at cost                      16,543,629       14,885,015
  Accumulated depreciation                                   (5,453,626)      (4,016,827)
                                                            --------------  ---------------
        Net property, plant and equipment                    11,090,003       10,868,188




Intangible assets, net                                        4,024,875        4,179,650
Deferred income taxes                                           381,576          381,576
Deposits                                                        378,265          519,547
Other noncurrent assets                                         162,870          169,537
                                                            --------------  ---------------
        Total assets                                        $25,494,683      $24,666,638
                                                            ==============  ===============

















          Accompanying notes are an integral part of these financial statements

                           GREENSTONE INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' EQUITY

         >
                                                              September 28,      December 30,
                                                                   1996              1995
                                                             --------------    ---------------
                                                              (Unaudited)
Current liabilities
  Accounts payable                                             $ 3,290,783        $ 3,891,086
  Accrued liabilities                                            1,002,559          1,115,896
  Deferred revenue                                                 187,290            257,479
  Line of credit                                                 1,080,000            594,500
  Current maturities of notes to related parties                   907,726          1,034,417
  Current maturities of long-term debt                             438,308            468,835
                                                             --------------    ---------------
        Total current liabilities                                6,906,666          7,362,213
Notes to related parties, less current maturities                1,833,984          2,561,043
Long-term debt, less current maturities                          5,336,082          5,474,280
                                                             --------------    ---------------
        Total liabilities                                       14,076,732         15,397,536

Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares
      authorized,
    Series A - 54,546 shares issued and outstanding at
       September 28, 1996 and December 30, 1995                        545                545
    Series B - 16,000 shares issued and outstanding at
       September 28, 1996 and December 30, 1995                        160                160
    Series C - 496,759 issued and outstanding at
       September 28, 1996 and December 30, 1995                      4,968              4,968
    Series D - 6,667 and 0 shares issued and
       outstanding at September 28, 1996 and December                   67                  -
       30, 1995, respectively
  Common Stock $.001 par value, 20,000,000 shares
      authorized, 6,173,438 and 5,481,561 issued and
      outstanding at September 28, 1996 and December                 6,173              5,482
      30, 1995, respectively
  Additional paid in capital                                    10,906,735          9,238,772
  Retained earnings                                                499,303             19,175
                                                             --------------    ---------------
           Total stockholders' equity                           11,417,951          9,269,102
                                                             ==============    ===============
           Total liabilities and stockholders' equity          $25,494,683        $24,666,638
                                                             ==============    ===============











       Accompanying notes are an integral part of these financial statements

                         GREENSTONE INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                   Three Months Ended               Nine Months Ended
                              September 28,     September     September 28,    September 30,
                                   1996         30, 1995           1996            1995
                              --------------  -------------   --------------  ---------------
Net sales                      $10,791,562    $10,961,963      $30,233,385      $28,935,847
Cost of sales                    6,668,332      8,257,417       18,704,150       21,309,193
                              --------------  -------------   --------------  ---------------
Gross profit                     4,123,230      2,704,546       11,529,235        7,626,654

Operating expenses
    Selling and distribution     1,865,897      1,718,876        5,005,152        4,790,352
    General and                  1,668,973      1,614,271        5,132,126        4,173,361
administrative

                              --------------  -------------   --------------  ---------------
Income (loss) from operations      588,360       (628,601)       1,391,957       (1,337,059)
Interest expense                   207,381        198,073          621,779          392,996
Other (income) expense             (19,143)       (6,919)          (23,421)          (8,981)
                              --------------  -------------   --------------  ---------------
Income (loss) before income        400,122       (819,755)         793,599       (1,721,074)
taxes

Income tax expense (benefit)       158,048              -          313,471         (352,554)
                              --------------  -------------   --------------  ---------------
Net income (loss)              $   242,074     $ (819,755)     $   480,128     $ (1,368,520)
                              ==============  =============   ==============  ===============

Net income (loss) per share    $      0.04     $    (0.14)     $      0.07     $      (0.25)
                              ==============  =============   ==============  ===============

Weighted average common
equivalent shares outstanding    6,892,452      5,705,860        6,832,331        5,368,968
                              ==============  =============   ==============  ===============




















         Accompanying notes are an integral part of these financial statements

                            GREENSTONE INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                  Nine Months Ended
                                                            September 28,    September 30,
                                                                1996             1995
                                                            -------------    -------------
OPERATING ACTIVITIES

Net income (loss)                                            $ 480,128       $(1,368,520)
Adjustments to reconcile net income to net cash provided
  by operations

    Depreciation and amortization                            1,620,811        1,222,141
    Provision for deferred income taxes                        162,520         (193,656)
    Provision for bad debts                                     49,669           74,151
    Loss on the sale of property, plant and equipment           52,211           37,317
    Change in operating assets and liabilities
        Receivables                                            444,045         (295,423)
        Inventories                                           (210,593)        (662,100)
        Prepaid expenses and other assets                     (210,912)         (20,274)
        Deferred revenue                                       (70,189)               -
        Accounts payable                                      (600,303)          89,462
        Accrued liabilities                                   (113,337)         596,123
                                                            -------------    -------------

Net cash provided  (used) by operating activities            1,604,050         (520,779)

INVESTING ACTIVITIES
Payments for businesses acquired, net of cash received         (83,539)        (323,247)
Expenditures for property, plant and equipment               (1,671,623)     (2,049,335)
Proceeds from the sale of assets                                15,100          164,963
                                                            -------------    -------------

Net cash used by investing activities                        (1,740,062)     (2,207,619)

FINANCING ACTIVITIES
Advances under short-term borrowings                         8,326,299        1,600,000
Repayment of short-term borrowings                           (8,655,732)              -
Borrowing under long-term debt                                 113,568          350,000
Repayment of long-term and related party debt                 (321,110)        (975,665)
Deferred debt issuance costs                                         -          (69,248)
Net proceeds from the sale of Preferred Stock                1,668,721                -
                                                            -------------    -------------
Net cash provided by financing activities                    1,131,746          905,087
                                                            -------------    -------------

Net increase (decrease) in cash and cash equivalents           995,734       (1,823,311)
Cash and cash equivalents at beginning of the period           275,697        1,823,311
                                                            -------------    -------------

Cash and cash equivalents at end of the period              $1,271,431       $         -
                                                            =============    =============









         Accompanying notes are an integral part of these financial statements

                            GREENSTONE INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

1.      ORGANIZATION AND BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 28, 1996 are not necessarily indicative of the results that may be expected for the year ended December 28, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in GreenStone's annual report on Form 10-KSB for the year ended December 30, 1995.

Principles of  Consolidation

The consolidated financial statements include the accounts of GreenStone Industries, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

2.      INVENTORIES

The components of inventory consist of the following:

                                         September 18,     December 30,
                                              1995            1995
                                         --------------- --------------
            Raw materials                   $1,116,800     $1,022,700

            Finished goods                     418,100        329,200

            Insulation equipment               128,600        101,100

                                         --------------- --------------
                                            $1,663,500     $1,453,000
                                         =============== ==============


3.      LONG-TERM DEBT

In March of 1996, the Company amended its $5,500,000 senior credit agreement, extending the maturity through December 1997, and amended certain other provisions including the financial covenants. The Company is required to maintain certain financial covenants pertaining to net worth, leverage, current ratio and interest coverage and currently is restricted from paying cash dividends. The Company has classified $4,000,000 under the amended credit agreement as a long-term liability, because it expects this amount to remain outstanding through September 28, 1997.

                           GREENSTONE INDUSTRIES, INC.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   (UNAUDITED)

4.      STOCKHOLDERS' EQUITY

In January of 1996, the Company sold 188,500 shares of Series D Convertible Preferred Stock for $10 per share through a private placement. The Series D Convertible Preferred Stock has no voting rights and accrues dividends of $0.70 per share, with no dividend accrued in the first year. Each share is convertible into the number of shares of Common Stock equal to the $10 face value per share divided by 80% of the average closing bid price of the Common Stock for the 15 days prior to the notice of conversion. As of September 28, 1996, 181,833 shares of the Series D Preferred Stock have been converted into 590,759 shares of Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS
                                   (UNAUDITED)

Three months ended September 28, 1996 compared with the three months ended September 30, 1995.

Net sales decreased $170,000, or 2%, to $10.8 million for the three months ended September 28, 1996 from $11.0 million for the three months ended September 30, 1995. The decrease results from lower sales from existing facilities and the recycling operation, which were offset by sales from insulation manufacturing companies acquired in 1995.

Gross profit increased $1.4 million, or 52%, to $4.1 million for the three months ended September 28, 1996 from $2.7 million for the three months ended September 30, 1995. As a percentage of net sales, gross profit increased to 38% for the three months ended September 28, 1996 from 25% for the three months ended September 30, 1995. The increase is due primarily to lower paper costs.

Selling and distribution expenses increased $147,000 or 9% to $1.9 million for the three months ended September 28, 1996 from $1.7 million for the three months ended September 30, 1995. The increase is due to higher costs associated with an increased marketing effort which were offset by lower transportation costs at existing facilities.

General and administrative expenses increased $55,000, to $1.7 million for the three months ended September 28, 1996 from $1.6 million for the three months ended September 30, 1995.

Interest expense increased $9,000, or 5%, to $207,000 for the three months ended September 28, 1996 from $198,000 for the three months ended September 30, 1995 as a result of additional debt related to capital expenditures and debt issued or assumed in connection with the 1995 acquisitions.

Income tax expense was $158,000 for the three months ended September 28, 1996. No tax provision was made for the same period of 1995 due to operating losses incurred.

As a result of the factors discussed above, net income increased approximately $1.0 million to $242,000 for the three months ended September 28, 1996 from a net loss of $820,000 for the three months ended September 30, 1995.

Nine months ended September 28, 1996 compared with the nine months ended September 30, 1995.

Net sales increased $1.3 million, or 4%, to $30.2 million for the nine months ended September 28, 1996 from $28.9 million for the nine months ended September 30, 1995. The increase results from sales contributed by companies acquired in 1995, which was partially offset by lower sales from existing facilities.

Gross profit increased $3.9 million, or 51%, to $11.5 million for the nine months ended September 28, 1996 from $7.6 million for the nine months ended September 30, 1995. As a percentage of net sales, gross profit increased to 38% for the nine months ended September 28, 1996 from 26% for the nine months ended September 30, 1995. The increase is due primarily to lower paper costs.

Selling and distribution expense increased $215,000, or 4%, to $5.0 million for the nine months ended September 28, 1996 from $4.8 million for the nine months ended September 30, 1995. Higher costs related to companies acquired in 1995 were partially offset by lower transportation costs at existing facilities.

General and administrative expenses increased $959,000, or 23%, to $5.1 million for the nine months ended September 28, 1996 from $4.2 million for the nine months ended September 30, 1995. The increase results from costs contributed by companies acquired during 1995 and expenses related to the Company's acquisition and growth strategy.

Interest expense increased $229,000, or 58%, to $622,000 for the nine months ended September 28, 1996 from $393,000 for the nine months ended September 30, 1995 as a result of additional debt related to capital expenditures and debt issued or assumed in connection with the 1995 acquisitions.

Income tax expense increased $666,000 to $313,000 for the nine months ended September 28, 1996 as compared to a benefit of $353,000 for the same period of 1995. The increase is attributable to higher income from operations.

As a result of the factors discussed above, net income increased $1.8 million to $480,000 for the nine months ended September 30, 1996 as compared to a net loss of $1.4 million for the nine months ended September 30, 1995.

Liquidity and Capital Resources

In January of 1996, the Company raised $1.7 million, net of related expenses, in a private placement of its Series D Convertible Preferred Stock. The Company will use the proceeds to partially fund future acquisitions and for general corporate purposes.

In March of 1996, the Company amended its senior credit facility with a commercial bank, extending the revolving line of credit through December of 1997.

The Company's working capital totaled $2.6 million as of September 28, 1996 and $1.2 million as of December 30, 1995. The increase in working capital results primarily from proceeds of the sale of Series D Convertible Preferred Stock.

Net cash provided by operations increased $1.1 million to $1.6 million for the nine months ended September 28, 1996 as compared to cash used of $521,000 for the same period of 1995. The increase is the result of higher earnings and changes in working capital during the second quarter of 1996.

Historically, the Company has financed its operations with internally generated funds, equity, and with working capital lines of credit for short-term financing needs. To date, the Company has been able to obtain additional financing for the operation of its business. Management believes that the funds on hand, including capital raised in January of 1996, together with expected operating cash flows, will provide the Company with adequate liquidity to operate its business for at least the next twelve months. However, the Company may seek to finance business expansion, including potential acquisitions, with additional borrowing arrangements or equity financing.

Material Agreements

The Company announced on September 10, 1996 that it has signed a non-binding letter of intent to be acquired by Louisiana-Pacific Corporation. Subsequently, on October 28, 1996, the Company signed a definitive merger agreement with Louisiana-Pacific Corporation. Under the terms of the agreement public shareholders of GreenStone will receive $5.25 per share in cash, while management and certain non-public shareholders will receive restricted securities of Louisiana-Pacific of the equivalent value. Closing of the acquisition is subject to regulatory filings and approval by the Company's shareholders, among other things.

                           GREENSTONE INDUSTRIES, INC.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        Not Applicable

ITEM 2. CHANGES IN SECURITIES

        Not Applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        Not Applicable

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        Not Applicable

ITEM 5. OTHER INFORMATION

        Not Applicable

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

        From 8-K

        September 17, 1996 - Form 8-K filed with respect to a press release regarding the signing of a letter of intent to be acquired by Louisiana-Pacific Corporation.

        October 31, 1996 - Form 8-K filed with respect to a press release regarding the signing of a definitive merger agreement with Louisiana-Pacific Corporation.

                           GREENSTONE INDUSTRIES, INC.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          GREENSTONE INDUSTRIES, INC.
                                          ------------------------------------
                                          (Registrant)






November 8, 1996                          /s/ John R. Bernardi
-------------------------------------     ------------------------------------
Date                                      John R. Bernardi
                                          Chief Financial Officer

                                          (Duly Authorized Officer and Principal
                                          Financial and Accounting Officer)

                          GREENSTONE INDUSTRIES, INC.
           PROXY--SPECIAL MEETING OF STOCKHOLDERS--DECEMBER 20, 1996
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned, a stockholder of GreenStone Industries, Inc. (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Messrs. Eric M. Oganesoff and John R. Bernardi, and each of them, proxies with full power of substitution, for and in the name of the undersigned to attend the Special Meeting of Stockholders of the Company to be held at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, on December 20, 1996 and any adjournment thereof and there to vote upon all matters specified in the notice of said meeting, as set forth on the reverse hereof, and upon such other business as may properly and lawfully come before the meeting, all shares of stock of said Company which the undersigned would be entitled to vote if personally present at said meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

1. For the proposed Merger of GreenStone Industries, Inc. with Louisiana-Pacific Corporation

   / / For  / / Against  / / Abstain

                 (Continued and to be signed on the other side)

All as described in the Proxy Statement dated November 15, 1996 receipt of which is hereby acknowledged.

                                           SIGNATURE ___________________________
                                           DATED ________________,1996
                                           SIGNATURE IF HELD JOINTLY ___________
                                           DATED ________________, 1996

                                           PLEASE SIGN EXACTLY AS YOUR NAME
                                           APPEARS HEREON. IF SIGNING AS
                                           ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                           TRUSTEE OR GUARDIAN, INDICATE SUCH
                                           CAPACITY. ALL JOINT TENANTS MUST
                                           SIGN. IF A PARTNERSHIP, PLEASE SIGN
                                           IN PARTNERSHIP NAME BY AUTHORIZED
                                           PERSON.

                                           THE BOARD OF DIRECTORS REQUESTS THAT
                                           YOU FILL IN, DATE AND SIGN THE PROXY
                                           AND RETURN IT IN THE ENCLOSED
                                           POSTPAID ENVELOPE.